UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Trimble Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TRIMBLE INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 2, 2017

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (“Annual Meeting”) of Trimble Inc. (the “Company”) will be held at 945 Stewart Drive, Sunnyvale, California 94085 in the Orion Conference Room, on Tuesday, May 2, 2017, at 5:30 p.m. local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To hold an advisory vote on approving the compensation for our Named Executive Officers.

3.	To hold an advisory vote on the frequency of holding a vote on approving the compensation for our Named Executive Officers.

4.	To ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the current fiscal year ending December 29, 2017.

5.	To approve amendments to the Company’s Amended and Restated 2002 Stock Plan, including to increase the number of shares authorized for issuance by 12,000,000.

6.	To approve amendments to the Company’s Amended and Restated Employee Stock Purchase Plan, including to extend the term of the plan.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on March 6, 2017 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to vote via the internet or by telephone or, if you requested to receive printed proxy materials, by mailing a proxy, in accordance with the detailed instructions on your proxy card. Any stockholder attending the meeting may vote in person even if such stockholder previously voted via the internet, by telephone or by returning a proxy.

As in prior years, we are using the U.S. Securities and Exchange Commission’s “notice and access” rules that allow companies to furnish proxy materials to their stockholders primarily over the internet. This means most of our stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet and vote online. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting, and help reduce the environmental impact of our Annual Meeting.

On approximately March 23, 2017, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also included instructions on how to receive a paper copy of our Annual Meeting materials, including the notice of Annual Meeting, proxy statement and proxy card. If you received your Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the internet, which are both available at http://investor.trimble.com/annuals.cfm.

Sunnyvale, California March 23, 2017	For the Board of Directors, Ulf J. Johansson Chairman of the Board

TRIMBLE INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

May 2, 2017

The enclosed proxy is solicited on behalf of the board of directors (“Board of Directors”) of Trimble Inc., a Delaware corporation (the “Company”), for use at the Company’s annual meeting of stockholders (“Annual Meeting”), to be held at 945 Stewart Drive, Sunnyvale, California 94085 in the Orion Conference Room, on Tuesday, May 2, 2017, at 5:30 p.m. local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Company’s principal executive offices are located at 935 Stewart Drive, Sunnyvale, California 94085. The telephone number at that address is (408) 481-8000.

A copy of the Company’s annual report on Form 10-K may be obtained by sending a written request to the Company’s Investor Relations Department at 935 Stewart Drive, Sunnyvale, California 94085. Full copies of the Company’s annual report on Form 10-K for the 2016 fiscal year, and proxy statement, each as filed with the Securities and Exchange Commission (“SEC”) are available via the internet at the Company’s web site at http://investor.trimble.com/annuals.cfm.

Stockholders may obtain directions to attend the Annual Meeting by contacting the Company by phone at (408) 481-8000.

General directions to the Annual Meeting are as follows:

From San Francisco:

Take U.S. Route 101 South toward San Jose; take exit 394 for Lawrence Expressway south; turn right on east Duane Ave; turn left at the traffic signal onto Stewart Drive and proceed to 945 Stewart Drive.

From San Jose:

Take U.S. Route 101 North to Lawrence Expressway; take exit 394 for Lawrence Expressway south; turn right on east Duane Ave; turn left at the traffic signal onto Stewart Drive and proceed to 945 Stewart Drive.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under the “notice and access” rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. As a result, on or about March 23, 2017, we mailed our stockholders a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the internet or by telephone. The Notice is not a proxy card and cannot be used to vote your shares.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help minimize the environmental impact of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Stockholders of record at the close of business on March 6, 2017 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 252,752,700 shares of common stock, $0.001 par value (“Common Stock”).

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attn: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the internet) or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting

Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. An automated system administered by the Company’s agent tabulates the votes.

Abstentions and broker non-votes are each included in the determination of the presence or absence of a quorum at the Annual Meeting. The required quorum is a majority of the shares outstanding on the Record Date. Abstentions and broker non-votes will be taken into account only for purposes of determining whether a quorum is present, and will not be taken into account in determining the outcome of Items 1 - 6.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting power with respect to that item and has not received instructions with respect to that item from the beneficial owner, despite voting on at least one other item for which it does have discretionary authority or for which it has received instructions. If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, under the rules that govern brokers who are record owners of shares that are held in street name for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. Items 1 - 3, 5 and 6 are non-routine matters. Item 4 is a routine matter.

A plurality of the votes cast will determine Item 1 (Election of Directors) and the advisory vote for Item 3 (Frequency of Say on Pay Advisory Vote). However, since this is an uncontested election of directors, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation to our Board of Directors, and within 90 days following the date of the Annual Meeting, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. Items 2, 4, 5 and 6 require the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting in person or by proxy on such item.

Voting via the Internet or by Telephone

Stockholders may vote by submitting proxies electronically either via the internet or by telephone or, if they request paper copies of the proxy materials, they may complete and submit a paper version of the proxy card. Please note that there are separate arrangements for voting via the internet and by telephone depending on whether shares are registered in the Company’s stock records directly in a stockholder’s name or whether shares are held in the name of a brokerage firm or bank. Detailed electronic voting instructions can be found on the Notice mailed to each stockholder.

In order to allow individual stockholders to vote their shares and to confirm that their instructions have been properly recorded, the internet and telephone voting procedures have been designed to authenticate each stockholder’s identity. Stockholders voting via the internet should be aware that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that will be borne solely by the individual stockholder.

Voting in Person

Registered Stockholders

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., Inc., you are considered to be the registered stockholder with respect to those shares. A Notice for registered stockholders was mailed directly to you by our mailing agent, Broadridge Investor Communications, Inc. Registered stockholders have the right to vote in person at the meeting.

Beneficial Stockholders

If your shares are held in a brokerage account or by another nominee, you are considered to be a beneficial stockholder of those shares. A Notice for beneficial stockholders was forwarded to you together with voting instructions. In order to vote in person at the Annual Meeting, beneficial stockholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares. Without a legal proxy, beneficial owners will not be allowed to vote in person at the Annual Meeting.

Solicitation of Proxies

The entire cost of this proxy solicitation will be borne by the Company. The Company has retained the services of Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to solicit proxies, for which services the Company has agreed to pay approximately $8,000 as well as a solicitation charge per stockholder in the event individual holders are solicited. In addition, the Company will also reimburse certain out-of-pocket expenses in connection with such proxy solicitation. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, or facsimile.

Deadline for Receipt of Stockholder Proposals for 2018 Annual Meeting

Stockholders are entitled to present proposals for action at future stockholder meetings of the Company if they comply with the requirements of the appropriate proxy rules and regulations promulgated by the SEC.

Proposals of stockholders which are intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2018 annual meeting of stockholders must be received by the Company at its principal executive offices (Attn: Corporate Secretary—Stockholder Proposals, Trimble Inc. at 935 Stewart Drive, Sunnyvale, California 94085) no later than November 23, 2017. Stockholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a stockholder proposal to the Company does not guarantee that it will be included in the Company’s applicable proxy statement.

In addition, if the Company is not notified at its principal executive offices of a stockholder proposal at least 45 days prior to the one year anniversary of the mailing of the Notice, which will be February 6, 2018, then such proposal shall be deemed “untimely” and, therefore, the proxy holders for the Company’s 2018 annual meeting of stockholders will have the discretionary authority to vote against any such stockholder proposal if it is properly raised at such annual meeting, even though such stockholder proposal is not discussed in the Company’s proxy statement related to that stockholder meeting.

Stockholders who wish to offer proposals at the Annual Meeting will be required to send notice to the Company with information concerning the proposal, the stockholder giving such notice, and any beneficial owner on whose behalf the proposal is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than January 2, 2018 and not later than February 1, 2018, except if the annual meeting for 2018 is called for a date earlier than April 2, 2018 or later than June 2, 2018, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2018 is mailed or the date the Company announces the date of the annual meeting for 2018, whichever occurs first. Stockholders who wish to nominate one or more candidates for election as a director will be required to send notice to the Company with the information and undertakings concerning the nominee, the stockholder giving such notice, and any beneficial owner on whose behalf the nomination is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than January 2, 2018 and not later than February 1, 2018, except if the annual meeting for 2018 is called for a date earlier than April 7, 2018 or later than May 27, 2018, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2018 is mailed or the date the Company announces the date of the annual meeting for 2018, whichever occurs first.

The proxy card provided in conjunction with this proxy statement, to be used in connection with the 2017 Annual Meeting, grants the proxy holder discretionary authority to vote on any matter otherwise properly raised at such Annual Meeting.

Note Regarding Reincorporation

The Company changed its name from Trimble Navigation Limited (the “California Predecessor”) and its state of incorporation from the State of California to the State of Delaware on October 1, 2016. References in this proxy to the Company shall also be deemed to refer to the California Predecessor where appropriate, including for example references to years of service in terms of eligibility under the employee stock purchase plan or for other benefits related to years of service.

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ITEM 1

ELECTION OF DIRECTORS

Nominees

A board of eight directors is to be elected at the Annual Meeting. The Board of Directors has authorized the nomination at the Annual Meeting of the persons named below as candidates. All nominees currently serve on the Board of Directors, except for Mr. Ekholm, who will not seek election and will be retiring from the Board effective as of the date of the Annual Meeting, May 2, 2017. The Company intends to adopt an amendment to the Company’s bylaws reducing the number of Company directors from nine to eight, which will become effective concurrent with Mr. Ekholm’s retirement.

Each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”) Marketplace Rules. Each of the director nominees listed below was elected to be a director at the Company’s 2016 annual meeting of shareholders.

The names of the nominees and certain information about them, as of the Record Date, are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Steven W. Berglund	65	President and Chief Executive Officer of the Company	1999
Merit E. Janow (3)	58	Dean of the Faculty, School of International and Public Affairs, Columbia University	2008
Ulf J. Johansson (2) (3)	71	Business Consultant	1999
Meaghan Lloyd	42	Partner and Chief of Staff of Gehry Partners, LLP	2016
Ronald S. Nersesian (1) (3)	57	President and Chief Executive Officer, Keysight Technologies	2011
Mark S. Peek (2)	59	Co-President, Workday, Inc.	2010
Nickolas W. Vande Steeg (1) (2)	74	Venture Capital Investor and Business Consultant	2003
Kaigham (Ken) Gabriel	61	President and Chief Executive Officer of The Charles Stark Draper Laboratory	2015
Retiring Director
Börje Ekholm (1)*	54	President and Chief Executive Officer of Ericsson	2015
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee
*	Mr. Ekholm is not being nominated for election as a director at the Annual Meeting, and will be retiring from the Board of Directors effective May 2, 2017.

Steven W. Berglund has served as president and chief executive officer of Trimble since March 1999. Prior to joining Trimble, Mr. Berglund was president at Spectra Precision, a group within

Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics and manufacturing and planning roles at Varian Associates. He began his career as a process engineer at Eastman Kodak. He attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. Mr. Berglund received his M.B.A. from the University of Rochester. He is a member of the board of directors of the Silicon Valley Leadership Group and a member of the board of trustees of World Educational Services. He is also a member of the construction sector board and the main board of the Association of Equipment Manufacturers. In December 2013, Mr. Berglund was appointed to the board of directors and compensation committee of Belden Inc., a global provider of end-to-end signal transmission solutions.

Mr. Berglund is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s business and operations, resulting from his service as director, president and chief executive officer of the Company since 1999. In addition, Mr. Berglund brings to the Board of Directors extensive industry experience.

Merit E. Janow was appointed to the Board of Directors in 2008. Professor Janow has been a professor at Columbia University’s School of International and Public Affairs (SIPA) since 1994. She has had a number of leadership positions at the University and became Dean of the Faculty at SIPA in July 2013. Previously, she directed the program in international finance and economic policy. Professor Janow regularly teaches advanced courses in international trade, World Trade Organization (WTO) law, and comparative antitrust at Columbia Law School, and international economic policy and China in the Global Economy at SIPA. She has published numerous articles and several books on international trade and economic matters. Professor Janow has had several periods of public service: she served as one of seven members of the WTO’s Appellate Body from 2003-2007, she served as the Executive Director of an international antitrust advisory committee to the attorney general from 1997-2000, and Deputy Assistant U.S. Trade Representative for Japan and China from 1990-1993. Professor Janow served on the board of directors of the Nasdaq Stock Markets LLC of the Nasdaq OMX Group from 2005-2016. Since 2001, Professor Janow has served on the board of directors of a cluster of the American Funds family comprising the Capital Income Builder (CIB) Fund, the World Growth and Income (WGI) Fund and the New Economy Fund (NEF). In 2007, she joined the board of another fund cluster of the American Funds family, the American Funds Insurance Series (AFIS), the American Fund Target Date Retirement Fund (AFTD) and the Fixed Income (FI) Fund. In June 2014, she joined the board of Mastercard. Professor Janow holds a B.A. in Asian Studies from the University of Michigan and a J.D. from Columbia Law School where she was a Stone Scholar.

Professor Janow is qualified to serve as director of the Company based on her extensive knowledge and experience in international trade and economics, which provide valuable insight to the Company given the global nature of its business. Professor Janow also brings to the Board of Directors significant investment management expertise through her experience serving on the boards of several mutual funds.

Ulf J. Johansson was appointed chairman of the board in 2007, and has served as a director of the Company since December 1999. Dr. Johansson is a Swedish national with a distinguished career in communications technology. Dr. Johansson currently serves on the board of directors of Telefonaktiebolaget LM Ericsson (“Ericsson”), a telecommunications company, and as chairman of Acando AB, a management and IT consultancy company. From 2012 until 2016, he was a member of the Governing Board of the European Institute of Innovation and Technology, an EU entity funding advanced technology development in Europe. From 1990 to 2005, Dr. Johansson served as chairman of

Europolitan Vodafone AB, a GSM mobile telephone operator in Sweden. From 1998 to 2005, Dr. Johansson served on the board of directors of Novo Nordisk A/S, a Danish pharmaceutical/life science company, and from 2005 until 2013, he served as chairman of its majority owners, the Novo Nordisk Foundation and Novo A/S. Dr. Johansson also currently serves on the boards of directors of several privately held companies. During 1998 to 2003 Dr. Johansson served as chairman of the University Board of Royal Institute of Technology in Stockholm and formerly also served as president and chief executive officer of Spectra-Physics AB, and executive vice president at Ericsson Radio Systems AB. Dr. Johansson received a Master of Science in Electrical Engineering, and a Doctor of Technology (Communication Theory) from the Royal Institute of Technology in Sweden.

Dr. Johansson is qualified to serve as director of the Company because of his significant industry knowledge and experience resulting from his service on the boards of several telecommunications companies. In addition, Dr. Johansson has considerable knowledge of the Company’s business and operations, having served as a member of the Board of Directors since 1999.

Meaghan Lloyd was appointed to the Board of Directors in 2016. Ms. Lloyd is the chief of staff and a partner at Gehry Partners, LLP, a full service architectural firm with extensive international experience in the design and construction of academic, museum, theater, performance, and commercial projects. Founded in 1962 in Los Angeles, California, Gehry Partners’ mission is to raise architecture to the level of art, while creating buildings that meet the project’s functional and budgetary needs. She has held this position since 2009. Prior to this, she was a designer working with Frank Gehry in the firm. In addition to her duties at Gehry Partners, she served as chief executive officer of Gehry Technologies, Inc., a cloud-based software and service company for the architectural, engineering and construction sectors, from 2013-2014. Ms. Lloyd received her Bachelor of Science in Architectural Studies from the University of Illinois, Champaign-Urbana and her Masters of Architecture from Yale University. She is a board member of Turnaround Arts California.

Ms. Lloyd is qualified to serve as a director of the Company because she brings a valuable combination of operational and project management expertise, and because of her significant industry knowledge and experience in the areas of architecture, construction and design, from her work with Gehry Partners, LLP.

Ronald S. Nersesian was appointed to the Board of Directors in November 2011. Mr. Nersesian is president and chief executive officer of Keysight Technologies, an electronic measurement company. From November 2012 to September 2013, he served as president and chief operating officer of Agilent Technologies. From November 2011 to November 2012, he served as Agilent Technologies’ executive vice president and chief operating officer. From March 2009 to November 2011, Mr. Nersesian served as president of Agilent’s Electronic Measurement group (EMG), and from February 2005 to March 2009, he served as the vice president and general manager of the Wireless Business Unit of EMG. Mr. Nersesian began his career in 1982 with Computer Sciences Corporation as a systems engineer for satellite communications systems. In 1984, he joined Hewlett-Packard’s New Jersey Division, and from 1987 through 1996 served in various management roles in the division, including marketing manager. In 1996, Mr. Nersesian joined LeCroy Corporation as vice president of worldwide marketing and corporate officer. He subsequently took on other senior management roles, including senior vice president and general manager of the company’s digital storage oscilloscope business. Mr. Nersesian rejoined Agilent in 2002 as vice president and general manager of the company’s Design Validation Division. Mr. Nersesian is also a member of Georgia Tech’s Advisory Board. Mr. Nersesian holds a bachelor’s degree in electrical engineering from Lehigh University and an MBA from New York University, Stern School of Business.

Mr. Nersesian is qualified to serve as director of the Company because of his strong business operational experience with technology companies and management expertise developed over three decades. This breadth of experience includes his current position as president and chief executive officer of Keysight Technologies. Mr. Nersesian has extensive experience in managing and growing international technology enterprises, which is directly relevant and valuable to the Company.

Mark S. Peek was appointed to the Board of Directors on March 9, 2010. Mr. Peek is the co-president of Workday, Inc., a leading provider of enterprise cloud applications for human resources, financial management and analytics. He has held this position since June 2015. Mr. Peek joined Workday in June 2012 as chief financial officer and served in that capacity until April 2016. From December 2011 to June 2012, Mr. Peek also served on the board of directors of Workday. Prior to joining Workday, Mr. Peek was president, business operations and chief financial officer of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as chief financial officer of VMware, Inc. From 2000 to 2007, Mr. Peek was senior vice president and chief accounting officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Mr. Peek received a B.S. in accounting and international finance from Minnesota State University.

Mr. Peek is qualified to serve as director of the Company because of his strong background and years of experience in accounting and financial management, including his position as chief financial officer at Workday, Inc., as well as his past service as chief financial officer at VMware and chief accounting officer at Amazon.com. In addition, Mr. Peek brings key financial expertise gained through his 19 years of experience at Deloitte.

Nickolas W. Vande Steeg was appointed vice chairman in 2007, and has served as a director of the Company since 2003. Mr. Vande Steeg served as president and chief operating officer of Parker Hannifin Corporation until March 2007, where he began his career in 1971. Mr. Vande Steeg currently is on the board of University College of Azusa Pacific University and serves on the board of directors of Wabtec Corporation, a supplier of products and services to the rail transportation industry. In 2013 Mr. Vande Steeg joined the board of directors of Gardner Denver, Inc. and in 2015 Mr. Vande Steeg joined the board of directors of Pacific Design Technologies, a private company, of which he is also an equity holder. Mr. Vande Steeg began his career at Deere & Company serving as an industrial engineer and industrial relations manager from 1965 to 1970. Mr. Vande Steeg received his B.S. in Industrial Technology from the University of California, Long Beach in 1968 and an M.B.A. from Pepperdine University in Malibu, California in 1985.

Mr. Vande Steeg is qualified to serve as director of the Company because he brings valuable operational and strategic expertise through his experience serving as president and chief operating officer of Parker Hannifin Corporation. In addition, Mr. Vande Steeg has considerable knowledge of the Company’s business and operations resulting from his service as a director of the Company since 2003.

Kaigham (Ken) Gabriel was appointed to the Board of Directors in 2015. Dr. Gabriel is the president and chief executive officer of The Charles Stark Draper Laboratory, an independent not-for-profit research institution that develops innovative technology solutions in the fields of national security, space, biomedical systems and energy. He has held that position since October 2014. Prior to that, Dr. Gabriel served as deputy director of the Advanced Technology and Projects (ATAP) group at Google from 2012 to 2014 and as corporate vice president at Google/Motorola Mobility. From 2009 to

2012, he was the deputy director, and then acting director, of the Defense Advanced Research Projects Agency (DARPA) in the Department of Defense. Between 2002 and 2009, Dr. Gabriel was the Co-Founder, Chairman and Chief Technology Officer of Akustica, a fabless semiconductor company that commercialized Micro Electro Mechanical Systems audio devices and sensors. Dr. Gabriel holds SM and ScD degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Dr. Gabriel is qualified to serve as director of the Company because of his strong background and experience in management in technology companies, including in his current position as president and chief executive officer of Draper Laboratory. Dr. Gabriel also brings deep technological expertise and knowledge of the industry to the Company.

Börje Ekholm was appointed to the Board of Directors in 2015. Since January 2017, Mr. Ekholm has served as president and chief executive officer of Ericsson. Between May 2015 and January 2017, Mr. Ekholm served as chief executive officer of Patricia Industries, a unit of Investor AB. Mr. Ekholm was president and chief executive officer of Investor AB from September 2005 to May 2015. Mr. Ekholm joined Investor AB in 1992 as an associate in the company’s corporate finance department. From 1995 to 1997, he founded and managed Novare Kapital, an early stage venture capital company owned by Investor AB. From 1997 until August 2005, he was responsible for all Private Equity Investment activities within Investor AB and was also head of Investor Growth Capital, Investor AB’s wholly owned venture capital arm. Mr. Ekholm was a member of Investor AB’s Management Group from 1997 to 2015. Mr. Ekholm is chairman of the board of Nasdaq and the KTH Royal Institute of Technology. Other board assignments include Alibaba Group and Ericsson. He also serves on the board of trustees at Choate Rosemary Hall. Mr. Ekholm has a Master of Business Administration from INSEAD, France and holds a Master of Science in Electrical Engineering from the Royal Institute of Technology in Stockholm.

Vote Required

Directors are currently elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Accordingly, the nominees receiving the highest number of “for” votes at the Annual Meeting will be elected as directors. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Pursuant to our majority voting policy, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation to our Board of Directors within five days following the certification of the election results. Within 90 days following the date of the Annual Meeting, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. We will then publicly disclose the determination of the Board of Directors. Abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present, but they will not be taken into account in determining the outcome of the election of directors.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the eight nominees named above. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be voted “for” the election of all eight director nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Recommendation of the Board of Directors:

The Board of Directors recommends that stockholders vote FOR the election of the above-named nominees to the Board of Directors.

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ITEM 2

ADVISORY VOTE ON APPROVING THE COMPENSATION FOR

OUR NAMED EXECUTIVE OFFICERS

This proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement. This proposal gives the Company’s stockholders the opportunity to approve, reject, or abstain from voting, with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.

The Say on Pay vote is a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. The Say on Pay vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management.

The Say on Pay vote allows our stockholders to express their opinions regarding the decisions of the Compensation Committee with respect to the 2016 compensation of the Named Executive Officers. Because the Say on Pay vote is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer, nor modify any terms of our existing compensation plans or awards. In addition, the Say on Pay vote will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors.

The Company is providing its stockholders with the opportunity to cast an advisory Say on Pay vote every year, until the next advisory vote on the frequency of such votes.

At the Company’s 2016 Annual Meeting of Shareholders, approximately 93% of the votes cast were in favor of the Say on Pay vote and our executive compensation program. In reviewing our executive compensation policies and practices since the vote, our Board of Directors and Compensation Committee have been mindful of the level of support that our stockholders expressed for our approach to executive compensation. Following their annual review of our executive compensation philosophy, the Board of Directors and Compensation Committee decided to retain our general approach to executive compensation, while introducing additional performance based elements in our long term equity incentives.

Your advisory vote will serve as an additional tool to help guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders. The Compensation Committee and the Board of Directors take into account the outcome of the vote as a part of their considerations in determining future compensation arrangements for our Named Executive Officers.

The Company and the Board of Directors believe that our compensation policies and practices for our Named Executive Officers are aligned with the long term interests of our stockholders because our policies emphasize pay for performance, and our mix of short and long term incentives provide a balance between the Company’s short-term goals and long term performance. As such, the Board of

Directors recommends a vote “For” the advisory approval of our compensation policies and practices as disclosed in this proxy statement.

Vote Required

Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting in person or by proxy on this proposal.

Recommendation of the Board of Directors:

The Company’s Board of Directors recommends a vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

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ITEM 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES

ON COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote on how often we should include a Say on Pay advisory vote on compensation for our Named Executive Officers, such as the one described in Item 2 above. Your vote on this Item 3 allows you to indicate whether you would prefer that we hold a Say on Pay advisory vote every one, two or three years.

The Board of Directors recommends that a Say on Pay advisory vote should continue to occur every year. The Board of Directors believes an annual Say on Pay advisory vote provides stockholders an opportunity to voice their opinion on an important subject, executive compensation, each year. This annual stockholder engagement will allow the Board of Directors to be most responsive to stockholders as compared to a vote every second or third year. Approximately 90 percent of the companies in the S&P 500 have an annual Say on Pay advisory vote. For these reasons, the Board of Directors recommends that you vote to hold an advisory vote on the frequency of a Say on Pay vote for the compensation of our Named Executive Officers every year.

The proposal in this Item 3 is advisory in nature. As a result, it will not be binding on our Board of Directors, the Compensation Committee, or the Company. However, your advisory vote, and the outcome of the vote on this proposal, will serve as an additional tool to guide the Board of Directors when they determine the frequency of the Say on Pay advisory vote.

Vote Required

A plurality of the votes cast on this proposal will determine our stockholders’ preferred frequency for holding future advisory votes on executive compensation, which means that the option for holding an advisory vote every 1 year, 2 years, or 3 years receiving the greatest number of votes will be considered the preferred frequency of the stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote to hold an advisory vote on compensation for our Named Executive Officers every year.

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ITEM 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors intends to appoint Ernst & Young LLP (“EY”) as the Company’s independent auditors, to audit the financial statements of the Company for the current fiscal year ending December 29, 2017. EY has been the Company’s independent auditor since 1986. The Company anticipates that a representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Principal Accounting Fees and Services

Audit Fees and Non-Audit Fees

The following table presents fees billed by EY for professional audit services rendered for the audit of the Company’s annual financial statements for the years ended December 30, 2016 and January 1, 2016, and fees billed by EY for other services rendered during those periods (in thousands).

Category	Fiscal Year Ended December 30, 2016	Fiscal Year Ended January 1, 2016
Audit Fees	$5,401	$5,779
Audit-Related Fees (1)	$25	$33
Tax Fees (2)
Tax Compliance	$399	$481
Tax Planning & Tax Advice	$537	$304
Total Tax Fees	$936	$785
All Other Fees (3)	$2	$16
(1)	Represents compliance program assessment, accounting consultation and advisory services performed by the Company’s auditors.
(2)	Represents various tax compliance and filing services with respect to U.S. and international tax matters, as well as tax planning advice related to acquisitions, integration activities and general matters.
(3)	Represents conflict minerals advisory services and subscription to EY’s accounting research tool.

Audit Committee Pre-Approval of Policies and Procedures

The Audit Committee is responsible for appointing, approving the plan for audit and related services and fees, and overseeing the work of the independent auditor. The Audit Committee has established a pre-approval procedure for all audit and permissible non-audit services to be performed by EY. The pre-approval policy requires that requests for services by the independent auditor be submitted to the Company’s chief financial officer (“CFO”) for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval of services at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services. All permissible non-audit services performed by EY were approved by the Audit Committee.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining EY’s independence.

Vote Required

Ratification of the appointment of EY as the Company’s independent auditor for the current fiscal year ending December 29, 2017, will require the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting either in person or by proxy on this proposal. In the event that such ratification by the stockholders is not obtained, the Audit Committee and the Board of Directors will reconsider such selection.

Recommendation of the Board of Directors:

The Company’s Board of Directors recommends a vote FOR the ratification of the appointment of EY as the independent auditors for the Company for the current fiscal year ending December 29, 2017.

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ITEM 5

APPROVAL OF AMENDMENTS

TO THE AMENDED AND RESTATED 2002 STOCK PLAN

The Board of Directors is seeking stockholder approval of amendments to the Amended and Restated 2002 Stock Plan (“2002 Stock Plan”), including an increase in the number of shares of Common Stock available for issuance thereunder by 12,000,000 shares, for an aggregate of 74,570,248 shares.

The amendments to the 2002 Stock Plan reflect the Company’s philosophy that stock incentives are an important and meaningful component of employee compensation, which enables the Company to attract the best available candidates and to ensure that its experienced and qualified employees, the Company’s most significant asset, are appropriately recognized, rewarded, and are encouraged to stay with the Company and help it grow, thereby increasing stockholder value.

The Board believes that the amendments are in the best interests of the Company, its stockholders, and its employees and, at the Annual Meeting, the stockholders are being asked to approve the amendments to the 2002 Stock Plan, including the increase to the number of shares of Common Stock available for issuance under the 2002 Stock Plan. In the event that such stockholder approval is not obtained, then the amendments to the 2002 Stock Plan other than the proposed share reserve increase will remain in effect.

Material Changes to the 2002 Stock Plan

The following highlights the material changes to the 2002 Stock Plan.

•

The 2002 Stock Plan has been amended to increase the number of shares of Common Stock available for the grant of options and awards thereunder by 12,000,000 shares, subject to stockholder approval of this Item 5.

•	All options and awards granted under the 2002 Stock Plan may be subject to recoupment under any clawback policies adopted by the Company.

•

The 2002 Stock Plan has been amended to impose a limit on the value of awards that may be granted under the 2002 Stock Plan to a non-employee director in a calendar year, up to a maximum grant date fair value of $750,000.

Key Considerations

The 2002 Stock Plan is the Company’s only employee equity plan from which grants are currently made (other than its Employee Stock Purchase Plan), and as of December 30, 2016, we had approximately 6.2 million shares remaining for issuance pursuant to new awards under the 2002 Stock Plan. The number of shares available accounts for the maximum number of shares of common stock that can be issued under the terms of PSU awards that were outstanding as of December 30, 2016. The available reserve of the 2002 Stock Plan would be 7.7 million shares as of December 30, 2016 if calculated by deducting the probable number of shares that will be issued under the terms of outstanding PSU awards.

In determining the number of additional shares of Common Stock to allocate to the 2002 Stock Plan, the Board considered various factors, including potential dilution, industry plan cost standards, historical grant practices and anticipated equity compensation needs, as well as information and guidelines from proxy advisory firms. The table below summarizes our equity grant practices during the most recent three fiscal years (shares in thousands).

Fiscal Year	Basic Weighted Average Shares Outstanding	PSUs and RSUs Granted (1)	Stock Options Granted	Adjusted Gross Burn Rate (1)
2016	250,523	2,134	45	2.15%
2015	255,757	2,092	123	2.10%
2014	260,103	1,404	1,467	1.91%
(1)	Adjusted gross burn rate is calculated under the methodology recommended by Institutional Shareholder Services, and counts each RSU and PSU granted as 2.5 shares. PSUs included in the table above the reflect the target number of shares granted during each fiscal year.

In reviewing our historical grant practices, we determined that we have issued approximately 60.9 million shares, net of cancellations, under the 2002 Stock Plan between its inception and December 30, 2016. Excluding the effect of our share counting rules (whereby every share subject to a full value award was counted as 1.69 shares (1.50 between March 2009 through January 2012), we have issued 54.8 million shares since the inception of the 2002 Stock Plan and 7.3 million in the last three fiscal years.

Based on a review of our historical and projected grant practices, we believe that the new shares requested for use under the 2002 Stock Plan will meet the Company’s equity grant needs for approximately 3 years. The 3 year projected duration of the share reserve increase takes into consideration the fungible share counting methodology as well as the maximum number of shares that can be issued under the terms of PSU awards granted under the 2002 Stock Plan. The shares reserved may, however, last for more or less than 3 years depending on currently unknown factors, such as the number of grant recipients, including the Company’s hiring needs, future grant practices, and the Company’s share price.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under all of our active equity plans (excluding our Employee Stock Purchase Plan) as of December 31, 2016 (shares in thousands):

Options Outstanding	7,643
Weighted Average Exercise Price of Outstanding Options	$24.60
Weighted Average Remaining Term of Outstanding Options	2.70
Non-Vested Time and Performance Vesting Restricted Stock Units Outstanding	4,697
Shares Available for Future Grant (1):
2002 Stock Plan (2)	6,206
(1)	The Company’s 1992 Stock Bonus Plan is still in effect, but has fewer than one thousand shares available; we do not anticipate making grants from the 1992 Stock Bonus Plan in the future.
(2)	The 2002 Stock Plan includes a fungible share counting methodology in which full value awards are debited from the available reserve as 1.69 shares for every one share granted. The available reserve disclosed above deducts the maximum number of shares that can be earned under the terms of outstanding PSU awards. The available reserve would be 7.7 million shares as of December 30, 2016 if calculated by deducting the probable number of shares that will be issued under the terms of outstanding PSU awards.

Key Terms of the 2002 Stock Plan at a Glance

The following is a summary of the key provisions of the 2002 Stock Plan, as amended and restated.

Plan Term:	The 2002 Stock Plan, as most recently amended and restated, will become effective on the date the stockholders approve the 2002 Stock Plan and will continue in effect until terminated by the Board.
Eligibility:

Employees, directors and consultants of the Company and employees and consultants of any of the Company’s parent or subsidiary companies may be granted nonstatutory stock options and awards under the 2002 Stock Plan. Incentive stock options may be granted only to the Company’s employees and to employees of any of the Company’s parent or subsidiary companies.

Shares Available for Awards:

The maximum aggregate number of shares that may be awarded or optioned and delivered under the 2002 Stock Plan is 62,570,248 shares, subject to adjustment in the event of certain changes in the capitalization of the Company. If this Item 5 is approved by the stockholders, 18,206,317 million shares will be available for the grant of new options and awards under the 2002 Stock Plan (based on awards granted through December 30, 2016). The

2002 Stock Plan includes a fungible share counting methodology in which full value awards are debited from the available reserve as 1.69 shares for every one share granted. The number of shares available, however, assumes the maximum number of shares of common stock that can be issued under the terms of PSU awards that were outstanding as of December 30, 2016. The available reserve under the 2002 Stock Plan would increase by 1.5 million shares as of December 30, 2016 if it were calculated by deducting the probable number of shares that will be issued under the terms of outstanding PSU awards.
Award Types:	(1) Options (2) Stock Appreciation Rights (SARs) (3) Restricted Stock Awards (4) Restricted Stock Units (including performance based awards) (5) Other Stock-Based Awards
Award Terms:	Options and stock appreciation rights will have a term of no longer than ten years.
ISO Limits:	No more than the maximum number of shares of Common Stock reserved for issuance may be granted as incentive stock options under the 2002 Stock Plan.
162(m) Limits:

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) requires, among other things, that the maximum number of shares of Common Stock awarded to an individual must be approved by the stockholders in order for the awards granted under the 2002 Stock Plan to be qualified as performance-based compensation that will not be subject to the one million dollar (US$1,000,000) limitation on tax deductibility for compensation paid to certain specified executive officers. Accordingly, the 2002 Stock Plan limits individual awards as follows:

(1) no service provider may be granted, in any Company fiscal year, an aggregate amount of options or awards that cover more than 1,200,000 shares of Common Stock;

(2) however, in connection with such individual’s initial service with the Company, he or she may be granted an aggregate amount of options or awards that cover up to an additional 1,800,000 shares of Common Stock.

Non-Employee Director Limit:	The grant date fair value of awards that may be granted to any non-employee director during a calendar year may not exceed $750,000.

Not Permitted:

The following are not permitted under the 2002 Stock Plan:

(1) Repricing—Unless approved by the stockholders, the 2002 Stock Plan does not permit repricing or reducing the exercise price of an underwater option or SAR, or exchanging underwater options or SARs for (i) a new option or SAR with a lower exercise price, (ii) a cash payment or (iii) any other award.

(2) Automatic Vesting Acceleration Upon Change in Control—The 2002 Stock Plan does not provide for automatic vesting acceleration upon a change in control.

(3) Recycling of Shares Subject to Options/RSUs/SARs—The 2002 Stock Plan does not allow shares to be added back to the number of shares available for issuance when (i) shares subject to an option are surrendered in payment of the option exercise price, (ii) shares are surrendered to satisfy any tax withholding obligation with respect to an option, RSU or SAR, (iii) shares are not issued as a result of a net settlement of a RSU or SAR, and (iv) shares are reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

Summary of the 2002 Stock Plan

The essential features of the 2002 Stock Plan are summarized below. This summary does not purport to be a complete description of all the provisions of the 2002 Stock Plan, and is subject to and qualified in its entirety by reference to the complete text of the 2002 Stock Plan, a copy of which is attached to this Proxy Statement as Appendix A.

General

The purpose of the 2002 Stock Plan is to help the Company attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Company’s employees, directors and consultants and the employees and consultants of the Company’s parent and subsidiary companies and to promote the success of the Company’s business. Options granted under the 2002 Stock Plan may be either incentive stock options or nonstatutory stock options. In addition, the 2002 Stock Plan allows the granting of restricted stock units, performance-based restricted stock units, restricted stock awards, dividend equivalents, stock appreciation rights, either in connection with an option grant or as stand-alone awards, or other stock-based awards.

Administration

The 2002 Stock Plan may generally be administered by the Board of Directors or a designated committee (the “Administrator”). A designated committee may be comprised entirely of individuals who meet the qualification referred to in Section 162(m) of the Code or Rule 16b-3 under the U.S. Securities Exchange Act of 1934. Consistent with the terms of the 2002 Stock Plan, the Administrator may make any determinations deemed necessary or advisable for the 2002 Stock Plan. The Administrator’s decisions will be final and binding on all participants under the 2002 Stock Plan.

In order to comply with, or recognize differences in, the laws in other countries in which the Company and its affiliates operate or have eligible service providers, the Administrator has the authority, among other powers, to determine which affiliates will be covered by the Plan, modify the terms and conditions of option and other awards to facilitate compliance with non-US laws, and establish sub-plans for participants outside of the U.S.

Eligibility

Nonstatutory stock options and stock awards may be granted to the Company’s employees, directors and consultants and to employees and consultants of any of the Company’s parent or subsidiary companies. Incentive stock options may be granted only to the Company’s employees and to employees of any of the Company’s parent or subsidiary companies. The Administrator, in its discretion, but subject to the terms of the 2002 Stock Plan, selects which of the Company’s employees, directors and consultants to whom options or awards may be granted, the time or times at which such options or awards shall be granted, and the exercise or purchase price, number of shares and other terms and conditions subject to each such grant.

As of March 3, 2017, approximately 6,429 persons were in a class of persons eligible to participate in the 2002 Stock Plan.

Shares Issuable under the 2002 Stock Plan

Subject to adjustment upon the occurrence of certain changes in capitalization, the maximum aggregate number of shares that may be awarded or optioned and delivered under the 2002 Stock Plan is 62,570,248 shares. The Board of Directors has amended the 2002 Stock Plan, subject to stockholder approval of this Item 5, to increase the maximum aggregate number of shares that may be issued under the 2002 Stock Plan by 12,000,000 shares to 74,570,248 shares.

Any shares that are subject to options or stock appreciation rights shall be counted against this limit as one (1) share for every one (1) share granted. Any shares that are subject to any Awards other than options or stock appreciation rights or other awards for which awardees pay full value (as determined on the date of the grant) shall be counted against this limit as 1.69.

If an award or option expires, is canceled or forfeited or becomes unexercisable without having been exercised in full or otherwise settled in full, or is settled in cash, the undelivered shares that were subject to the award will become available for future awards or options. Any shares that become available for the grant of awards or options as described in the foregoing sentence will be added back in accordance with the following: (i) if the shares were subject to option or stock appreciation rights, shares will be added back as 1 share for every share subject to the option or stock appreciation right and (ii) if the shares were subject to an award other than an option or stock appreciation right, shares will be added back as 1.69 shares for every share subject to the award.

The following will not be added to the shares authorized for grant: (x) shares subject to an option surrendered in payment of the option exercise price, or to satisfy any tax withholding obligation with respect to an option or stock appreciation right, (y) shares that are not issued as a result of a net settlement of a restricted stock unit or stock appreciation right, and (z) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

The shares issuable under the 2002 Stock Plan may be authorized, but unissued, or reacquired Common Stock, and all such shares may be granted as options, restricted stock awards, restricted stock units (including performance-based restricted stock units), stock appreciation rights or other stock-based awards.

Terms of Options and Awards

Each option or award under the 2002 Stock Plan is evidenced by an agreement between the Company and the optionee or awardee, as applicable, and is subject to the following terms and conditions, but other specific terms may vary.

Options/Stock Appreciation Rights. The Administrator may grant options and Stock Appreciation Rights (or SARs) under the 2002 Stock Plan. The Administrator will determine the exercise price, vesting conditions, exercisability period and all other terms subject to the following conditions. A SAR gives an awardee the right to receive a payment, equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised, over the exercise price of the shares. Awardees may exercise all or a specified portion of the SAR, to the extent then exercisable pursuant to its terms, and to receive from the Company an amount equal to the product of (i) the excess of (A) the fair market value of the shares on the exercise date over (B) the exercise price of the SAR and (ii) the number of shares with respect to which the SAR is exercised, subject to any limitations the Administrator may impose.

Exercise Price of Options/SARs. The Administrator determines the exercise price of options and SARs at the time the options or SARs, as applicable, are granted. The exercise price of options and SARs may not generally be less than 100% of the fair market value of Common Stock on the date such option or SAR, as applicable, is granted. However, the exercise price of an incentive stock option granted to a holder of more than ten percent (10%) of the total combined voting power of all classes of the Company’s shares may not be less than 110% of the fair market value on the date such option is granted. The fair market value of Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the date the option is granted. As of March 3, 2017 the fair market value of a share of Common Stock was $31.80.

Exercise of Options/SAR; Form of Consideration. The Administrator determines when options and SARs become vested and exercisable, and may, in its discretion, accelerate the vesting or exercisability of any outstanding option or SAR. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2002 Stock Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock (with some restrictions), cashless exercises, reduction in any Company liability the Company may owe to an optionee, shares of Common Stock withheld by the Company that are otherwise issuable in connection with the exercise of the option (with the consent of the Administrator), any other form of consideration permitted by applicable law, or any combination thereof.

Term of Option/SAR. The term of an option or SAR under the 2002 Stock Plan may be no more than ten (10) years from the date of grant. However, in the case of an incentive stock option granted to a holder of more than ten percent (10%) of the total combined voting power of all classes of the Company’s shares, the term of the option may be no more than five (5) years from the date of grant. No option or SAR may be exercised after the expiration of its term.

Termination of Service. If an optionee’s service relationship with the Company terminates for any reason (excluding death or disability), then, unless the Administrator provides otherwise, the optionee may generally exercise the option within three (3) months of such termination to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee’s service relationship with the Company terminates due to the optionee’s death or disability or if the optionee dies within thirty (30) days of ceasing to be a service provider, then, unless the Administrator provides otherwise, the optionee or the optionee’s personal representative, estate, or the person who acquires the right to exercise the option by bequest or inheritance, as the case may be, generally may exercise the option, to the extent the option was vested on the date of termination, within twelve (12) months from the date of such termination. Unless otherwise provided in the award agreement, if an awardee’s service relationship with the Company is terminated for any reason, all unvested shares covered by the award are forfeited. The terms applicable to a SAR upon the termination of an awardee’s service relationship will be determined by the Administrator and be set forth in the agreement evidencing the SAR.

Restricted Stock Awards. The Administrator may grant restricted stock awards under the 2002 Stock Plan. The Administrator will determine the vesting conditions, the purchase price, if any, and any other restrictions on transferability of the shares subject to restricted stock awards. Unless otherwise provided in the award agreement, awardees will have full voting rights and be entitled to regular cash dividends, if any, with respect to the shares subject to a restricted stock award.

Restricted Stock Units. The Administrator may grant restricted stock units under the 2002 Stock Plan. The Administrator will determine the time or times at which restricted stock units vest, and any other conditions on which vesting will occur. Awardees are entitled to receive restricted stock units without payment of any consideration to the Company, unless otherwise required by applicable law. Unless otherwise provided in the award agreement, awardees will have full voting rights and be entitled to regular cash dividends, if any, with respect to the shares issued pursuant to an award upon the settlement of such awards. At the Company’s option, a restricted stock unit may be settled in shares, cash, or a combination thereof.

Performance-Based Awards. Awards, other than options and SARs, which are granted under the 2002 Stock Plan, may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Section 162(m) of the Code for awards intended to qualify as performance-based compensation thereunder. To the extent that performance conditions under the 2002 Stock Plan are applied to awards intended to qualify as performance-based compensation under Section 162(m) of the Code for a given performance period, such performance conditions will utilize one or more objective measurable performance goals as determined by a committee of the Board at the time of grant. The performance criteria that may be used to establish such performance goals include the following: earnings or net earnings (either before or after interest, taxes, depreciation and/or amortization), economic value-added, sales or revenue, income, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on assets or net assets, return on stockholders’ equity, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, market share, new products, customer penetration, technology and risk management, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Other Awards. The Administrator is authorized under the 2002 Stock Plan to make any other award to an eligible individual that is not inconsistent with the terms of the 2002 Stock Plan and that may involve the issuance of shares or the granting of rights with the value thereof derived from the value of shares.

General Terms Applicable to All Option and Awards

Non-transferability. Incentive stock options granted under the 2002 Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee. Other awards granted under the 2002 Stock Plan are also not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee, unless the Administrator determines otherwise.

Clawback/Recoupment. All options and awards granted under the 2002 Stock Plan will be subject to recoupment under any clawback policy the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as required by applicable laws, or as deemed necessary or appropriate by the Administrator in view of applicable laws, governance considerations or industry best practices.

Dividend Equivalents. The Administrator may determine at the time of grant whether awards will provide for dividend equivalent rights. Dividend equivalent rights granted with respect to an awards that vest based on achievement of performance goals will either (i) not be paid or credited or (ii) be accumulated and be subject to restrictions and risk of forfeiture to the same extent that the shares underlying the award are subject.

Other Provisions. The option or award agreement may contain other terms, provisions and conditions not inconsistent with the 2002 Stock Plan as may be determined by the Administrator.

Limitations

Code Section 162(m) Limitations. The 2002 Stock Plan provides that no service provider may be granted, in any Company fiscal year, an aggregate amount of options or awards intended to be qualified performance-based compensation that cover more than 1,200,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual’s initial service with the Company, he or she may be granted an aggregate amount of options or awards that cover up to an additional 1,800,000 shares of Common Stock. These limits are subject to appropriate adjustments in the case of stock splits, reverse stock splits and the like.

Non-Employee Director Limitations. The grant date fair value of awards granted under the 2002 Stock Plan to a non-employee director during a calendar year shall not exceed $750,000, determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto.

Adjustment Upon Changes in Capitalization

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other of the Company’s securities, or other change in the Company’s corporate structure affecting the Common Stock or their value occurs, then the Administrator will make proportional adjustments to (i) the number and class or kind of shares that may be delivered under the 2002 Stock Plan, (ii) the number, class or kind, and price of shares covered by each outstanding option or award, and (iii) the numerical limits applicable to individuals. A regular cash dividend that does not affect the shares or the value of the shares will not result in the proportional adjustments described in the foregoing sentence.

In the event of a liquidation or dissolution, any unexercised options and unvested awards will terminate. The Administrator may, in its sole discretion, provide that each optionee shall have the right to exercise all or any part of an option, including shares as to which the option would not otherwise be exercisable. The Administrator may provide that the vesting of an award will accelerate at any time prior to such transaction.

In connection with the merger of the Company with or into another corporation or the Company’s “change in control,” as defined in the 2002 Stock Plan, each outstanding award or option shall be assumed or an equivalent award or option substituted by the successor corporation.

If the successor corporation refuses to assume the options or awards or to substitute substantially equivalent options or awards, the optionee shall have the right to exercise the option as to all the optioned stock, including shares not otherwise vested or exercisable, and in the case of an award, the Administrator shall provide for the acceleration of the award. In such event, with respect to options, the Administrator shall notify the optionee that the option is fully exercisable for fifteen (15) days from the date of such notice and that the option terminates upon expiration of such period. If, in such a merger or change in control, an award or option is assumed or an equivalent award or option is substituted by such successor corporation, and if during a one-year period after the effective date of such merger or change in control, the optionee’s or awardee’s status as a service provider is terminated for any reason other than the optionee’s or awardee’s voluntary termination of such relationship, then (i) in the case of an option, the optionee shall have the right within three (3) months thereafter to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable, effective as of the date of such termination and (ii) in the case of an award, the award shall be fully vested as of the date of such termination.

Amendment and Termination of the 2002 Stock Plan

The Board of Directors may amend, alter, suspend or terminate the 2002 Stock Plan, or any part thereof, at any time and for any reason. However, the Company will obtain shareholder approval for any amendment to the 2002 Stock Plan to the extent necessary and desirable to comply with applicable laws. Additionally, unless the Company obtains prior shareholder approval, the Administrator may not amend any option or stock appreciation right to reduce its exercise price to below the per share fair market value as of the date the award was granted, or agree to grant options, another award or cash in exchange for participants agreeing to cancel outstanding options or stock appreciation rights at any time when the then-current fair market value of a share is less than the fair market value of a share on the date that the outstanding option or stock appreciation right was granted where the economic effect would be the same as reducing the exercise price of the cancelled option or stock appreciation right. No action by the Board or stockholders may alter or impair any option or award previously granted under the 2002 Stock Plan without the written consent of the optionee or awardee except for amendments made or other actions taken to address potential Code Section 409A violations or where the Administrator determines is required or desirable to facilitate compliance with applicable laws.

The 2002 Stock Plan, as most recently amended and restated to include the changes described in this Item 5, has been adopted by the Board on March 15, 2017, with the proposed share reserve increase subject to approval by the stockholders of the Company within twelve (12) months after such date. No incentive stock options may be granted under the 2002 Stock Plan after the tenth (10th) anniversary of the date the amendment and restatement of the 2002 Stock Plan is approved by the Board.

Certain U.S. Federal Income Tax Information

The following is only a summary of the effect of federal income taxation upon the Company and optionees or awardees with respect to the grant and exercise of options or the grant or vesting of awards under the 2002 Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s, director’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee, director or consultant may reside.

A recipient of an option or stock appreciation right will not have taxable income upon the grant of the option or stock appreciation right. For nonstatutory stock options and stock appreciation rights,

the recipient will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the recipient, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (which is two years from the date of grant and one year from the date of exercise). If the shares are not held for the legally-required period, the recipient will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by an optionee.

For restricted stock awards, unless vested or the recipient elects to be taxed at the time of grant, the recipient will not have taxable income upon the grant, but upon vesting will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

A recipient of a restricted stock unit is not deemed to receive any taxable income at the time an award of restricted stock units is granted. When vested restricted stock units (and dividend equivalents, if any) are settled and distributed, the recipient will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any). Unless limited by Section 162(m) of the Code, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize.

2002 Stock Plan Benefits

Additional future benefits under the 2002 Stock Plan are not determinable, as grants of options and awards are at the discretion of the Board of Directors and are dependent upon the price of Common Stock in the future.

As of March 3, 2017 options and awards with respect to the number of shares of Common Stock set forth below in the following table have been granted under the 2002 Stock Plan since its inception to (i) the persons named in the Summary Compensation Table, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees (excluding executive officers) as a group.

Name and Principal Position	Number of Options Granted	Weighted Average Exercise Price Per Share	Number of Restricted Stock Units Granted	Number of Performance Restricted Stock Units Granted (1)
Steven W. Berglund Chief Executive Officer	5,020,250	$17.52	554,423	360,470
Robert Painter, Chief Financial Officer	200,710	$20.88	62,362	37,500
Francois Delepine, Former Chief Financial Officer (2)	20,000	$27.48	172,092	25,600
Bryn Fosburgh, Senior Vice President	1,483,504	$16.89	128,850	75,750
Christopher Gibson, Senior Vice President	913,000	$18.09	109,250	57,350
Darryl Matthews, Senior Vice President	—	—	43,958	40,500
All Executive Officers, as a group	10,072,264	$19.99	1,457,567	811,520
Non-Executive Directors, as a group	1,089,481	$20.08	170,407	—
All employees, as a group, including officers who are not executive officers	33,109,273	$14.17	7,713,991	409,875
(1)	Performance restricted stock units include awards based on our total shareholder return compared to the total shareholder return of the component stock of the S&P 500 Index and awards based on our level of operating income and revenue growth. Both vest on performance between 0% and 200% of the units granted. The number shown represents the target level of units granted.
(2)	Mr. Delepine left his position as CFO of the Company in February 2016.

All employees (including officers), directors and consultants of the Company are eligible to participate in the 2002 Stock Plan.

Vote Required

The approval of the amendment to the 2002 Stock Plan to increase the number of shares of Common Stock available for grant of options and awards requires the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote as of the Record Date that are cast on the proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval of the amendments to the 2002 Stock Plan, including to increase by 12,000,000 the number of shares of Common Stock available for the grant of options and awards.

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ITEM 6

APPROVAL OF AMENDMENTS

TO THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

The Board is seeking stockholder approval of amendments to the Amended and Restated Employee Stock Purchase Plan (“Purchase Plan”), as described below, including the extension of the term of the Purchase Plan. The Board is not seeking, in connection with amendments to the Purchase Plan, to increase the number of shares of Common Stock issuable under the Purchase Plan.

The Company believes that maintaining a competitive employee stock purchase program is an important element in both recruiting and retaining employees in its current employment environment. The Purchase Plan is designed to more closely align the interests of the Company’s employees and stockholders by encouraging employees to invest their own money in the Company’s equity securities. By allowing eligible employees to purchase shares of Common Stock at a discount, the Purchase Plan is intended to encourage employees to become stockholders of the Company, thereby providing them with a direct incentive to contribute to the long-term growth and overall success of the Company. In the event that such stockholder approval is not obtained, then the amendments to the Purchase Plan other than the extension of the term will remain in effect.

The Company believes that the amendment will further the Company’s policy of encouraging employee stock ownership as a means of motivating high levels of employee performance and encouraging employees to stay with the Company and help it grow, thereby increasing stockholder value. The Board believes that the amendments are in the best interests of the Company, its stockholders, and its employees. At the Annual Meeting, the stockholders are being asked to approve the amendments to the Purchase Plan, including the extension of the term of the Purchase Plan.

Material Changes to the Purchase Plan

The following highlights the material changes to the Purchase Plan.

•

The term of the Purchase Plan has been extended for ten years, such that the Purchase Plan will expire on March 15, 2027, unless terminated earlier by the Board, subject to stockholder approval of this Item 6.

•

The capitalization provision in the Purchase Plan has been revised to clarify the capitalization event that would result in adjustments to the Purchase Plan and purchase rights outstanding under the plan;

•	The eligibility provision has been clarified to reflect the circumstances under which employees may be excluded from participation in the Purchase Plan.

Summary of the Purchase Plan Terms

The essential features of the Purchase Plan, including the proposed amendments that are subject to stockholder approval, are summarized below. This summary does not purport to be a complete description of all the provisions of the Purchase Plan, and is subject to and qualified in its entirety to the complete text of the Purchase Plan. A copy of the Purchase Plan is attached to this proxy statement as Appendix B.

Purpose

The purpose of the Purchase Plan is to provide employees with an opportunity to purchase Common Stock of the Company through accumulated contributions in a manner that qualifies under Section 423 of the Code. The Purchase Plan also authorizes the grant of options under a non-423(b) Plan component, which does not qualify under Section 423(b) of the Code, pursuant to rules, procedures or sub-plans adopted by the Board designed to achieve tax, securities law compliance or other Company objectives.

Administration

The Purchase Plan is administered by the Board or a committee appointed by the Board, referred to as the administrator. The administrator has discretionary authority to construe, interpret and apply the terms of the Purchase Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate offerings under the Purchase Plan, to designate subsidiaries as participating in the Purchase Plan and whether such participation is under the Code Section 423(b) Plan Component or the non-423(b) Plan Component, to determine eligibility, to adjudicate all disputed claims filed under the Purchase Plan and to establish such procedures that it deems necessary or advisable for the administration of the Purchase Plan (including to adopt procedures, sub-plans and appendices to the subscription agreement as are necessary or appropriate to permit the participation in the Purchase Plan by employees who are foreign nationals or employed outside the U.S.

Eligibility

Employees, including officers of the Company, who are treated as employees in the records of the Company or its designated subsidiaries at the time that a subscription agreement is required to be submitted for a given offering period are eligible to participate in the Purchase Plan for that offering period. As of December 30, 2016, there were 7,484 employees of the Company eligible to participate in the Purchase Plan.

The administrator may, at its discretion, establish that an individual will not be eligible if or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each offering under the Code Section 423(b) Plan Component in an identical manner to all highly compensated individuals.

An employee of a designated subsidiary who is a citizen or resident of a jurisdiction other than the United States may be excluded from participation in the Purchase Plan or an offering if the participation of such employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Purchase Plan or a Code Section 423(b) Plan Component to violate Section 423 of the Code. In the case of a non-423(b) Plan Component, employees may be excluded from participation in the Purchase Plan or an offering if the administrator has determined, in its sole discretion, that participation of such employees is not advisable or practicable for any reason.

No employee may be granted an option to purchase shares under the Code Section 423(b) Plan Component if: (i) immediately after the grant of the option, the employee would own five percent or more of the total combined voting power or value of the stock of the Company or any of its subsidiaries; or (ii) an employee’s right to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined with reference to the fair market value of the Common Stock at the time of grant) in a calendar year in which such option is outstanding (or such other limit, as imposed under Section 423 of the Code or final regulations issued thereunder). Subject to these eligibility criteria, the Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions subject to certain limitations described below. See “Payment of Purchase Price; Contributions; Use of Funds.”

Shares Issuable Under Plan

The maximum number of shares of Common Stock which are available for sale under the Purchase Plan is 39,000,000 shares, subject to adjustment for changes in capitalization of the Company. Such shares of Common Stock may be authorized but unissued Common Stock, treasury shares or Common Stock purchased on the open market. If on a given exercise date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Purchase Plan, the company will make a pro rata allocation of the shares available for purchase in as uniform a manner as will be practicable and equitable. Participants will have no interest or voting rights in shares covered by their options until such options have been exercised.

Offering Periods

The Purchase Plan provides for offering periods lasting six months with a new offering period commencing every six months, on the first trading day in March and the first trading day in September of each year. The administrator may determine different offering periods, provided that no offering period exceeds twenty-seven months. Normally, a participant’s contributions are accumulated throughout an offering period and, at the end of the offering period, shares of Common Stock are purchased with the accumulated contributions. In no event may a participant be permitted to purchase shares of Common Stock on any purchase date with an aggregate fair market value in excess of $12,500.

Purchase Price

The purchase price per share at which shares will be sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the first trading day of an offering period and (ii) 85% of the fair market value of a share of Common Stock on the last trading day of each offering period, unless the administrator sets a purchase price higher than this amount. The fair market value of the Common Stock on a given date is generally the closing sale price of the Common Stock as reported on the Nasdaq Global Select Market system for such date.

Payment of Purchase Price; Contributions; Use of Funds

The purchase price of the shares is accumulated by payroll deductions, or other forms of contributions, to the extent permitted or required by the administrator) over the offering period. No interest accrues on such contributions, except as may be required by applicable law. The Purchase Plan provides that the aggregate of such contributions during the offering period shall not exceed 10% of the participant’s compensation during any offering period. In addition, no participant may be granted purchase rights to buy more than $25,000 worth of Common Stock (such limit to be determined based on the fair market value of the Common Stock on the date the purchase rights are granted) under the Purchase Plan in any calendar year such rights are outstanding. During an offering period, a participant may discontinue his or her participation in the Purchase Plan, and may decrease, but not increase, the rate of contributions in an offering period within limits set by the administrator.

All contributions made for a participant are credited to the participant’s account under the Purchase Plan, are withheld in whole percentages only and are included with the general funds of the Company. The administrator may allow employees to participate in the Purchase Plan via cash contributions instead of payroll deductions if payroll deductions are not permitted under applicable local law, provided that the employees are participating in the component of the Purchase Plan that does not qualify under Section 423(b) of the Code or, if the employees are participating in the Section 423(b) Plan Component, the administrator has determined that cash contributions are permissible.

Funds received by the Company pursuant to exercises under the Purchase Plan are used for general corporate and working capital purposes. The Company has no obligation to segregate such funds, except where applicable laws require such segregation or deposit with an independent third party. Until shares of Common Stock are issued, participants will have only the rights of an unsecured general creditor with respect to such shares.

Delivery

Shares will not be issued with respect to a purchase option unless the exercise of such option and the issuance and delivery of the shares will comply with all applicable laws. With respect to all or part of the shares credited to a participant’s brokerage account, the participant may elect to have such shares be sold at the participant’s expense and cash paid to the participant.

Withdrawal

A participant may terminate his or her participation in the Purchase Plan at any time by giving the Company a written notice of withdrawal. In such event, all of the contributions credited to the participant’s account will be returned, without interest, to such participant. Contributions will not resume unless a new subscription agreement is delivered in connection with a subsequent offering period.

Termination of Employment

Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately (unless immediately rehired or transferred by the Company or a designated subsidiary). In such event, the contributions credited to the participant’s account but not used to purchase shares will be returned without interest to such participant, his or her designated beneficiaries or the executors or administrators of his or her estate. Nothing in the Purchase Plan interferes with the right of the Company to terminate any employee’s employment at any time.

Adjustments Upon Changes in Capitalization

In the event of any changes in the capitalization of the Company effected without receipt of consideration by the Company, such as a stock split, dividend or other distribution, combination, merger, consolidation, recapitalization, split-off, spin-off, or reclassification of the Common Stock, any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, or corporate event affecting the Common Stock, then proportionate adjustments will be made by the administrator in the shares subject to purchase, to the extent applicable, and in the price per share under the Purchase Plan. In the event of liquidation or dissolution of the Company, the offering periods then in progress will terminate immediately prior to the consummation of such event unless otherwise provided by the administrator.

In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, any offering periods then in progress may, in the sole discretion of the administrator, be shortened by the setting of a new exercise date to be held before the Company’s proposed sale or merger. To the extent the offering period is shortened, at least ten days before the new exercise date, the administrator will notify each participant that the exercise date has been changed and that the participant’s option will be automatically exercised on the new exercise date, unless the participant withdraws from the Purchase Plan.

Amendment and Termination

The administrator may at any time and for any reason amend or terminate the Purchase Plan, except that (i) no such termination shall affect options previously granted unless the administrator determines that terminating an offering period is in the best interests of the Company and (ii) no amendment shall make any change to an option granted prior thereto that adversely affects the rights of any participant.

Certain U.S. Federal Income Tax Information

The following information is a brief summary of the effect of U.S. federal income taxation upon the Company and participants with respect to the purchase of shares of the Common Stock under the Purchase Plan. It does not purport to be complete, and does not discuss the tax consequences of the participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. However, the Purchase Plan may have sub-plans which do not qualify under Section 423(b) of the Code, and to which the tax treatment described herein does not apply.

Under Sections 421 and 423 of the Code, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period.

If the shares are sold or otherwise disposed of more than two years from the beginning of the offering period in which they are purchased and more than one year from the date of the applicable purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, and (b) an amount equal to 15% of the fair market value of the shares as of the beginning of the offering period in which they are purchased. Any additional gain will be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Future Plan Benefits

Future benefits under the Purchase Plan are not currently determinable, as they will depend on the actual purchase price of our shares of Common Stock in future offerings, the market value of our Common Stock on various future dates, the extent to which eligible employees elect to participate in the Purchase Plan, the amount of contributions eligible employees elect to make under the Purchase Plan and similar factors. However, our named executive officers will be subject to the same purchase restrictions as all other participants.

Past Purchases Under the Purchase Plan

As of March 3, 2017, 28,067,098 shares of Common Stock have been purchased under the Purchase Plan since its inception by each of the following: (i) each executive officer named in the Summary Compensation table; (ii) all executive officers, as a group; (iii) all non-executive directors, as a group; and (iv) all employees (excluding executive officers) as a group. As of March 3, 2017 the fair market value of a share of Common Stock was $31.80.

Name and Position (1)	Aggregate Dollar Value (2)	Aggregate Number of Units
Steven W. Berglund, Chief Executive Officer	$0	–
Robert Painter, Chief Financial Officer	$273,759	15,441
Bryn Fosburgh, Vice President	$648,520	65,470
Christopher Gibson, Vice President	$376,086	33,368
Darryl Matthews, Senior Vice President	$0	–
All Executive Officers, as a group	$2,658,429	232,119
All Non-Executive Directors, as a group (1)	$0	–
All employees, as a group, including officers who are not executive officers	$337,393,639	27,834,979
(1)	Other than the chief executive officer, members of the Board are not eligible to participate in the Purchase Plan.
(2)	The amounts shown in this column represent the market price of the shares purchased (as of the purchase dates) multiplied by the number of shares purchased under the Purchase Plan since inception.

Vote Required

Approval of the amendment to the Purchase Plan to extend the term for ten years requires the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote as of the Record Date that are cast on the proposal.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote FOR approval of the amendments to the Purchase Plan, including to extend the term of of the Purchase Plan.

BOARD MEETINGS AND COMMITTEES; DIRECTOR INDEPENDENCE

The Board of Directors held 5 meetings during the fiscal year ended December 30, 2016. No director attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the meetings of the committees, if any, upon which such director also served during the fiscal year ended December 30, 2016. It is the Company’s policy to encourage directors to attend the Annual Meeting. All of the current members of the Board of Directors who were existing directors at the time of the 2016 annual meeting attended the annual meeting.

As a result of its annual review and based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board of Directors has determined that each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In making this determination, the Board considered the current and prior relationships of each non-employee director, or any of his or her family members, has with the Company, our senior management and our independent auditors, and all other facts and circumstances deemed relevant in determining their independence.

Stockholder Communications with Directors

The Board of Directors has established a process to receive communications from stockholders. Stockholders of the Company may communicate with one or more of the Company’s directors (including any board committee or group of directors) by mail in care of Board of Directors, Trimble Inc., 935 Stewart Drive, Sunnyvale, California 94085. Such communications should specify the intended recipient or recipients. The Corporate Secretary periodically will forward such communications or provide a summary to the Board of Directors or the relevant members of the Board.

Board Leadership Structure; Oversight and Risk Management

The Company currently separates the positions of chief executive officer and chairman of the Board of Directors. Our chairman of the Board of Directors is responsible for setting the agenda for each meeting of the Board, in consultation with the chief executive officer, and presiding at executive sessions. The chairman of the Board of Directors is also responsible for recommending committee assignments to the Nominating and Corporate Governance Committee. Our chief executive officer is responsible for the day-to-day operations of the Company.

The Board of Directors has overall responsibility for the oversight of risk management for the Company, and it exercises this oversight through committees and regular engagement with the Company’s senior management. The Audit Committee has oversight of the Company’s financial matters, internal controls, financial reporting and internal investigations relating to financial misconduct. The Compensation Committee has oversight of our compensation policies and practices, and our Nominating and Corporate Governance Committee is responsible for the independence and qualification of the board members and the Company’s corporate governance principles. The committees report their activities back to the Board of Directors. In addition, members of the Company’s senior management attend meetings of the Board of Directors to discuss strategic planning and risks and opportunities for the Company’s business areas, in addition to answering any questions that the Board of Directors may raise.

Audit Committee

The Board of Directors has a separately-designated, standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at http://investor.trimble.com/corporate-governance.cfm.

The current members of the Audit Committee are directors Johansson, Peek, and Vande Steeg, and director Peek currently serves as the committee chairman. The Audit Committee held 10 meetings during the 2016 fiscal year. The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide such additional information as the committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board of Directors’ attention.

All Audit Committee members are independent directors as defined by applicable NASDAQ Marketplace Rules and listing standards.

All members of the Audit Committee are financially sophisticated and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board of Directors has determined that director Peek is a “financial expert” as that term is defined in the rules promulgated by the SEC. Mr. Peek has an extensive accounting and financial management background, which includes holding positions as chief financial officer and chief accounting officer with several leading publicly-traded technology companies, and almost two decades of experience with Deloitte.

Compensation Committee

The Board of Directors has a standing Compensation Committee, comprised of directors Nersesian, Vande Steeg and Ekholm. Director Vande Steeg currently serves as the committee chairman. All Compensation Committee members are independent as defined by applicable NASDAQ Marketplace Rules and listing standards. The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at http://investor.trimble.com/corporate-governance.cfm. The Compensation Committee held 7 meetings during the 2016 fiscal year. The purpose of the Compensation Committee is to review and make recommendations to the full Board of Directors with respect to all forms of compensation to be paid or provided to the Company’s executive officers. See “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Risk Assessment

In setting compensation, our Compensation Committee considers the risks to our stockholders, and the Company as a whole, arising out of our compensation programs. The Company’s management team has assessed the risk profile of our compensation programs. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, cash incentive plans and equity plans. The management team provided its findings to the Board of Directors for its review and consideration. Following this ongoing assessment, the Board of Directors concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company. For example:

Balance of Compensation: Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation that reward both short-term and long-term performance and that focus on varying performance metrics, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.

Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives: Under the Company’s cash incentive plans, payments are subject to the satisfaction of specific annual performance targets established by our Board of Directors. These performance targets are directly and specifically tied to revenue and operating income performance for the Company and/or divisions for the applicable fiscal year. Payments are made based on actual achievement of Company performance goals, and not estimated performance.

Use of Long Term Incentive Compensation: Equity-based long-term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining the Company’s long-term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long-term. In addition, since 2015, a portion of equity awards granted to our executives includes performance-based vesting. These awards, for which vesting is based upon either our total shareholder return relative to the component stocks of the S&P 500 Index, or upon the achievement of specific financial objectives by the Company, further align the compensation of our executives with the long-term interests of our stockholders.

Internal Processes Further Limit Risk: The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, payroll programs and financial results upon which incentive compensation payments are based are subject to regular review and audit and our human resources executives meet periodically with our internal audit personnel to review various controls in place with respect to our compensation programs. In addition, the Company engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.

Nominating and Corporate Governance Committee

The Board of Directors has a standing Nominating and Corporate Governance Committee (“Nominating and Governance Committee”), comprised of directors Janow, Johansson and Nersesian. Director Johansson serves as committee chairman. The Nominating and Governance Committee is governed by a charter that is posted on the Company’s website at http://investor.trimble.com/corporate-governance.cfm. The purpose of the Nominating and Governance Committee is to recommend to the Board of Directors individuals qualified to serve as directors of the Company, and on committees, and to advise the Board of Directors with respect to composition, procedures and committees. Additionally, the Nominating and Governance Committee develops and recommends to the Board of Directors corporate governance principles applicable to the Company, and oversees the implementation of these principals. The Nominating and Governance Committee met once during the 2016 fiscal year.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate be considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and the recommendation must include the following information and otherwise comply with Section 6 of Article II of our Bylaws:

•

The name of the stockholder and evidence of the stockholder’s ownership of Company shares, including the number of shares owned and the length of time of ownership, and information regarding all shares of stock of the Company owned by such stockholder’s affiliates or associates;

•	The stockholder’s representation that he or she intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•	The name, age, business address and residence address of the candidate;

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The principal occupation or employment of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and information regarding all shares of stock of the Company, which are owned by the candidate or his or her affiliates or associates;

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The candidate’s written representation and agreement that, if elected as a director of the Company, such person has not given any commitment or assurance to any person or entity as to how such person would act or vote on any issue or question and will not enter into any undisclosed agreement with any person or entity other than the Company with respect to any director or indirect compensation in connection with service or action as a director of the Company;

•	The candidate’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors; and

•	An undertaking by both the nominating stockholder and the candidate to furnish promptly such other information as the Company may reasonably request.

The stockholder recommendation and information described above must be sent to the Committee Chairman in care of the Corporate Secretary at Trimble Inc., 935 Stewart Drive, Sunnyvale, California 94085 and must be received by the Corporate Secretary not earlier than January 2, 2018 and not later than February 1, 2018, except if the annual meeting for 2018 is called for a date earlier than April 7, 2018 or later than May 27, 2018, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2018 is mailed or the date the Company announces the date of the annual meeting for 2018, whichever occurs first.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate possession of such knowledge, experience, skills, expertise, international background, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest, and diversity so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NASDAQ listing requirement.

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates and pay any corresponding fees for such services. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the candidate to assess whether the candidate should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee directors (“Outside Directors”) receive compensation according to the terms of the Board of Directors Compensation Policy (“Board Compensation Policy”). The description of the Board Compensation Policy below is qualified in its entirety by the text of the Board Compensation Policy, which was filed as exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 11, 2015.

The current Board Compensation Policy was adopted on May 7, 2015. Under the current Board Compensation Policy, each Outside Director receives:

•	an annual cash retainer of $60,000, payable on a quarterly basis, for the period starting July 1 and ending June 30 of each year; and

•

upon election or re-election at the annual meeting of stockholders, a restricted stock unit award (“RSU”) for that number of shares of the Company’s common stock determined by dividing the target dollar amount of $277,000 by the fair market value of a share of common stock on the date of grant.

In addition, our Outside Directors are reimbursed for local travel expenses or paid a fixed travel allowance based on the distance to the meeting, and reimbursed for other necessary business expenses incurred in the performance of their services as directors of the Company. Our Outside Directors are also eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan.

The RSU grants vest in full after one year. If an Outside Director is appointed or elected to the Board of Directors at a time other than the annual meeting, the initial RSU grant will be pro-rated based upon the number of months of service since the last annual meeting divided by twelve. If an Outside Director resigns or voluntarily terminates service as a member of the Board, any unvested RSU grant shall vest at such time on a pro-rata basis based upon the number of months of service since the last annual meeting of stockholders divided by twelve. The target dollar amount for determining the number of RSU shares may be revised based upon appropriate compensation benchmarks presented to and approved by the Compensation Committee and the Board of Directors

Non-Employee Director Compensation Table

Except as noted below, the table below shows the compensation earned by each of the Outside Directors in the fiscal year ending December 30, 2016.

Director Compensation for the 2016 Fiscal Year (1)
Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total
Börje Ekholm	$60,000	$276,990	$336,990
Kaigham Gabriel	$60,000	$276,990	$336,990
Merit E. Janow	$60,000	$276,990	$336,990
Ulf J. Johansson	$60,000	$276,990	$336,990
Meaghan Lloyd	$45,000	$276,990	$321,990
Ronald S. Nersesian	$60,000	$276,990	$336,990
Mark S. Peek	$60,000	$276,990	$336,990
Nickolas W. Vande Steeg	$60,000	$276,990	$336,990
(1)	Mr. Berglund, the Company’s president and chief executive officer, receives no additional compensation for his service on the Board of Directors. Mr. Berglund’s compensation for service as president and chief executive officer is reported in the Summary Compensation Table and described in the Compensation Discussion and Analysis.
(2)	For each Outside Director, the fees shown in this column represent a cash retainer, paid quarterly.
(3)	Each Outside Director in the table was granted 11,717 RSUs of the Company’s common stock in connection with such director’s re-election or initial election at the 2016 annual meeting of shareholders, in accordance with the current Board Compensation Policy. The amounts in these columns represent the grant date fair value of the restricted stock unit awards, calculated pursuant to FASB ASC Topic 718. The grant date fair value for the time-based RSUs is estimated using the closing price of our common stock on the date of grant.

The following table shows the number of shares of the Company’s common stock subject to outstanding and unexercised option awards and the number of shares subject to outstanding RSUs held by each of the Outside Directors as of December 30, 2016.

Director	Number of Shares Subject to Outstanding Options as of 12/30/2016	Number of Shares Subject to Outstanding RSUs as of 12/30/2016
Börje Ekholm	-	11,717
Kaigham Gabriel	-	11,717
Merit E. Janow	143,334	11,717
Ulf J. Johansson	210,000	11,717
Meaghan Lloyd	-	11,717
Ronald S. Nersesian	110,000	11,717
Mark S. Peek	89,481	11,717
Nickolas W. Vande Steeg	110,000	11,717

Non-Employee Director Stock Ownership Guidelines

In February 2013, we adopted a policy that requires each Outside Director to own a minimum number of shares of the Company’s common stock equal to a value of $200,000 to help align the personal interests of the directors with the interests of stockholders. The shares counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. These ownership levels must be attained within five years from the date the guidelines were adopted. New directors have five years from appointment to meet the minimum stock ownership level. Six of the non-employee directors have met the ownership requirement. Messrs. Ekholm and Gabriel, who were elected as new directors in 2015, have until 2020 to achieve the required ownership requirement, and Ms. Lloyd, who was elected as a new director in 2016, has until 2021 to achieve the required ownership requirement.

EXECUTIVE COMPENSATION

The executive compensation section of the proxy statement contains information about the Company’s compensation policies and practices, and the application of those policies and practices with respect to our Named Executive Officers. Under the SEC rules, the Company’s “Named Executive Officers” are the Company’s chief executive officer, chief financial officer, and the three other executive officers who received the highest amounts of compensation during the 2016 fiscal year. The following is a brief description of each part of our Executive Compensation section:

Compensation Discussion and Analysis. This section describes the elements of the Company’s compensation policies and the application of those policies to our Named Executive Officers.

Compensation Committee Report. This section contains a report of the Compensation Committee of our Board of Directors regarding the Compensation Discussion and Analysis section of the proxy statement.

Executive Compensation Tables. This section describes the amounts or values and types of compensation earned by our Named Executive Officers.

Post-Employment Compensation. This section describes certain benefits and payments that our Named Executive Officers would be eligible for in the event of a change in control event, upon death, or, in the case of our Non-Qualified Deferred Compensation Plan, payments that a Named Executive Officer may receive following termination of employment.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. During fiscal 2016, these individuals were:

•	Steven W. Berglund, our President and Chief Executive Officer (our “CEO”);

•	Robert Painter, our Chief Financial Officer (our “CFO”)*;

•	Bryn A. Fosburgh, our Senior Vice President;

•	Christopher W. Gibson, our Senior Vice President; and

•	Darryl Matthews, our Senior Vice President.

*	Mr. Painter was appointed CFO on February 1, 2016. Prior to that, Francois Delepine was the CFO of the Company.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2016. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, for fiscal 2016, including the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Fiscal 2016 Business Performance

Trimble is a leading provider of technology solutions that enable professionals and field mobile workers to improve or transform their work processes. Trimble solutions are used across a range of industries including agriculture, architecture, civil engineering, survey and land administration, construction, geospatial, government, natural resources, transportation and utilities. Representative Trimble customers include engineering and construction firms, surveying companies, farmers and agricultural companies, enterprise firms with large-scale fleets, energy, mining and utility companies, and state, federal and municipal governments.

Trimble focuses on integrating its broad technological and application capabilities to create solutions that transform how work is done within the industries we serve. Our products are sold based on return on investment and provide benefits such as lower operational costs, higher productivity, improved quality, enhanced safety and regulatory compliance, and reduced environmental impact. The integration of sensors, software, connectivity, and information in our portfolio gives us the unique ability to provide an information model and management tools specific to the customer’s workflow.

In 2016, the Company’s total revenue increased by $71.8 million, or 3%, to $2.36 billion from $2.29 billion in fiscal 2015. Overall revenue growth reflected strong performance in our transportation business, civil engineering & construction businesses outside North America, and second half organic growth in agriculture; which was partially offset by continued challenges in our geospatial business and relative weakness in North America construction. Second half results represented the best financial results of any six-month period since the first half of 2014, with all reporting segments generating year over year organic revenue growth and margin expansion.

GAAP operating income was $181.0 million, up 17 percent as compared to fiscal 2015. GAAP operating margin was 7.7 percent of revenue as compared to 6.7 percent of revenue in fiscal 2015. Non-GAAP operating income of $405.5 million was up 4 percent as compared to fiscal 2015, and non-GAAP operating margin was 17.2 percent of revenue as compared to 17.0 percent of revenue in fiscal 2015.*

GAAP net income was $132.4 million, up 9 percent as compared to fiscal 2015. Diluted GAAP earnings per share were $0.52 as compared to diluted GAAP earnings per share of $0.47 in fiscal 2015. Non-GAAP net income of $302.4 million was up 4 percent as compared to fiscal 2015. Diluted non-GAAP earnings per share were $1.19 as compared to diluted non-GAAP earnings per share of $1.13 in fiscal 2015.*

During fiscal 2016, Trimble repurchased approximately 4.9 million shares of its common stock for $119.5 million. Approximately $130 million remains under the current share repurchase authorization.

Management of the Company responded to market conditions with financial discipline, cost control and an increased focus on the Company’s core businesses, while at the same time continuing to

*

A detailed reconciliation of the Company’s GAAP financial measures to each of the non-GAAP financial measures described is included in the Company’s Annual Report on Form 10-K filed on February 24, 2017 under the section titled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

invest in growth initiatives. Compensation paid to our Named Executive Officers for 2016 reflects the Company’s overall financial performance, and the fact that the Company did not fully meet its revenue and operating income targets.

Fiscal 2016 Executive Compensation Highlights

Based on our overall operating environment and these results, the following key compensation actions were taken with respect to the Named Executive Officers for fiscal 2016:

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Salary Increases for non-CEO Named Executive Officers—The Compensation Committee approved annual salary increases of 3% for each of the Named Executive Officers other than our CEO, whose salary was not changed, and our CFO, whose salary was increased in connection with his promotion to CFO on February 1, 2016.

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Short-Term Cash Bonuses—Their cash bonuses earned for 2016 ranged from 22% to 53% of their target cash bonus opportunities. Our CEO earned a cash bonus of $334,000, equal to 31% of his target award. Target incentive opportunities for the 2016 fiscal year continued to be 125% of the annual base salary for our CEO, and 80% of the respective base salaries for each of our other Named Executive Officers.

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Introduced a New Performance-Based Long-Term Incentive Vehicle-The long-term compensation mix for fiscal 2016 was modified to include two different forms of performance stock unit (“PSU”) grants, which together comprise approximately 75% of the potential long-term incentive value delivered to our Named Executive Officers. The remaining 25% of potential long-term incentive value was granted in the form of time vesting restricted stock units (“RSU”). As in 2015, a portion of the PSUs will be earned, if at all, based on our total shareholder return (“TSR”) compared to the total shareholder return of the component stocks of the S&P 500 Index. Performance will be measured over one-, two- and three-year performance periods. In 2016, Named Executive Officers were also granted PSUs that will be earned, if at all, based on operating income and revenue performance as of the end of fiscal 2018.

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Long-Term Incentive Compensation—We granted long-term incentive compensation opportunities in the form of time-based RSU awards that may be settled for shares of our common stock, and PSU awards that also may be settled for shares of our common stock subject to achievement of specified performance objectives, in amounts ranging from target levels of approximately $1.2 million to $2.1 million for Named Executive Officers other than our CEO and a target level of approximately $6.5 million for our CEO. Approximately 74% of the target long-term incentive value awarded to our CEO was awarded in the form of PSUs.

Pay-for-Performance Discussion

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning executive officers’ interests with those of our stockholders. To ensure our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target annual total direct compensation opportunity is “at-risk” and will vary above or below target levels commensurate with our performance.

In fiscal 2015, to strengthen the connection between our performance and the compensation of our executive officers, we introduced PSU awards for shares of our common stock into our executive compensation program, thereby replacing options to purchase shares of our common stock as one of the forms of equity used to deliver long-term incentive compensation opportunities. We believe that PSU awards serve the desired performance orientation of our executive compensation program by appropriately rewarding our executive officers for delivering financial results that meet or exceed our long-term strategic objectives. In addition to the PSU awards tied to relative TSR performance first granted in 2015, we have continued to grant TSR-based PSUs in fiscal 2016 and also introduced a new form of PSU award as part of our long-term incentive program, which vests based on operating income and revenue performance.

The combination of our cash bonus plan and our other performance-based incentive compensation opportunities represented a majority of the target total direct compensation opportunities of our executive officers, including our CEO and the other Named Executive Officers.

(1)	Mr. Delepine is excluded as his employment terminated during the fiscal year, and Mr. Painter is excluded because a portion of his compensation for fiscal 2016 relates to service prior to his appointment as our CFO and an executive officer of the Company.

We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. To ensure that we remain faithful to our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total shareholder return over this period.

Shareholder Advisory Vote on Executive Compensation

At our 2016 annual meeting of shareholders, we conducted a non-binding shareholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our shareholders approved the Say-on-Pay proposal with approximately 93% of the votes cast in favor of the proposal. We believe that this result demonstrates that our stockholders are generally supportive of our executive compensation program.

As the Compensation Committee has reviewed our executive compensation policies and practices since that vote, it has been mindful of the level of support our stockholders have expressed for our approach to executive compensation. As a result, following our annual review of our executive compensation philosophy, the Compensation Committee decided to retain our general approach to executive compensation, while introducing new performance based elements in our long term equity incentives.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

With regard to the separate non-binding shareholder advisory vote on the frequency of future non-binding stockholder advisory votes on the compensation of our named executive officers (commonly known as a “Say-When-on-Pay” vote) conducted at our 2011 annual meeting of shareholders, our shareholders cast the highest number of votes for voting on an annual basis, compared to every two or three years. In light of this result and other factors considered, our Board of Directors determined that we should continue to hold annual Say-on-Pay votes and have recommended that stockholders approve such annual frequency, as described in Item 3, our Say-When-on-Pay vote.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2016:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

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Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2016 compensation reviews. This consultant performed no consulting or other services for the Company in 2016.

•

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term shareholder interests, including the following:

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Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on Company performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders;

•	No Executive Retirement Plans. In fiscal 2016, we did not offer pension arrangements or retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees. In February 2017, we introduced the Trimble Age & Service Equity Vesting Program for certain eligible executive officers. See “Post-Employment Compensation” below;

•	Limited Perquisites. We provide limited perquisites or other personal benefits to our executive officers;

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than related to standard relocation benefits;

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No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;

•	Stock Ownership Policy. We maintain a stock ownership policy that requires our CEO to maintain a minimum ownership level of our common stock; and

•	Policy Prohibiting Hedging of our Equity Securities. We prohibit our executive officers, directors, and other employees from hedging our securities.

Executive Compensation Philosophy and Program Design

Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Establish compensation opportunities that are competitive, reward performance, and maintain internal equity;

•	Attract, motivate, and retain highly talented executive officers by providing compensation opportunities that are competitive and reward for performance; and

•	Align the interests of our executive officers with the interests of our stockholders by creating long-term shareholder value.

Our current practice is to combine a mixture of compensation elements that balance achievement of our short-term goals with our long-term performance. We provide short-term incentive compensation opportunities in the form of an annual cash bonus plan, which focuses on our yearly operating results, and we provide long-term incentive compensation opportunities in the form of equity awards, including:

•	PSU awards that are earned only if we deliver meaningful results over a multi-year period relative to the performance of the S&P 500 over that same time period;

•	PSU awards that are earned only if we achieve targeted levels of operating income and revenue growth through the end of fiscal 2018; and

•	RSU awards that derive additional value from increases in our share price over time and that are subject to multi-year vesting requirements.

We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements.

We also believe that the compensation of our CEO should be primarily influenced by our overall financial performance and total shareholder return. The Compensation Committee endeavors to set the compensation of our CEO within a range of compensation provided to similarly-situated chief executive officers of the companies in our compensation peer group, as adjusted by its consideration of the particular factors influencing our performance.

Governance of Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO as well as our other executive officers. The Compensation Committee makes recommendations to our full Board of Directors regarding the compensation of our CEO and our other executive officers, including the other Named Executive Officers, and our full Board of Directors (with the exception of our CEO) makes all final decisions regarding his compensation and the compensation of our other executive officers. The Compensation Committee retains a compensation consultant (described below under “Role of the Compensation Consultant”) to provide support to the Committee in its review and assessment of our executive compensation program.

The Compensation Committee reviews the base salary levels, cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our CEO and the other Named Executive Officers, each fiscal year at the beginning of the year, or more frequently as warranted. Adjustments are generally effective in May of each fiscal year.

The Compensation Committee does not establish specific targets for the total direct compensation opportunities of our executive officers, including our CEO and the other Named Executive Officers. When selecting and setting the amount of each compensation element, the Compensation Committee considers the following factors:

•	the Company’s performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers;

•	our financial performance relative to our peers; and

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Chief Executive Officer

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining and approving the compensation for our Named Executive Officers (other than our CEO) and other executive officers. Our CEO recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

The Compensation Committee engages an independent compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review.

For fiscal 2016, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for senior executives, and with the data analysis and selection of the compensation peer group. For fiscal 2016, the scope of Compensia’s engagement included:

•	the review and analysis of the compensation for our executive officers, including our CEO and the other Named Executive Officers;

•	supporting the design and implementation of changes to the executive long term incentive strategy;

•	reviewing and providing input on the Compensation Discussion and Analysis section of our proxy statement for our 2016 Annual Meeting of Stockholders;

•	providing analysis of market practice and support in the consideration and finalization of changes to the change-in-control and severance arrangements applicable to our Named Executive Officers;

•	the research, development, and review of our compensation peer group; and

•	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the Compensation Committee and to the Compensation Committee chairman. Compensia also coordinates with our management for data collection and job matching for our executive officers.

In fiscal 2016, Compensia did not provide any other services to the Company. The Compensation Committee has evaluated Compensia’s independence pursuant to the listing standards of the NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location, and number of employees. In developing the compensation peer group for fiscal 2016, the following criteria were observed in identifying comparable companies:

•	similar industry and competitive market for talent;

•	within a range of 0.5x to 2.0x of our revenue; and

•	within a range of 0.3x to 3.0x of our market capitalization.

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

At the beginning of fiscal 2016, the Compensation Committee used the following compensation peer group to assist with the determination of compensation for our executive officers. The Compensation Committee approved this peer group in November 2015 following a review that included input from the Compensation Committee’s independent consultant. The information in the table below is based on financial data from S&P’s Research Insight and reflects financial data available at that the time the peer group companies were selected.

Peer Company	Last Four Quarters Revenue (in millions) [1]	Market Capitalization (in millions) [2]	1-Year Revenue Growth [1]	Fiscal Year End Headcount [3]
ARRIS Group	$5,144	$3,797	5%	6,660
Autodesk	$2,539	$10,403	7%	8,823
Brocade Communications	$2,239	$4,264	2%	4,161
CA Technologies	$4,170	$11,875	-5%	11,600
Cadence Design Systems	$1,651	$5,807	10%	6,100
Citrix Systems	$3,168	$10,792	4%	10,081
FLIR Systems	$1,547	$3,967	5%	2,741
Juniper Networks	$4,517	$9,727	-7%	8,806
Keysight Technologies	$2,868	$5,381	0%	9,600
Motorola Solutions	$5,850	$13,384	-2%	15,000
Nuance Communications	$1,929	$5,053	2%	14,000
PTC	$1,309	$3,685	-2%	6,444
Roper Technologies	$3,592	$15,979	4%	10,137
Synopsys	$2,194	$7,221	8%	9,436
Teledyne Technologies	$2,366	$3,381	1%	9,800
Zebra Technologies	$2,883	$4,202	156%	6,800
75th Percentile	$3,736	$10,500	5%	10,095
Median	$2,703	$5,594	3%	9,129
25th Percentile	$2,128	$4,143	-1%	6,606
Trimble	$2,317	$4,773	-4%	8,217
(1)	Based on the most recent information publicly available as of October 2015. In most cases, including for the Company, this represents trailing four quarter performance as of the June 2015 quarter end.
(2)	Market capitalization reflects the 30-day average stock price for each company as of August 31, 2015.
(3)	Headcount information based on the most recent fiscal year end for each company prior to October 2015.

The Compensation Committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target cash bonus opportunities, and long-term incentive compensation. Radford provides compensation market intelligence, and is widely used within the technology industry. In addition, subsets of the Radford Global Technology executive compensation survey were incorporated into the competitive assessment prepared by the Compensation Committee’s compensation consultant and used by the Compensation Committee to evaluate the compensation of our executive officers, including our

CEO and the other Named Executive Officers. Specifically, the Compensation Committee received a custom output of survey results reflecting only companies from our compensation peer group in addition to survey results tailored solely based on revenue.

The executive compensation survey data supplements the compensation peer group data and provides additional information for the Named Executive Officers and other vice president positions for which there is less public comparable data available.

Individual Compensation Elements

In fiscal 2016, the principal elements of our executive compensation program, and the purposes for each element, are summarized in the table below.

Element	Form of Compensation	Purpose
Base Salary	Cash	Designed to attract and retain highly talented executives by providing pay opportunities that are competitive in the market and reward performance
Short Term Cash Bonus Opportunities	Cash	Designed to motivate our executives to achieve business goals and provide financial incentives when the Company and business areas meet or exceed annual goals and targets established under the incentive plan
Long Term Incentives (Equity Awards)	Performance stock unit awards and restricted stock unit awards	Designed to align the interests of our executives with the interests of our stockholders by motivating our executives to achieve long term shareholder value

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our CEO and the other Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals.

Using the competitive market data provided by its independent compensation consultant, the Compensation Committee reviews and adjusts the base salaries for each of our executive officers, including our CEO and each of the other Named Executive Officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities.

Generally, the Compensation Committee sets base salaries with reference to the competitive range of the market median of our compensation peer group and applicable executive compensation survey data. Although we set base salaries within a competitive range of the market median, the actual positioning will also be based on the Compensation Committee’s assessment of the factors described above.

In May 2016, consistent with the recommendation of management, the Board of Directors and the Compensation Committee determined to increase the base salaries of our Named Executive

Officers other than our CEO. In making this decision, they considered our performance and percentile rankings compared to the companies in the compensation peer group, the current risks and challenges facing us, as well as the individual qualifications, skills, and past performance of the executive officers.

The base salaries of our CEO and the other Named Executive Officers, excluding Mr. Delepine and Mr. Painter, for fiscal 2016 that were established in May 2016 are as follows:

Named Executive Officer	Fiscal 2015 Base Salary Rate (1)	Fiscal 2016 Base Salary Rate (1)	Percentage Adjustment
Mr. Berglund	$860,000	$860,000	0%
Mr. Fosburgh	$425,000	$437,750	3%
Mr. Gibson	$425,000	$437,750	3%
Mr. Matthews	$390,000	$401,700	3%
(1)	Reflects the annual salary rate approved by the Compensation Committee. Annual changes to base salaries, if any, are generally effective in May of each fiscal year. Mr. Delepine is excluded from the table as his employment terminated prior to the salary review in May 2016.

Separate from the May 2016 salary adjustments affecting the Named Executive Officers above, the Board of Directors and Compensation Committee approved an increase in the base salary of Mr. Painter from $275,000 to $375,000 effective as of February 1, 2016. This increase was made upon his promotion to CFO. When finalizing this salary rate, they considered Mr. Painter’s level of experience and individual performance as well as market data from our compensation peer group. Mr. Painter’s salary was not changed in May 2016.

The salaries paid to our CEO and the other Named Executive Officers in fiscal 2016 are set forth in the “Summary Compensation Table” below.

Short-Term Cash Bonuses

We use a short-term cash bonus plan to motivate our executive officers and other participants to achieve our annual and quarterly business goals. In fiscal 2016, our Board of Directors adopted the Annual Management Incentive Plan for fiscal 2016 (the “2016 MIP”) to provide financial incentives for the Company as a whole and our individual business sectors and divisions to meet or exceed the annual goals and targets established under our fiscal 2016 annual operating plan. Senior-level managers, our executive officers, including our CEO and the other Named Executive Officers, and certain other individual employees were eligible to participate, upon approval by our CEO, or by our Board of Directors with respect to our CEO, in the 2016 MIP.

Target Cash Bonus Opportunities

Cash bonuses under the 2016 MIP were based upon an eligible percentage of each participant’s base salary within a range of target incentive opportunities. The target cash bonus opportunities for our executive officers, including the Named Executive Officers (other than our CEO) are recommended by our CEO to the Compensation Committee, and approved by our Board of Directors. The target cash bonus opportunity for our CEO is recommended by the Compensation Committee and approved by the independent members of our Board of Directors. For fiscal 2016, the target cash bonus opportunities for our executive officers, including our CEO and the other Named Executive Officers, were maintained at their fiscal 2015 levels. Specifically, the target incentive opportunities for the 2016 fiscal year were as follows: for our CEO, 125% of his annual base salary; and for Messrs. Painter, Fosburgh, Gibson and Matthews, 80% of each of their respective annual base salaries. Potential cash bonuses for our executive officers, including our CEO and the other Named Executive Officers, under the 2016 MIP could range from zero to 300% of their target cash bonus opportunity.

Bonus Plan Performance Measure

For purposes of the 2016 MIP, our Board of Directors selected operating income as the corporate performance measure. For this purpose, “operating income” is determined as follows: (i) with respect to a sector or division, operating income for that sector or division; and (ii) with respect to the Company as a whole, operating income for the Company adjusted for restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition/divestiture costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs, and litigation expenses. A sector is a grouping of divisions within the Company. Because of these adjustments, the 2016 MIP used a non-GAAP measure of operating income. References to operating income in the context of the 2016 MIP targets refer to this non-GAAP measure, unless otherwise noted.

Bonus Plan Formula

In the case of our CEO and the other Named Executive Officers, actual payments under the 2016 MIP were dependent on our actual operating income results relative to the operating income goals established for him. For our CEO and CFO, as well as for Mr. Gibson, payments under the 2016 MIP were dependent upon achievement of pre-established operating income goals for the Company as a whole. For Messrs. Fosburgh and Matthews, 2016 MIP payments were dependent upon the achievement of the pre-established revenue and operating income goals for the Company as a whole and for their respective business sectors, each constituting 50% of their respective target bonus amounts. Operating income goals were established for the Company and for each business sector for each quarter and for the full fiscal year.

Each Named Executive Officer was eligible to receive approximately 15% of his target cash bonus opportunity for each quarter if quarterly operating income goals were achieved, and was eligible to receive his full target cash bonus opportunity if full year revenue and operating income goals were achieved. The target cash bonus opportunities based on quarterly and annual performance operated independently. For example, it was possible for a Named Executive Officer to achieve the quarterly goals for operating income and receive quarterly payments, but not achieve an annual goal for revenue and operating income. Similarly, it was possible for a Named Executive Officer to receive an annual bonus amount if full year revenue and operating income goals were achieved, even if not all prior quarterly operating income goals had been achieved. The amount of any quarterly cash bonus payments based on the achievement of quarterly goals are deducted from the annual bonus amount, if any.

At the end of the year, an annual bonus amount for each executive was determined based on full year operating income and revenue results, and, in the cases of Messrs. Fosburgh and Matthews, on the annual operating income and revenue results of their respective business sectors. Additionally, threshold levels of revenue and operating income for the Company and for the sectors applicable to each Named Executive Officer must be met in order for any bonus to be paid based upon annual results. The amount of this annual bonus amount can vary from 0% to 300% of each Named Executive Officer’s bonus target for the full fiscal year, calculated on a sliding scale, as described below.

Named Executive Officers were required to remain continuously employed through a payment date to be entitled to a payment for the applicable period.

The following table sets forth the 2016 MIP operating income goals and the operating income results applicable to the bonus payment for each of the Named Executive Officers (in millions).

	Q1		Q2		Q3		Q4		2016		Annual Thresholds
	Target	Actual	Target	Actual	Target	Actual	Target	Actual	Target	Actual	Achieved? (1)
Corporate	$89	$89	$115	$99	$119	$111	$117	$107	$440	$406	Y
Sector (Fosburgh)	$34	$27	$54	$48	$58	$51	$49	$38	$195	$164	Y
Sector (Matthews)	$39	$38	$33	$29	$27	$25	$24	$28	$123	$120	Y
(1)	Payment of the annual portion of the bonus is contingent upon achievement of threshold revenue and operating income levels for the full fiscal year.

The relationship between the minimum operating income threshold, target and maximum performance, and the bonus earned under the annual portion of the MIP is detailed in the table below. The formula provides for payments based upon partial achievement of operating income goals above the minimum threshold shown below on a linear interpolated basis between 0 and 100% achievement of operating income goals, and on an upward sloping linear interpolated basis between 100 and 300% achievement of operating income goals.

	Operating Income Goals (in millions)
Incentive Payout as a % of Target	Company	Sector (Fosburgh)	Sector (Mathews)
0%	$390	$160	$111
100%	$440	$195	$123
200%	$480	$220	$136
300%	$520	$255	$154

Bonus Payments

The actual cash bonus payments earned by our CEO and the other Named Executive Officers under the 2016 MIP ranged from 22% to 53% of their target cash bonus opportunities. The following table sets forth the target cash bonus opportunities, weighting of corporate and sector operating income goals, the actual achievement level relative to these target levels, and the actual cash bonus payment for fiscal 2016 for the Named Executive Officers for fiscal 2016:

	Target Bonus		Bonus Weighting		% Achievement		Actual Bonus
Named Executive Officer	% of Base	Value ($K)	Corporate	Sector	Corporate	Sector	% of Target Bonus	Earned Value ($K)
Steven W. Berglund	125%	$1,075	100%	–%	31%	N/A	31%	$334
Robert Painter	80%	$292	100%	–%	31%	N/A	31%	$91
Francois Delepine	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Bryn Fosburgh	80%	$347	50%	50%	31%	12%	22%	$75
Christopher Gibson	80%	$347	100%	–%	31%	N/A	31%	$108
Darryl Matthews	80%	$318	50%	50%	31%	74%	53%	$167

The cash bonus payments made to our CEO and the other Named Executive Officers for fiscal 2016 are set forth in the “Summary Compensation Table” below.

Change to Fiscal 2017 Short-Term Cash Bonus

In January 2017, the Compensation Committee approved a change to the performance measurement for the Management Incentive Plan payable based on 2017 performance. Specifically, for our Chief Executive Officer and other Named Executive Officers, payouts under the 2017 MIP will be based on our financial performance for the full fiscal year, and there will no longer be a portion of the bonus target tied to quarterly performance. Other elements of the MIP are consistent with the plan design in prior years, including the use of operating income and revenue as the financial metrics that determine the amount earned. The Compensation Committee made this change based on a review of market practice and to ensure alignment of the program with the overall compensation philosophy and goals of its short term incentive program.

Long-Term Incentive Compensation

The Compensation Committee and the Board of Directors view long-term incentive compensation in the form of equity awards as an important component of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by our Board of Directors, based on the recommendations of the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering factors such as individual performance, future potential, ability to influence our long term growth and profitability, and importance to our success. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group and Radford survey data for similar roles and positions for each of our executive officers, taking into consideration business results, internal equity, experience, and individual performance.

In May 2016, the Compensation Committee determined that the equity awards to be granted to our executive officers should be in the form of PSU awards and time-based RSU awards for shares of our common stock. Named Executive Officers received equity grants with two different approaches to performance measurement. A portion of the performance shares granted, which comprised approximately 50% of the total long-term incentive value awarded, feature vesting based on our TSR relative to the components of the S&P 500 Index. The remaining performance shares granted, which comprised approximately 25% of the total long-term incentive value awarded, will vest to the extent that we achieve targeted levels of revenue and operating income growth as of the end of our fiscal 2018. The remaining 25% of the long-term incentive value granted to our executives was delivered in the form of time vesting RSUs. Additional details regarding the terms of the long- term incentives granted to our Named Executive Officers are provided below.

PSU Awards (based on total shareholder return)

The PSU awards based on our total shareholder return (“TSR”) that are granted to our executive officers are designed to link executive compensation with increased stockholder value. The actual number of shares of our common stock for which these PSU awards may be settled varies based on our TSR relative to the total shareholder return of the components of the S&P 500 Index during one-, two- and three-year performance periods, beginning on May 30, 2016 (the “Performance Periods”). The total number of shares earned for the three Performance Periods will vest at the end of the three-year period.

The Compensation Committee selected the S&P 500 Index as the most appropriate reference from which to evaluate our performance because it represents a reliable indicator of the general economy and reflects the unique and diverse nature of our operations. The design of the relative TSR PSUs granted in 2016 includes two changes from the shares awarded in 2015:

1.	The averaging period used to measure TSR for Trimble and for the components of benchmark was increased from 30 to 60 days. The Compensation Committee approved this change based on a determination that changes in the average share price for a shorter time horizon can be impacted by volatility of broader market, which can undermine the intention of measuring and rewarding for long term shareholder value creation.

2.	The award was divided into equally weighted tranches with one-, two- and three-year measurement periods. The relative TSR PSUs granted to our Named Executive Officers in fiscal 2015 measured performance during a single three-year performance period. The Compensation Committee approved this change in order to ensure that the award measures incremental performance during the three-year vesting time horizon with a reduced emphasis on our stock price at a single point in time.

For purposes of the PSU awards, the payout range based on our TSR relative to the S&P 500 Index over the Performance Periods is as follows:

Relative TSR Compared to Percentile Ranking across S&P 500 Member Companies	Payout Percentage of Target. (# of shares)
Maximum: 80th percentile or above	200%
Target: 50th percentile	100%
Threshold: 25th percentile	50%
Below threshold	0%

For purposes of these PSU awards, TSR for the Company and the components of the S&P 500 Index are based on the 60-trading day average stock price through the final day of the Performance Period and the 60-trading day average stock price prior to the commencement of the Performance Period, including the reinvestment of dividends where applicable to S&P 500 Index components.

PSU Awards (based on financial performance)

In 2016, the Compensation Committee approved the grant of PSUs with vesting tied to our revenue and non-GAAP operating income performance during fiscal 2018. The number of shares earned will vary from 0% to 200% of the target number of units granted to each Named Executive Officer, and earned shares will vest at the end of the performance measurement period. The levels of performance required to earn the target number of PSUs was approved by the Compensation Committee at the time of the grant, and are viewed as achievable but also challenging. In addition, the revenue and non-GAAP operating income performance levels required to earn any payout under the terms of the PSUs was established at a level that represents strong growth and improvement relative to our actual fiscal 2015 results. The decision to tie vesting of the PSUs to our revenue growth and operating income performance is aligned with our long-term strategic plan and reflects our focus on profitable growth as a key driver of stockholder value. The PSUs also include threshold levels of performance below which no shares will be earned.

The Compensation Committee’s decision to introduce a PSU award with vesting tied to our financial performance is intended to reward for strong performance in operating measures that are key to stockholder value creation, to complement our short-term incentive program by providing for measurement of revenue and operating income performance over a multi-year time horizon, and to motivate our leadership team to focus on key elements of our long-term strategic plan.

RSU Awards

The RSU awards granted to our executive officers in November and December 2016 vest in equal annual installments over the three-year period, with the first installment vesting on the first anniversary of the date of grant, contingent upon an executive officer remaining continuously employed by us through each applicable vesting date. Upon vesting, the RSU awards may be settled by issuing the number of shares of our common stock, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.

The equity awards granted to our CEO and the other Named Executive Officers in fiscal 2016 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table below.

Fiscal 2016 Long-Term Equity Awards

In 2016, grants were made to our Named Executive Officers in May, June, November and December. The May and June equity awards were granted following completion of an updated competitive market analysis by the Compensation Committee’s compensation consultant. At that time, the Compensation Committee, following receipt of award recommendations by our CEO, reviewed this analysis, as well as both Company and individual performance, and recommended to our Board of Directors equity awards at levels intended to ensure that our executive officers’ target total direct compensation for the year was both market competitive and an appropriate reflection of their performance.

During 2016, the Compensation Committee recommended, and our Board of Directors approved, the following equity awards for our CEO and the other Named Executive Officers. In February, the Compensation Committee recommended, and our Board of Directors approved, 45,000 stock options and 30,000 RSU equity awards for Mr. Painter in connection with his promotion to CFO in February 2016.

Mr. Delepine, who ceased to be CFO of the Company in February 2016, did not receive new equity grants in 2016 and is not included in the table below.

Named Executive Officer	Stock Option Awards (# of shares)	Restricted Stock Unit Awards (# of shares)	Performance Stock Unit Awards (# of shares)	Aggregate Grant Date Fair Value of Equity Awards ($)
Mr. Berglund		61,700	185,100	$6,506,882
Mr. Painter	45,000	39,375	37,500	$2,082,451
Mr. Fosburgh		17,000	43,800	$1,643,102
Mr. Gibson		11,000	33,000	$1,184,810
Mr. Matthews		11,000	33,000	$1,160,060

Welfare and Health Benefits

Our executive officers, including our CEO and the other Named Executive Officers, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health and welfare, benefits generally available to all U.S. employees. In addition, employees, including our executive officers, are eligible to participate in our Section 401(k) retirement plan. Participants in the Section 401(k) plan in general may receive up to $2,500 per year in matching Company contributions.

In structuring these benefits, we provide an aggregate level of benefits that are comparable to those provided by similar companies. Certain of the Named Executive Officers participate in our Non-Qualified Deferred Compensation Plan, further discussed below under “Post-Employment Compensation.” In addition, we pay the life insurance premiums on behalf of our CEO and the other Named Executive Officers, as part of our general death benefits for full time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our CEO and the other Named Executive Officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During fiscal 2016, neither our CEO nor any of the other Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except for contributions made by the Company on behalf of Mr. Gibson to the Company’s Deferred Compensation Plan, as described below.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We have entered into a written employment agreement with our CEO and have written employment offer letters with each of our other executive officers, including the other Named Executive Officers. In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.

In the case of our CEO and CFO, their employment arrangements also provide for certain payments and benefits in the event of certain qualifying terminations of employment regardless of whether a change in control of the Company has occurred. These post-employment compensation terms are discussed in greater detail in the “Post-Employment Compensation” section below.

In connection with Mr. Gibson’s relocation to the United States, the Company entered into a letter of assignment dated June 11, 2008, as amended December 20, 2009, under which the Company agreed to repatriate Mr. Gibson to England at the Company’s expense in the event of Mr. Gibson’s termination of employment by the Company (other than for gross misconduct) at any time or, in the event of Mr. Gibson’s retirement from the Company after 2016. The letter of assignment does not provide for a tax “gross-up” obligation by the Company in the event that any additional taxes become payable by Mr. Gibson under these arrangements. Additionally, the Company agreed to contribute 5% of Mr. Gibson’s annual base salary and MIP earnings to the Company’s Deferred Compensation Plan on Mr. Gibson’s behalf, contingent on Mr. Gibson contributing matching funds.

Post-Employment Arrangements

We have entered into change in control severance agreements (the “Severance Agreements”) with each of our executive officers including our CEO and the other Named Executive Officers. We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. The Severance Agreements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

On February 2, 2017, as recommended by the Compensation Committee, the Board of Directors approved amended and restated change in control and severance agreements with our CEO, CFO and other Named Executive Officers, as well as certain other executive officers. When approving the amended agreements, the Compensation Committee considered an analysis of market practice among the companies in our compensation peer group as well as input from the Compensation Committee’s independent consultant. The terms of these agreements are described in greater detail below under “Post-Employment Compensation.”

The Compensation Committee does not consider the specific amounts payable under the Severance Agreements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

We believe that these arrangements are designed to align the interests of our executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

For detailed descriptions of the employment arrangements and post-employment arrangements we maintain with our Named Executive Officers referenced above for the 2016 fiscal year, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Post-Employment Compensation” below.

Compensation for our Former Chief Financial Officer

On February 1, 2016, Mr. Delepine left his role as Chief Financial Officer. In connection with his termination of employment, we entered into a settlement and release agreement with him. The terms of this arrangement are described below under “Post-Employment Compensation—Separation of Mr. Delepine, CFO”.

Other Compensation Policies and Practices

Equity Awards Grant Policy

Our Board of Directors may grant equity awards while the directors are in possession of material, non-public information. Due to the fact that our Board of Directors’ regular meetings are timed to coincide with the preparation of our quarterly financial results, equity awards have and will be granted shortly before an earnings release. The Compensation Committee or our Board of Directors may also grant equity awards at a special meeting, or by unanimous written consent, in special circumstances, such as to facilitate the hiring of a key executive officer.

All equity awards are granted to our executive officers pursuant to the Company’s 2002 Stock Plan. Options to purchase shares of our common stock are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

Stock Ownership Policy

We maintain a stock ownership policy for our chief executive officer and the non-employee members of our Board of Directors to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance. This policy requires our chief executive officer to own a minimum number of shares of our common stock equal to a value of five times his or her annualized base salary. The non-employee members of our Board of Directors are required to own a minimum number of shares of our common stock shares equal to a value of $200,000.

The number of shares necessary to meet the minimum ownership level may be accumulated during the first five years following adoption of the guidelines or, if later, during the first five years after becoming chief executive officer or a member of our Board of Directors, as applicable. The shares of our common stock counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. For our CEO, this ownership level must be attained within five years from the date the policy was adopted. Mr. Berglund has achieved his required ownership level.

Policy Prohibiting Hedging

We have a policy that prohibits all hedging or monetization transactions, which could result in a director, officer or employee to continue to own the covered securities at issue, but without the full risks and rewards of ownership. If that were to occur, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. The Company considers it improper and inappropriate for its employees, including its Named Executive Officers, to engage in such transactions, and has expressly prohibited such activity under its Insider Trading Policy.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the

Compensation Committee considers the potential effects of Section 162(m) on the compensation paid to our CEO and the other Named Executive Officers.

Where reasonably practicable, the Compensation Committee seeks to qualify the performance-based incentive compensation paid or awarded to our CEO and the other Named Executive Officers for the “performance-based compensation” exemption from the deductibility limit of Section 162(m). As such, in approving the amount and form of compensation for the Named Executive Officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). To maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, however, the Compensation Committee has not adopted a policy that all compensation payable to our CEO and the other Named Executive Officers that is subject to Section 162(m) must be deductible for federal income tax purposes. From time to time, the Compensation Committee may, in its judgment, approve compensation for our CEO and the other Named Executive Officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Committee Report

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee of the Company’s Board of Directors,

Börje Ekholm, Member	Ronald S. Nersesian, Member	Nickolas W. Vande Steeg, Chairman
Compensation Committee	Compensation Committee	Compensation Committee

Also submitted by the Company’s Board of Directors other than with respect to the Tax and Accounting Treatment section of the Compensation Discussion and Analysis,

Steven W. Berglund	Kaigham (Ken) Gabriel	Merit E. Janow	Ulf J. Johansson	Meaghan Lloyd	Mark S. Peek

Executive Compensation Tables

This section includes the executive compensation tables required by Item 402 of Regulation S-K, promulgated under the Securities Act of 1933, as amended.

Summary Compensation Table

The following table sets forth the compensation information for the 2016, 2015 and 2014 fiscal years, respectively, by: (i) all persons who served as the Company’s chief executive officer during the last completed fiscal year; (ii) all persons who served as the Company’s chief financial officer during the last completed fiscal year; and (iii) the three other most highly compensated executive officers of the Company serving at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)		Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Comp- ensation (1)(4)		All Other Comp- ensation			Total
Steven W. Berglund President & Chief Executive Officer	2016 2015 2014	$ $ $	860,000 860,000 838,308	$ $ $	6,506,882 7,721,770 3,149,687	$	- 2,754,808	$ $ $	333,901 173,654 306,231		- - -		$ $ $	7,700,783 8,755,424 7,049,034
Robert Painter (7) Chief Financial Officer	2016		$365,428		$1,811,101		$271,350		$90,803		$3,000	(5)		$2,541,682
Francois Delepine (8) Former Chief Financial Officer	2016 2015 2014	$ $ $	91,538 425,000 416,827	$ $	- 1,387,950 5,028,350		$160,800	$ $	54,923 98,077	$ $ $	2,657,357 2,500 2,500	(4)(5)(9) (5) (5)	$ $ $	2,748,895 1,870,373 5,706,554
Bryn A. Fosburgh Senior Vice President	2016 \2015 2014	$ $ $	433,287 425,000 414,853	$ $ $	1,643,102 1,714,813 628,168		$549,945	$ $ $	74,728 27,462 204,070	$ $ $	3,000 2,500 2,500	(5) (5) (5)	$ $ $	2,154,117 2,169,775 1,799,536
Christopher Gibson Senior Vice President	2016 2015 2014	$ $ $	433,287 425,000 402,151	$ $ $	1,184,810 1,328,263 566,690		$494,490	$ $ $	107,665 27,462 121,120	$ $ $	22,364 21,356 1,641	(6) (6) (6)	$ $ $	1,726,462 1,802,081 1,586,092
Darryl Matthews (7) Senior Vice President	2016		$397,605		$1,160,060		-		$167,321		$3,000	(5)		$1,727,986
(1)	The amounts shown are for actual amounts paid in each fiscal year. These may differ from the annual base salaries that are established for such year, which are typically set in May. The amounts shown in the columns for Salary and Non-Equity Incentive Plan Compensation may include amounts earned in the applicable year but deferred at the election of the Named Executive Officer pursuant to the Company’s Non-Qualified Deferred Compensation Plan.
(2)	The amounts in these columns represent the grant date fair value of restricted stock unit awards for the year in which the RSUs were granted. The fair value of performance-based restricted stock units with vesting tied to our total shareholder return are valued as of the grant date using a Monte Carlo simulation and the fair value is greater that the value of Trimble’s share price at the date of grant. The fair value of our service-based and other performance-based restricted stock units is determined using the closing price of our common stock on the date of grant and the total expense associated with the performance-based awards is based upon the probable achievement of the underlying revenue and operating income performance goals as of the grant date. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of these performance-based RSUs, using the grant date fair value is $17.3 million. The fair value of the restricted stock awards was calculated pursuant to FASB ASC Topic 718 and does not necessarily represent actual value that may be realized. For a description of the assumptions used in determining the values described in this column, please refer to “Note 13: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 24, 2017.

(3)	The amounts in this column represent the grant date fair value of stock options for the year in which the stock option was granted. The fair value was calculated pursuant to FASB ASC Topic 718, using the binomial valuation model. For a description of the assumptions used in determining the values, please refer to “Note 13: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 24, 2017. These amounts do not necessarily represent actual value that may be realized.
(4)	The amounts shown consist of cash bonuses earned under the Management Incentive Plan for 2016.
(5)	The amount represents the Company matching contributions under the Company’s 401(k) plan for the periods in which they accrued. All full-time employees are eligible to participate in the Company’s 401(k) plan.
(6)	The amount represents the Company’s contributions to the Non-Qualified Deferred Compensation Plan on Mr. Gibson’s behalf pursuant to the letter of assignment between the Company and Mr. Gibson dated June 11, 2008, as amended on December 20, 2009.
(7)	Messrs. Painter and Matthews became named executive officers in 2016 and therefore only fiscal 2016 compensation is provided.
(8)	Mr. Delepine left his position as CFO on February 1, 2016 and terminated his employment with the Company in March 2016.
(9)	In connection with Mr. Delepine’s termination of employment, the Company entered into a severance agreement with Mr. Delepine, providing for certain compensation. Specifically, under the terms of the severance agreement, Mr. Delepine received a lump sum payment in the amount of his then-current base salary and target bonus for 2016 (80% of his then current base salary), in addition to amounts equal to COBRA premiums for him and his dependents for 12 months and accelerated vesting of 61,086 restricted stock units. Mr. Delepine continued to provide services to the Company through June 8, 2016 as a consultant under a consultant letter agreement and received $200,000 for such services in the form of two cash installment payments and additional vesting of 2,944 restricted stock units.

Grants of Plan-Based Awards

The table below lists the stock option grants, and restricted stock unit awards, and estimated future MIP target incentive opportunities, for each of the Named Executive Officers during the fiscal year ended December 30, 2016.

Grants Of Plan-Based Awards For The 2016 Fiscal Year (1)
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date FairValue of Stock and Option Awards (2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Steven W. Berglund	Cash Incentive			$1,075,000	$3,225,000
	PSU Award	5/3/2016 (3)				61,700	123,400	246,800				$3,342,906
	PSU Award	6/29/2016 (4)				30,850	61,700	123,400				$1,489,438
	RSU Award	11/10/2016 (5)							$61,700			$1,674,538
Robert Painter	Cash Incentive			$292,342	$877,027
	PSU Award	5/3/2016 (3)				12,375	24,750	49,500				$670,478
	PSU Award	6/29/2016 (4)				6,375	12,750	25,500				$307,785
	RSU Award	11/10/2016 (5)							$9,375			$254,438
	RSU Award	2/1/2016 (5)							$30,000			$578,400
	Stock Option	2/1/2016 (6)								45,000	$19.28	$271,350
Francois Delepine (7)	Cash Incentive			$-	$-							-
	PSU Award					0	-	-				-
	PSU Award						-	-				-
	RSU Award						-	-				-
Bryn Fosburgh	Cash Incentive			$346,630	$1,039,890
	PSU Award	5/3/2016 (3)				14,600	29,200	58,400				$791,028
	PSU Award	6/29/2016 (4)				7,300	14,600	29,200				$352,444
	RSU Award	12/9/2016 (5)							17,000			$499,630
Christopher Gibson	Cash Incentive			$346,630	$1,039,890
	PSU Award	5/3/2016 (3)				11,000	22,000	44000				$595,980
	PSU Award	6/29/2016 (4)				5,500	11000	22000				$265,540
	RSU Award	12/9/2016 (5)							11,000			$323,290
Darryl Matthews	Cash Incentive			$318,084	954,252
	PSU Award	5/3/2016(3)				11,000	22,000	44,000				$595,980
	PSU Award	6/29/2016 (4)				5,500	11,000	22,000				$265,540
	RSU Award	11/10/2016 (5)							11,000			$298,540
(1)	The annual target cash incentive opportunities under the MIP for the 2016 fiscal year were as follows: Mr. Berglund, 125% of his annual base salary; and Messrs. Painter, Fosburgh, Gibson and Matthews, 80% of each of their respective annual base salaries.
(2)	The fair value of performance-based restricted stock units with vesting tied to our total shareholder return are valued as of the grant date using a Monte Carlo simulation and the fair value is greater that the value of Trimble’s share price at the date of grant. The fair value of our service-based and other performance-based restricted stock units is determined using the closing price of our common stock on the date of grant and the total expense associated with the performance-based awards is based upon the probable achievement of the underlying revenue and operating income performance goals as of the grant date. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of these performance-based RSUs, using the grant date fair value is $17.3 million. The fair value of stock options are valued as of the grant date using the binomial valuation model. The fair values were calculated in accordance with FASB ASC 718. For a description of the assumptions used in determining the values described in these columns, please refer to “Note 13: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 24, 2017. These amounts do not necessarily represent actual value that may be realized.

(3)	The PSUs granted on May 3, 2016 are scheduled to vest on May 30, 2019, with an annual scoring window on May 30, 2017, May 30, 2018 and May 30, 2019, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period beginning on May 30, 2016 and ending on May 30, 2019. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PSUs vest depending on the Company’s relative TSR of its common stock as compared to the TSR of the other companies included in the S&P 500 Index over the performance period, with 100% of the target PSUs vesting if the Company’s TSR is at the 50th percentile.
(4)	The PSUs granted on June 29, 2016 are scheduled to vest on December 28, 2018, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period as of the end of December 28, 2018. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PSUs vest depending on the Company’s revenue and operating income percentage performance.
(5)	These time-based RSU grants vests 1/3 on each anniversary of the grant date such that the RSUs become fully vested three years from the date of grant, subject to each officer’s continued employment with the Company through such anniversary date. Upon vesting, the RSUs may be settled by issuing the number of shares shown in the table, or by making a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.
(6)	The exercise price of the stock options granted to Mr. Painter in connection with his promotion to CFO on February 1, 2016 was equal to the closing price of the Company’s Common Stock on the date of grant.
(7)	Mr. Delepine left his position as CFO of the Company in February 2016. He did not receive any cash incentive awards under the MIP or new equity award grants in fiscal 2016.

Outstanding Equity Awards at Fiscal Year-End

The table below shows the stock options and stock awards outstanding for each of the Named Executive Officers as of the fiscal year ended December 30, 2016.

OUTSTANDING EQUITY AWARDS
Name	Grant Date		Option Awards				Stock Awards
			Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (9)	Equity Incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (10)	Equity Incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (9)
Steven W. Berglund	5/3/2011	(1)	200,000	-	$21.53	5/3/2018
	10/28/2011	(1)	400,000	-	$20.64	10/28/2018
	5/1/2012	(1)	229,166	20,834	$26.98	5/1/2019
	10/29/2012	(1)	166,666	33,334	$23.53	10/29/2019
	5/7/2013	(2)	149,312	17,363	$28.08	5/7/2020
	10/29/2013	(2)(3)	170,208	44,792	$28.2	10/29/2020
	5/9/2014	(2)(3)	83,037	45,538	$35.02	5/9/2021	42,858	$1,292,169
	11/6/2014	(2)(3)	93,750	86,250	$27.48	11/6/2021	60,000	$1,809,000
	7/8/2015	(4)							100,000	$3,015,000
	11/6/2015	(5)							75,370	$2,272,406
	11/6/2015	(8)					63,269	$1,907,560
	5/3/2016	(6)							123,400	$3,720,510
	6/29/2016	(7)							61,700	$1,860,255
	11/10/2016	(8)					61,700	$1,860,255
Robert Painter	4/27/2010	(1)	5,000	-	$15.4	4/27/2017
	10/26/2010	(1)	10,000		$18.1	10/26/2017
	5/3/2011	(1)	8,000		$21.53	5/3/2018
	10/28/2011	(1)	10,000		$20.64	10/28/2018
	5/1/2012	(1)	7,334	666	$26.98	5/1/2019
	10/29/2012	(1)	5,000	1,000	$23.53	10/29/2019
	5/7/2013	(2)	4,747	553	$28.08	5/7/2020
	10/29/2013	(2)	4,750	1,250	$28.2	10/29/2020
	5/9/2014	(2)(3)	2,260	1,240	$35.02	5/9/2021	1,167	$35,185
	11/6/2014	(2)(3)	2,734	2,516	$27.48	11/6/2021	1,750	$52,763
	5/7/2015	(2)(3)	-	2,660	$25.29	5/7/2022	1,770	$53,366
	11/6/2015	(3)					5,000	$150,750
	2/1/2016	(8)	-	45,000	$19.28	2/1/2023	30,000	$904,500
	5/3/2016	(6)							24,750	$746,213
	6/29/2016	(7)							12,750	$384,413
	11/10/2016	(8)					9,375	$282,656
Francois Delepine
Bryn A. Fosburgh	5/1/2012	(1)	45,834	4,166	$26.98	5/1/2019
	10/29/2012	(1)	1,332	6,668	$23.53	10/29/2019
	5/7/2013	(2)	26,875	3,125	$28.08	5/7/2020
	10/29/2013	(2)	31,666	8,334	$28.2	10/29/2020
	5/9/2014	(2)(3)	11,947	6,553	$35.02	5/9/2021	6,167	$185,935
	11/6/2014	(2)(3)	23,437	21,563	$27.48	11/6/2021	15,000	$452,250
	7/8/2015	(4)							23,900	$720,585
	11/6/2015	(5)							8,050	$242,708
	11/6/2015	(6)					21,407	$645,421
	5/3/2016	(6)							29,200	$880,380
	6/29/2016	(7)							14,600	$440,190
	12/9/2016	(8)					17,000	$512,550
Christopher Gibson	10/26/2010	(1)	80,000		$18.1	10/26/2017
	5/3/2011	(1)	50,000		$21.53	5/3/2018
	10/28/2011	(1)	80,000		$20.64	10/28/2018
	5/1/2012	(1)	45,834	4,166	$26.98	5/1/2019
	10/29/2012	(1)	33,332	6,668	$23.53	10/29/2019
	5/7/2013	(2)	26,875	3,125	$28.08	5/7/2020
	10/29/2013	(2)	31,666	8,334	$28.2	10/29/2020
	5/9/2014	(2)(3)	10,979	6,021	$35.02	5/9/2021	5,667	$170,860
	11/6/2014	(2)(3)	20,833	17,785	$27.48	11/6/2021	13,400	$404,010
	7/8/2015	(4)							13,700	$413,055
	11/6/2015	(5)							10,650	$321,098
	11/6/2015	(8)					16,315	$491,897
	5/3/2016	(6)							22,000	$663,300
	6/29/2016	(7)							11,000	$331,650
	12/9/2016	(8)					11,000	$331,650
Darryl Matthews	9/1/2015	(8)					17,057	$514,269
	11/6/2015	(8)					5,025	$151,504	7,500	$226,125
	5/3/2016	(6)							22,000	$663,300
	6/29/2016	(7)							11,000	$331,650
	11/10/2016	(8)					11,000	$331,650

(1)	The stock options vest 40% on the second anniversary of the date of the grant and 1/60[h] each month thereafter such that the stock options become fully vested five years from the date of grant.
(2)	The stock options vest 50% on the second anniversary of the date of the grant and 1/48th each month thereafter such that the stock options become fully vested four years from the date of grant.
(3)	The RSUs vest in full on the third anniversary of the grant date, subject to each Named Executive Officer’s continued employment with the Company through such anniversary date. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown in the table, or by making a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.
(4)	The PSUs granted on July 8, 2015 are scheduled to vest on March 31, 2018, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period beginning on July 8, 2015 and ending on March 31, 2018. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PSUs vest depending on the Company’s relative TSR of its common stock as compared to the TSR of the component stocks of the S&P 500 Index over the performance period, with 100% of the target PSUs vesting if the Company’s TSR is at the 50th percentile.
(5)	The PSUs granted on November 6, 2015 are scheduled to vest on March 31, 2018, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period beginning on November 6, 2015 and ending on March 31, 2018. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PSUs vest depending on the Company’s relative TSR of its common stock as compared to the TSR of the component stocks of the S&P 500 Index over the performance period, with 100% of the target PSUs vesting if the Company’s TSR is at the 50th percentile.
(6)	The PSUs granted on May 3, 2016 are scheduled to vest on May 30, 2019, subject to each officer’s continued employment with the Company through the vesting date of the third and final tranche and satisfaction of performance conditions for the performance period beginning on May 30, 2016 and ending on May 30, 2019. The award is divided into equally weighted tranches with one-, two- and three-year measurement periods, with vesting occurring on May 30, 2019 for all PSUs based on continued employment. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PSUs vest depending on the Company’s relative TSR of its common stock as compared to the TSR of the component stocks of the S&P 500 Index over the performance period, with 100% of the target PSUs vesting if the Company’s TSR is at the 50th percentile.
(7)	The PSUs granted on June 29, 2016 are scheduled to vest on December 28, 2018, subject to each officer’s continued employment with the Company through the vesting date and satisfaction of performance conditions for the performance period beginning on December 30, 2017 and ending on December 28, 2018. As described under “Compensation Discussion and Analysis”, in each case, between 0% and 200% of the target number of PSUs vest depending on the Company’s revenue and non-GAAP operating income margin performance during fiscal 2018.
(8)	One third of the RSUs vest on each anniversary of the date of the grant such that the RSUs become fully vested three years from the date of grant, subject to each Named Executive Officer’s continued employment with the Company through such anniversary date. Upon vesting, the RSUs may be settled by issuing the number of shares shown in the table, or by making a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.
(9)	The market value of the unvested portion of the RSUs and PSUs for each Named Executive Officer was calculated by multiplying the number of unvested shares by the closing price of the Company’s Common Stock on December 30, 2016, which was $30.15.
(10)	The number and value of PSUs shown reflect the target number of shares. As described under “Executive Compensation—Compensation Discussion and Analysis,” in each case, between 0% and 200% of the PSUs vest depending on: (i) our TSR relative to the TSRs of the component stocks of the S&P 500 Index over the relevant performance period or (ii) the Company’s attainment of certain 2018 operating income and revenue performance.

Option Exercises and Stock Vested

The table below shows the aggregate number of shares subject to stock options that were exercised by each of the Named Executive Officers and the aggregate number of shares acquired through vesting of RSU awards, during the fiscal year ended December 30, 2016.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1)	Number of shares acquired on vesting (#)	Value realized on vesting (2)
Steven W. Berglund	1,150,000	$13,455,462	128,936	$3,380,404
Robert Painter	14,000	$224,425	2,900	$76,025
Francois Delepine	-	$-	93,661	$2,206,709
Bryn A. Fosburgh	148,170	$853,418	28,076	$737,580
Christopher Gibson	132,800	$2,018,199	26,668	$698,273
Darryl Matthews	-	$-	10,876	$293,712
(1)	The value realized on exercise of stock option awards is determined by multiplying the difference between the closing price of a share of our Common Stock on the NASDAQ on the exercise date and the option exercise price by the number of shares exercised.
(2)	The value realized on vesting of stock awards is determined by multiplying the closing price of a share of our Common Stock on the date of vesting by the number of shares vesting.

Non-Qualified Deferred Compensation

The Company has adopted a Non-Qualified Deferred Compensation Plan (“DCP”) in which certain employees, officers and members of the Board of Directors may participate. Participants in the DCP may elect to defer a portion of their salary, bonus or director fees in accordance with the terms of the DCP. Participation in the DCP is voluntary. A participant in the DCP may defer a minimum of 5% of the participant’s base salary and a maximum of: 90% of base salary, 85% of bonus or 100% of director’s fees.

Except for Mr. Gibson, the Company has not made any contributions to the DCP on behalf of the members of the Board of Directors or the Named Executive Officers, even though the Company has the ability to do so under the terms of the DCP. In connection with Mr. Gibson’s relocation to the United States, and pursuant to a letter of assignment dated June 11, 2008, as amended on December 20, 2009, the Company agreed to contribute to the DCP on Mr. Gibson’s behalf in the amount of 5% of Mr. Gibson’s annual base salary and MIP earnings. The Company’s contribution is contingent upon Mr. Gibson contributing matching funds to the DCP. The Company’s contribution is made on a quarterly basis, and is net of applicable taxes.

Contributions by participants are held in an irrevocable grantor trust for the benefit of the participants, and are subject to claims by the Company’s general creditors. Upon enrollment in the DCP, participants may choose from a selection of measurement funds in which to place their contributions. The DCP’s measurement funds are similar to the funds available to employees who participate in the Company’s 401(k) retirement plan. Participants may elect to receive withdrawals from the DCP in the form of scheduled distributions, retirement benefits, or in the event of a change in control, as defined in the DCP. The DCP also provides for distributions in the event of a participant’s termination of employment, disability or death. In addition, participants may request withdrawals from the DCP in the event of a severe financial hardship.

The table below shows contributions to the DCP by, or on behalf of, each of the Named Executive Officers during the fiscal year ended December 30, 2016.

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in 2016 (1)	Company Contributions in 2016 (2)	Aggregate Earnings (Losses) in 2016 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/30/2016
Steven W. Berglund	$-	$-	$-	$-	$-
Robert Painter	$-	$-	$2,459	$-	$29,317
Francois Delepine	$-	$-	$3,087	$(46,779)	$0
Bryn A. Fosburgh	$-	$-	$-	$-	$-
Chris Gibson	$27,157	$22,364	$88,392	$-	$753,902
Darryl Matthews	$-	$-	$-	$-	$-
(1)	The amount of each Named Executive Officer’s contribution to the DCP, if any, is included in the “Salary” column of the Summary Compensation Table for each respective officer for the fiscal year in which such compensation was earned.
(2)	The amount of the Company’s contribution to the DCP for each Named Executive Officer, if any, has been included in the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts included in this column are not reported as compensation in the Summary Compensation Table.

Post-Employment Compensation

Potential Payments upon Termination or a Change in Control

The Company’s Board of Directors approved a standard form of change in control and severance agreement for executive officers in 2003, and modified this form in 2008 to comply with Section 409A of the Code. As of the end of the 2016 fiscal year, all of the Named Executive Officers, including the chief executive officer, were parties to such change in control and severance agreements with the Company.

The standard form of agreement in effect in fiscal 2016 provided that each of the executive’s then-unvested stock options would vest upon a change in control (as defined in the agreement). The standard agreement in effect for 2016 also provided that, if the executive’s employment was terminated other than by reason of a Nonqualifying Termination (as defined in the agreement) within the period commencing with the change in control and ending one year following the change in control (or prior to a change in control if such termination was at the request of the potential acquirer), (i) the executive would receive a severance payment equal to one year of base salary plus the highest of the executive’s target bonus for the fiscal year in which the change in control occurs, the executive’s target bonus for the fiscal year in which the termination occurs, or the average of the executive’s bonus for the three years preceding the termination (each calculated in accordance with the terms of the agreement), (ii) the Company would continue to provide the executive and the executive’s dependents with medical and other insurance for a period of one year following the date of termination of employment on the same basis as provided prior to termination or prior to the change in control, whichever is greater, and (iii) the executive would be able to exercise any then-outstanding stock options for a period of one year following the date of termination of employment, unless such options expire earlier. Such executive would have also been entitled to a pro rata portion of the executive’s target bonus for the year in which the termination of employment occurred (or if greater, a pro rata portion of the executive’s projected bonus for the year based on quarterly financial performance).

In the event that the benefits payable under the change in control and severance agreement constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the executive’s benefits under the change in control and severance agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the executive on an after-tax basis, of the greatest amount of benefits. The foregoing shall take into account the applicable federal, state and local income taxes and the Excise Tax, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. None of the change in control and severance agreements provide for a tax “gross-up” obligation by the Company in the event that any Excise Tax becomes payable by a Named Executive Officer.

The foregoing description of the Change in Control and Severance Agreements is qualified in its entirety by the form of change in control and severance agreement filed as exhibit 10.13 to the Company’s Annual Report on Form 10-K filed on March 2, 2009.

The Board of Directors evaluated a variety of factors that would constitute triggering events for executives and determined that those factors included in the form of change in control and severance agreement were appropriate.

The table below sets forth the estimated benefits that each respective Named Executive Officer would receive under his form of change in control severance agreement in effect as of December 30, 2016. The calculation of the estimated payments described in the table is based upon the assumption that a change in control event occurred on December 30, 2016 (except as otherwise indicated), and that each Named Executive Officer’s employment terminated upon or immediately following such event.

POTENTIAL PAYMENTS UPON A CHANGE-IN-CONTROL AND QUALIFYING TERMINATION
Name	Salary	Bonus accrued but unpaid as of 12/30/2016 (1)	Bonus (2)	Accrued vacation	Health benefits (3)	Total
Steven W. Berglund	$860,000	$160,247	$1,075,000	$13,231	$14,165	$2,122,642
Robert Painter	$375,000	$46,957	$292,000	$67,788	$17,694	$799,439
Bryn A. Fosburgh	$437,750	$47,266	$347,000	$51,625	$10,064	$893,705
Christopher Gibson	$437,750	$52,742	$347,000	$28,622	$12,158	$878,272
Darryl Matthews	$401,700	$142,121	$318,000	$0	$14,910	$876,731

(1)	The bonus amount represents the amount of incentive bonus accrued under the MIP as of December 30, 2016.
(2)	Under the Company’s change in control and severance agreement, each Named Executive Officer is entitled to receive the highest of the target bonus for the fiscal year in which the change in control occurs or in which the termination occurs, or the average of the executive’s actual bonuses paid for the three years preceding the termination.
(3)	Health benefits are calculated as of December 30, 2016 and reflect 2016 health plan rates.

In addition, in accordance with the change in control and severance agreements in effect for 2016, all unvested stock options for the Named Executive Officers listed below would have immediately vested upon the occurrence of a change in control event, as that term is defined in each named executive officer’s change in control and severance agreement. Under the terms of the Company’s 2002 Stock Plan, (i) if, in connection with a change in control, the then-unvested restricted stock units for the Named Executive Officers are not assumed by an acquiring company, the restricted stock units would immediately vest or (ii) if the restricted stock units are assumed by an acquiring company, and a Named Executive Officer is terminated for certain qualifying reasons following a change in control (or prior to a change in control if such termination was at the request of the potential acquirer), the then-unvested restricted stock units would immediately vest.

For performance-based restricted stock units (“PSU awards or PSUs”), in the event of a change in control prior to the end of the applicable performance period (i) the performance period will be shortened to end on a date preceding the consummation of the change in control to be selected by the Administrator, (ii) a pro rata number of PSUs shall vest immediately prior to the change in control equal to the product of the number of PSUs that become eligible to vest based on the attainment level of the applicable performance goals calculated as of the last day of the shortened performance period, multiplied by a fraction, the numerator of which is the number of days between the date of grant of the PSUs and the date of the change in control and the denominator of which shall be the number of days in the performance period (the “Pro Rata Portion”), rounded up to the nearest whole number of PSUs. The amounts shown below reflect the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a change in control event had occurred on December 30, 2016.

Name	Accelerated Vesting of			Aggregate market value of accelerated in-the-money options as of 12/30/2016 (1)	Aggregate market value of accelerated restricted stock units as of 12/30/2016 (2)	Total
	Options (#)	Time-Based RSUs (#)	Performance-Based RSUs (#)
Steven W. Berglund	248,111	258,988	330,325	$640,392	$17,767,877	$18,408,269
Robert Painter (3)	54,885	49,062	30,368	$521,112	$2,394,815	$2,915,927
Bryn A. Fosburgh	49,227	59,574	69,042	$134,507	$3,877,772	$4,012,279
Christopher Gibson	46,099	46,382	51,741	$127,575	$2,958,408	$3,085,983
Darryl Matthews (4)	0	33,082	26,659	$0	$1,801,191	$1,801,191
(1)	The amounts shown in this column represent the market value of the unvested options on December 30, 2016, less the exercise price of such options. The closing price of the Company’s common stock on December 30, 2016 was $30.15. Under the terms of the change in control severance agreements in effect for 2016, executive officers’ stock options accelerate upon a change in control, which is referred to as a “single-trigger” benefit.
(2)

The aggregate market value of the unvested portion of RSUs and PSUs for which vesting would accelerate for each Named Executive Officer was calculated by multiplying the number of unvested shares by the closing price of the Company’s common stock on December 30, 2016, which was $30.15. Accelerated vesting of the RSUs and PSUs is a double-trigger benefit.
(3)	Under Mr. Painter’s executive severance agreement dated February 1, 2016, 50% of Mr. Painter’s executive promotional RSUs and stock options shall vest upon termination without cause or good reason. Mr. Painter was granted 45,000 stock options and 30,000 RSUs on February 1, 2016.
(4)	Under Mr. Matthew’s executive severance agreement dated August 5, 2015 Mr. Matthew’s initial RSU award shall vest upon termination without cause or good reason. 50% of the shares shall vest if the date of termination is on or prior to the first anniversary of the termination date, 75% of the shares shall vest if the date of termination is after the first anniversary, and on or prior to the second anniversary, and 100% of the shares shall vest if the date of termination is after the second anniversary and on or prior to the third anniversary. Mr. Matthews was initially granted 17,057 RSUs on September 1, 2015.

In addition to the benefits described above, under Mr. Berglund’s arrangement, he was eligible to receive certain severance benefits pursuant to a letter of employment dated March 17, 1999. Specifically, in the event of an involuntary termination, or upon his disability or any termination other than for cause, under his letter of employment, Mr. Berglund would have been eligible to receive twelve months’ severance pay in an amount equal to his base salary at the date of separation, plus one half of his annual bonus accrued to the date of separation.

On February 2, 2017, the Board of Directors, at the recommendation of the Compensation Committee, approved amended and restated Change in Control and Severance Agreements with the Named Executive Officers, including our CEO. The Company reported the amendments to the Change in Control and Severance Agreements on Form 8-K filed on February 7, 2017. Under the amended agreement with Mr. Berglund, if his employment is terminated other than by reason of a Nonqualifying Termination, he will receive the following benefits:

•	200% of his base salary and target bonus amount;
•	a prorated bonus for the then-current year;
•	eighteen months of continued health coverage;
•	credit for an additional twelve-months of service time towards vesting of his outstanding options and restricted stock units; and
•

his performance stock units will vest at the end of the applicable performance period on a pro rata basis based on the length of time from the date of the grant to the date of termination, subject to satisfaction of the performance-based vesting condition.

In addition, under his amended agreement, if Mr. Berglund is terminated within three months prior to or 12 months following a change in control, all of his outstanding options and restricted stock units will accelerate and become vested and exercisable, and he will receive an additional twelve-month period in which to exercise his equity awards.

Under the severance agreements with each of the other Named Executive Officers, if the executive’s employment is terminated other than by reason of a Nonqualifying Termination, the executive will receive:

•	100% of his base salary and target bonus amount;
•	a prorated bonus for the then-current year;
•	14 months of continued health coverage;
•	The executive’s outstanding options and restricted stock units will vest pro rata based on the date of termination; and

•

The executive’s performance stock units will vest on a pro rata basis based on the length of time from the date of the grant to the date of termination, subject to satisfaction of the performance-based vesting condition.

In addition, under the amended and restated change of control agreements, if one of the Named Executive Officer’s employment is terminated other than by reason of a Nonqualifying Termination, within three months prior to or 12 months following a change in control, the executive will receive the following benefits:

•	150% of his base salary and target bonus amount;
•	a prorated bonus for the then-current year;
•	14 months of continued health coverage, and
•	all of the executive’s outstanding options and restricted stock units will accelerate and become vested and exercisable.

For both Mr. Berglund and the other executive officers, in connection with a change of control, satisfaction of the performance-based vesting condition for performance stock units will be evaluated based on performance to date at the time of the change of control. To the extent the performance-based vesting condition is satisfied, performance stock units will vest on a pro rata basis based on the length of time since the date of the grant, with vested units being paid out and any remaining unvested units to be converted into restricted stock units of the acquirer. For both Mr. Berglund and the other executive officers, past stock options that were granted subject to terms providing for acceleration upon a change of control are grandfathered.

Chief Executive Officer

As noted above, under Mr. Berglund’s letter of employment dated March 17, 1999, he was eligible to receive certain severance benefits in the event of an involuntary termination, or upon his disability or any termination other than for cause. Specifically, Mr. Berglund was eligible to receive twelve months’ severance pay in an amount equal to his base salary at the date of separation, plus one half of his annual bonus accrued to the date of separation.

An “Involuntary Termination” under the letter of employment means: (i) without Mr. Berglund’s consent, his assignment to any duties or the significant reduction of his duties, either of which is inconsistent with his position or title with the Company and responsibilities in effect immediately prior to such assignment, or his removal from such position and responsibility, or a reduction in his title; (ii) a greater than 10% reduction by the Company in Mr. Berglund’s base compensation as in effect immediately prior to such reduction; provided, however, that such reduction shall not apply if substantially all executive officers of the Company agree to a similar reduction in base compensation; or (iii) any purported termination of Mr. Berglund by the Company (other than a voluntary termination initiated by Mr. Berglund) which is not effected for disability or for cause.

Mr. Berglund would not receive severance benefits under the letter of employment if his employment is terminated for cause, which includes that he: (i) is convicted of a felony; (ii) commits any willful act which constitutes gross misconduct and which is injurious to the Company and which is not cured within 30 days after written notice of such breach is given to Mr. Berglund by the Board of Directors; or (iii) continuously and repeatedly refuses to abide by the reasonable directions of the Board of Directors. The description of Mr. Berglund’s employment letter is qualified in its entirety by the text of the letter of employment dated March 17, 1999, which is filed as exhibit 10.67 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

The table below sets forth the estimated severance payments payable to Mr. Berglund upon an involuntary termination, disability or a termination other than for cause under the letter of employment dated March 17, 1999. The amounts shown assume that an involuntary termination event occurred on December 30, 2016.

12 Months’ Base Salary	50% of Accrued Bonus (1)	Total
$860,000	$166,951	$1,026,951

Separation of Mr. Delepine, CFO

As described above, Mr. Delepine left his role as CFO effective February 1, 2016, and provided services to the Company as a consultant through June 2016. In connection with his termination, the Company entered into a severance agreement with Mr. Delepine, providing for certain compensation. Specifically, under the terms of the severance agreement, Mr. Delepine received a lump sum payment in the amount of his then-current base salary and target bonus for 2016 (80% of his then current base salary), in addition to amounts equal to COBRA premiums for him and his dependents for 12 months and accelerated vesting of 61,086 restricted stock units. Mr. Delepine continued to provide services to the Company through June 8, 2016 as a consultant under a consultant letter agreement and received $200,000 for such services in the form of two cash installment payments and additional vesting of 2,944 restricted stock units.

Salary	Target Bonus 2016	COBRA	Value of RSU vesting acceleration	Consultant Salary	Value of RSU vesting for consulting
$425,000	$340,000	$21,926	$1,591,887	$200,000	$76,044

Letter Agreement with Mr. Gibson

In connection with Mr. Gibson’s relocation to the United States, the Company entered into a letter of assignment dated June 11, 2008, as amended December 20, 2009, under which the Company agreed to repatriate Mr. Gibson to England at the Company’s expense in the event of Mr. Gibson’s termination of employment by the Company (other than for gross misconduct) at any time or, in the event of Mr. Gibson’s retirement from the Company after 2016. The letter of assignment does not provide for a tax “gross-up” obligation by the Company in the event that any additional taxes become payable by Mr. Gibson under these arrangements.

Trimble Age & Service Equity Vesting Program

Commencing in 2017, a new post-employment arrangement was adopted for certain eligible executive officers, including each of the Named Executive Officers. Under the Trimble Age & Service Equity Vesting Program, in the event a Named Executive Officer experiences qualifying retirement, time-based vesting restricted stock units and other time-based equity granted after November 1, 2016 will fully vest. Performance stock units granted to a participating executive from and after November 1, 2016 will vest on a pro rata basis as of the qualifying retirement date, subject to the satisfaction of any performance-based vesting conditions. A qualifying retirement requires a minimum age of 55, a minimum of 10 years of total service, and both years of age and years of service combining to total at least 70 years. Participating executive officers are required to provide at least six months’ advance notice of their retirement and agree to a general release of claims and to non-solicitation and non-competition obligations. In addition, upon a qualifying retirement of a participating executive, the executive will receive a lump sum medical and dental benefit in the amount of $50,000.

Death Benefits

The Company provides certain death benefits generally to its full time employees, including to the Named Executive Officers. In the event of the death of a Named Executive Officer, the following payments and benefits would become payable in a lump sum or provided to such Named Executive Officer’s estate (unless otherwise noted): (i) payment of six months’ base salary to the surviving spouse/dependents of the Named Executive Officer, (ii) with respect to equity awards granted on or after July 30, 2012, vesting of those awards that would have vested within the two years following the death of the Named Executive Officer but for such death, (iii) payout under the life insurance policy (with base coverage of 2 times base salary) on the Named Executive Officer, (iv) 12 months’ of continued health insurance coverage for the surviving spouse/dependents of the Named Executive Officer, and (v) a pro rata payment under the MIP based on the date of the Named Executive Officer’s death. The table below sets forth the value of the foregoing, assuming that the triggering event occurred on December 30, 2016 (except as otherwise indicated):

Name	6 Months Base Salary	Aggregate Market Value of Accelerated Vesting of Options and RSUs (# of Shares) (1)	Life Insurance (2)	Health Benefits (3)	Pro Rata Bonus (4)	Total (5)
Steven W. Berglund	$430,000	$19,913,398	$1,100,000	$15,683	$160,247	$21,619,328
Robert Painter	$187,500	$1,959,833	$550,000	$18,453	$46,957	$2,762,743
Bryn A. Fosburgh	$218,875	$3,689,176	$850,000	$11,237	$47,266	$3,853,261
Christopher Gibson	$218,875	$3,322,669	$850,000	$13,331	$52,742	$3,723,464
Darryl Matthews	$200,850	$1,787,581	$780,000	$15,987	$142,121	$2,700,414
(1)	The market value of the accelerated portion of the restricted stock units and stock options for each Named Executive Officer was calculated by using the closing price of the Company’s Common Stock on December 30, 2016, which was $30.15.
(2)

Life insurance payouts are based on the Named Executive Officer’s “benefit salary” which is defined as his or her base salary as of September 1st of the previous fiscal year. Mr. Berglund’s life insurance payout is capped at $1,100,000.

(3)	Health benefits reflect twelve months of COBRA premiums for the Named Executive Officer’s spouse and/or dependents, and are calculated as of December 31, 2016 to reflect 2016 health plan rates.
(4)	The incentive bonus amount represents the amount of bonus accrued but unpaid under the MIP as of December 30, 2016.
(5)	Named Executive Officers are also entitled to additional death benefits due to a death caused by an accident while working for the Company or while traveling on Company business. Officers and vice presidents of the Company are entitled to an additional $500,000 if they die while traveling on Company business. An employee of the Company who dies in an accident while working for the Company will be entitled to receive an additional 2x his or her base salary.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is a separately-designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and operates under a written charter adopted by the Board of Directors. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent auditor.

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements and financial reporting process with the Company’s management, which has the primary responsibility for the Company’s consolidated financial statements and financial reporting processes, including establishing and maintaining adequate internal controls over financial reporting and evaluating the effectiveness of such internal controls. EY, the Company’s current independent auditor, is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed and candidly discussed with EY the overall scope and plans of its audits, its evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting processes and accounting principles and judgment, and the clarity of disclosures in the Company’s consolidated financial statements.

The Audit Committee has discussed with EY those matters required to be discussed by AS 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). EY has provided the Audit Committee with the written disclosures and the letter required by the PCAOB. The Audit Committee has also discussed with EY its independence from management, and the Company and has also determined that EY’s provision of non-audit services (such as tax-related services) to the Company and its affiliates is compatible with maintaining the independence of EY with respect to the Company and its management.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2016.

Submitted by the Audit Committee of the Company’s Board of Directors,

Ulf J. Johansson, Member	Mark S. Peek, Chair	Nickolas W. Vande Steeg, Member
Audit Committee	Audit Committee	Audit Committee

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 6, 2017, the Record Date, by the persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding Common Stock. The applicable percentage of share ownership in the table is based on 252,752,700 shares of the Company’s Common Stock outstanding at March 6, 2017.

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, New York, 10055 (1)	21,365,264	8.5%
Capital Research Global Investors 335 South Hope Street, Los Angeles, California 90071(2)	19,592,097	7.8%
The Vanguard Group 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 (3)	19,585,246	7.7%
FMR LLC 245 Summer Street, Boston, Massachusetts 02210 (4)	15,548,863	6.2%
(1)	The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A as filed with the SEC on January 27, 2017. BlackRock, Inc. has sole voting power over 19,584,088 shares of the Company’s Common Stock and sole dispositive power over 21,365,264 shares of the Company’s Common Stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s Common Stock beneficially owned by BlackRock, Inc., but. no one person’s interest in these shares of the Company’s Common Stock is more than five percent of the total outstanding shares of the Company’s Common Stock.
(2)	The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A as filed by Capital Research Global Investors with the SEC on February 13, 2017. Capital Research Global Investors, which is a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of 19,592,097 shares of the Company’s Common Stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(3)	The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A as filed with the SEC on February 13, 2017. The Vanguard Group has sole voting power over 203,868 shares of the Company’s Common Stock, shared voting power over 42,694 shares of the Company’s Common Stock, sole dispositive power over 19,346,944 shares of the Company’s Common Stock and shared dispositive power over 238,302 shares of the Company’s Common Stock.

(4)	The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A as filed by FMR LLC with the SEC on February 14, 2017. FMR LLC has sole power to vote or to direct the vote of 1,330,266 shares of the Company’s Common Stock and sole power to dispose or to direct the disposition of 15,548,863 shares of the Company’s Common Stock. Abigail P. Johnson, Director, Chairman and Chief Executive Officer of FMR LLC, and members of her family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC, and has sole power to vote or to direct the vote of 1,330,266 shares of the Company’s Common Stock and sole power to dispose or to direct the disposition of 15,548,863 shares of the Company’s Common Stock. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s Common Stock beneficially owned by FMR, LLC, but. no one person’s interest in these shares of the Company’s Common Stock is more than five percent of the total outstanding shares of the Company’s Common Stock.

Security Ownership of Management

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 6, 2017, the Record Date, (unless otherwise noted below) by: (i) all directors and nominees; (ii) all executive officers of the Company named in the Summary Compensation Table presented in this Proxy Statement; and (iii) all directors and executive officers of the Company, as a group. The applicable percentage share ownership is based on 252,752,700 shares of the Company’s Common Stock outstanding at March 6, 2017.

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, restricted stock units, or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Berglund, Steven (2)	1,852,447	*
Painter, Robert (3)	71,563	*
Delepine, Francois	0	*
Ekholm, Börje (4)	33,670	*
Fosburgh, Bryn (5)	24,073	*
Gabriel, Kaigham (Ken) (6)	16,670	*
Gibson, Chris (7)	408,898	*
Janow, Merit (8)	136,004	*
Johansson, Ulf (9)	182,670	*
Kirkland, James (10)	210,697	*

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Kliem, Jürgen (11)	54,854	*
Lloyd, Meaghan (12)	11,717	*
Matthews, Darryl	0	*
Nersesian, Ronald (13)	126,820	*
Peek, Mark (14)	131,198	*
Sankpal, Sachin	14,967	*
Shepard, Julie (15)	115,216	*
Vande Steeg, Nickolas (16)	136,370	*
Veneziano, James (17)	28,474	*
All Directors, Nominees and Executive Officers, as a group (19 persons) (18)	3,556,309	1.4%

*	Indicates less than 1%
(1)	The business address of each of the persons named in this table is: c/o Trimble Inc, 935 Stewart Drive, Sunnyvale, California 94085.
(2)	Includes 91,690 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(3)	Includes 12,637 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(4)	Includes 11,717 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(5)	Includes 17,960 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(6)	Includes 11,717 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(7)	Includes 17,417 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(8)	Includes 11,717 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(9)	Includes 11,717 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(10)	Includes 12,893 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(11)	Includes 12,951 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(12)	Includes 11,717 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(13)	Includes 11,717 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(14)	Includes 11,717 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(15)	Includes 6,049 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(16)	Includes 11,717 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.
(17)	Includes 16,776 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.

(18)	Includes 282,109 shares subject to options exercisable or shares issuable upon vesting of RSUs on or prior to May 5, 2017.

Equity Compensation Plan Information

The following table sets forth, as of December 30, 2016, the total number of securities outstanding under the Company’s equity plans, the weighted average exercise price of such options, and the number of options available for grant under such plans. For a complete description of the Company’s equity compensation plans, please see Note 13 to the Company’s audited consolidated financial statements for the fiscal year ended December 30, 2016, included in the Company’s annual report on Form 10-K filed with the SEC on February 24, 2017.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(2)	Weighted-average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	13,990,238	$24.60	16,019,629 (4)
Equity compensation plans not approved by security holders (1)			326
(1)	In 1992, Trimble’s board of directors approved the 1992 Employee Stock Bonus Plan (“Bonus Plan”). As of December 30, 2016, there were no options outstanding to purchase shares, and 326 shares were available for future grant, under the 1992 Employee Stock Bonus Plan. The Company’s 1992 Stock Bonus Plan is still in effect, but has fewer than one thousand shares available; we do not anticipate making grants from the 1992 Stock Bonus Plan in the future.
(2)	The amount in this column reflects the number of shares underlying outstanding stock options (7,642,535 shares), shares issuable upon the vesting of RSUs (3,653,259 shares), and shares issuable upon the vesting of PSUs assuming the maximum performance was achieved (2,694,444 shares).
(3)	The weighted-average exercise price in this column relates to the outstanding stock options included in column (a).
(4)	This number includes 6,206,317 shares available for issuance under the 2002 Plan and 9,813,312 shares available for issuance under the Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities during the fiscal year ended December 30, 2016, file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

On February 10, 2017, Mr. Steve Berglund filed a Form 5 reporting the gift of 20,000 shares on December 23, 2016.

On February 10, 2017, Ms. Julie Shepard filed a Form 5 reporting the sale of 900 shares on August 30, 2012.

To the Company’s knowledge, except as described above, and based solely on its review of the copies of such forms received by the Company, all other Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with on a timely basis during the fiscal year ended December 30, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews all relationships and transactions between the Company, on the one hand, and our directors, executive officers or their immediate family members, on the other hand, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction with the Company. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in the Company’s applicable SEC filings.

In addition, certain aspects of such types of transactions are the subject of the Company’s Business Ethics and Conduct Policy (the “Policy”). The Policy applies to all of the Company’s employees, directors and officers and is available in the “Investors” section of the Company’s website at http://investor.trimble.com under the heading “Corporate Governance—Governance Documents.” Pursuant to the Policy all employees must seek a waiver or approval from the Company’s Compliance Officer for all actual or apparent conflicts of interests. Waivers affecting the Company’s officers or members of the Board of Directors must be approved by the Board of Directors. The Company’s officers must report any violations of the Policy to the Company’s Compliance Officer or the Chairman of the Board of Directors. The Company’s compliance officer is the Company’s general counsel, the chairman of the Audit Committee in the general counsel’s absence, or such other person as the Board of Directors may designate.

In determining whether to approve or ratify a related party transaction, the compliance officer may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;
•	the importance of the transaction to the related person and to the Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders; and
•	any other matters the Audit Committee or other committee, as applicable, deems appropriate.

Certain Disclosures Related to Determination of Director Independence for Fiscal Year 2016

The Board of Directors has determined that each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In making such determination for Ms. Lloyd, the Board of Directors considered the following:

In September 2014, the Company purchased Gehry Technologies, Inc., a provider of construction related professional services and solutions (“GT”), from various selling stockholders, including Gehry Partners, LLP, in which Meaghan Lloyd is a partner. Prior to the acquisition closing, the Digital Project software business of GT was divested into a separate company, Digital Project, Inc. (“DPI”), which continued to be owned by the selling stockholders. Ms. Lloyd is a director, President and CEO of DPI, but does not receive compensation for such roles. DPI licenses and supports the

Digital Project software, which is utilized by Gehry Partners, as well as GT. DPI receives annual license fees from GT for use of the Digital Project software. GT also provides professional services to Gehry Partners, LLP.

The foregoing disclosure reflects information that the Board considered in determining director independence, and is not intended to constitute disclosure of transactions with related persons.

HOUSEHOLDING

As permitted by the Securities Exchange Act of 1934, we may deliver only one Notice or one paper copy of this proxy statement to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Notice or the paper version of the proxy statement, respectively, as applicable. Stockholders that reside at the same address and receive multiple copies of the Notice of the paper version of the proxy statement may request delivery of only one copy of the Notice or proxy statement, as applicable, by directing a notice to the Company’s Investor Relations department at the address below.

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its principal executive offices, Attention: Investor Relations, at 935 Stewart Drive, Sunnyvale, California 94085, (408) 481-8000.

OTHER MATTERS

The Company knows of no other matters to be submitted for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote electronically via the internet or by telephone or, if you have requested a paper copy of the proxy materials, complete and return the accompanying proxy in accordance with the detailed instructions on your individual proxy card.

For the Board of Directors

ULF J. JOHANSSON

Chairman of the Board

Dated: March 23, 2017

Appendix A

TRIMBLE INC.

AMENDED AND RESTATED 2002 STOCK PLAN

(as amended and restated March 15, 2017)

1.          Purposes of the Plan.  The purposes of this Amended and Restated 2002 Stock Plan are:

●	to attract and retain the best available personnel for positions of substantial responsibility,

●	to provide additional incentive to Employees, Directors and Consultants, and

●	to promote the success of the Company’s business.

Grants under the Plan may be Awards, Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

2.          Definitions.  As used herein, the following definitions shall apply:

(a)          “Administrator”  means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)           “Affiliate” means any “parent” or “subsidiary” as such terms are defined in Rule 405 of the U.S. Securities Act of 1933, as amended. The Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)          “Applicable Laws” means the requirements relating to the administration of stock incentive plans under U.S. state corporate laws, U.S. federal, state and foreign securities laws, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Awards are, or will be, granted under the Plan.

(d)          “Award” means a grant of Shares, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance-Based Awards, or of any other right to receive Shares or cash pursuant to Section 12 of the Plan.

(e)          “Award Agreement” means a written or electronic form of notice or agreement between the Company and an Awardee evidencing the terms and conditions of an individual Award. The Award Agreement is subject to the terms and conditions of the Plan.

(f)          “Awarded Stock” means the Common Stock subject to an Award.

(g)          “Awardee” means the holder of an outstanding Award.

(h)          “Board” means the board of directors of the Company.

(i)          “Change in Control” means the occurrence of any of the following events:

(i)         Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)          The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)         A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)         The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company or the ultimate parent entity in substantially the same proportions of their ownership after the transaction.

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(j)          “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(k)         “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(l)          “Common Stock” means the common stock of the Company.

(m)        “Company” means Trimble Inc., a Delaware corporation, or any successor thereto.

(n)         “Consultant” means any natural person, including an advisor, rendering services to the Company or a Parent or Subsidiary or Affiliate and the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(o)         “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(p)         “Director” means a member of the Board.

(q)         “Disability” means that the Awardee or Optionee would qualify to receive benefit payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Subsidiary or Affiliate to which the Awardee or Optionee provides services regardless of whether the Awardee or

Optionee is covered by such policy. If the Company or Subsidiary or Affiliate to which the Awardee or Optionee provides service does not have a long-term disability plan in place, “Disability” means that an Awardee or Optionee is unable to carry out the responsibilities and functions of the position held by the Awardee or Optionee by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. An Awardee or Optionee shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code and for purposes of an Award that is subject to Section 409A of the Code, “Disability” shall have the meaning under Section 409A of the Code to the extent necessary to comply with such Section.

(r)          “Dividend Equivalents” means rights granted to an Awardee related to the Award of Restricted Stock Units or other Awards for which Shares have not been issued yet, which is a right to receive the equivalent value of dividends paid on the Shares prior to vesting of the Award. Such Dividend Equivalents shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(s)          “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary or Affiliate of the Company, but shall exclude individuals who are classified by the Company or any Parent or Subsidiary or Affiliate as (a) leased from or otherwise employed by a third party, (b) independent contractors or (c) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or protected under applicable local laws, as interpreted by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary or Affiliate, or any successor. For purposes of Incentive Stock Options, no such leave may exceed three months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the last day of the three month period of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(t)           “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(u)           “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)           If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported;

(ii)          If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)         In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board, and to the extent applicable, in compliance with Section 409A of the Code.

Notwithstanding the foregoing, for income tax reporting purposes under U.S. federal, state, local or non-U.S. law and for such other purposes as the Administrator deems appropriate, including, without limitation, where Fair Market Value is used in reference to exercise, vesting, settlement or payout of an Award or an Option, the Fair Market Value shall be determined by the Company in accordance with Applicable Laws and uniform and nondiscriminatory standards adopted by it from time to time.

(v)          “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)         “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(x)          “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)          “Option” means a stock option granted pursuant to the Plan.

(z)          “Option Agreement” means a written or electronic form of notice or agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(aa)        “Optioned Stock” means the Common Stock subject to an Option.

(bb)        “Optionee” means the holder of an outstanding Option.

(cc)        “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd)        “Performance-Based Award” means an Award granted pursuant to Section 11.

(ee)        “Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an Awardee for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: earnings or net earnings (either before or after interest, taxes, depreciation and/or amortization), economic value-added, sales or revenue, income, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on assets or net assets, return on stockholders’ equity, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per Share, price per Share, market share, new products, customer penetration, technology and risk management, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Awardee.

(ff)        “Performance Goals” means, for a Performance Period, the goals established in writing by the Administrator for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary or Affiliate, the performance of a division or a business unit of the Company or a Subsidiary or Affiliate, or the performance of an individual. The Administrator, in its discretion, may, to the extent consistent with, and within the time prescribed by,

Section 162(m) of the Code, appropriately adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Awardees (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual, infrequently occurring or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(gg)        “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining an Awardee’s right to, and the payment of, a Performance-Based Award.

(hh)        “Plan” means this Amended and Restated 2002 Stock Plan, as amended from time to time.

(ii)          “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(jj)          “Restricted Stock” means Shares subject to certain restrictions, granted pursuant to Section 8 of the Plan.

(kk)         “Restricted Stock Unit” means the right to receive a Share, or the Fair Market Value of a Share in cash, granted pursuant to Section 9 of the Plan.

(ll)          “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(mm)      “Section 16(b)” means Section 16(b) of the Exchange Act.

(nn)        “Service Provider” means an Employee, Director or Consultant.

(oo)        “Share” means a share of Common Stock, as adjusted in accordance with Section 14 of the Plan.

(pp)        “Stock Appreciation Right” means the right, granted pursuant to Section 10, to receive a payment, equal to the excess of the Fair Market Value of a specified number of Shares on the date the Stock Appreciation Right is exercised, over the grant price of the Shares.

(qq)        “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.          Stock Subject to the Plan.

(a)           Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded or optioned and delivered under the Plan is 74,570,248 Shares; provided, however, that the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall in no event exceed 74,570,248 Shares.1 Any Shares that are subject to Options or Stock

1 The maximum number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be issued pursuant to Incentive Stock Options reflect a two-for-one stock split that was effective March 20, 2013, based on the 28,900,000 Shares that were reserved (and were issuable pursuant to Incentive Stock Options) as of the date immediately prior to the effective date of the stock split.

Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to any Awards other than Options or Stock Appreciation Rights or other Awards which Awardees pay full value for (as determined on the date of the grant) shall be counted against this limit as 1.69 Shares for every one (1) Share granted. The Shares issued hereunder may be authorized, but unissued, or reacquired Common Stock.

(b)          If an Award or Option expires, is cancelled or forfeited or becomes unexercisable without having been exercised in full or otherwise settled in full, or is settled in cash, the undelivered Shares which were subject thereto shall, unless the Plan has terminated, become available for future Awards or Options under the Plan. Any Shares that become available for the grant of Awards or Option pursuant to the foregoing sentence shall be added back in accordance with the following: (i) if the Shares were subject to Options or Stock Appreciation Rights, Shares will be added back as one (1) Share for every Share subject to the Options or Stock Appreciation Rights; (ii) if the Shares were subject to Awards other than Stock Appreciation Rights, Shares will be added back as 1.69 Shares for every Share subject to the Award. To the extent permitted by Applicable Law, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against Shares available for grant pursuant to this Plan. The payment of Dividend Equivalent rights in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)          Notwithstanding anything to the contrary contained herein, the following shall not be added to the shares of Common Stock authorized for grant under Section 3(a) above: (x) Shares subject to an Option surrendered in payment of the Option exercise price, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, (y) Shares that are not issued as a result of a net settlement of a Stock Appreciation Right, and (z) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. For purposes of this Section 3(c) and for the avoidance of any doubt, “surrendered” includes the tendering of Shares held by the Optionee or Awardee, as applicable, or withheld from an Option or Award, as applicable, voluntarily by the Optionee or Awardee, as applicable, or mandatorily by the Company.

4.            Administration of the Plan.

(a)          Procedure.

(i)           Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)          Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards or Options granted hereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)         Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the Plan shall be administered by the Board or by a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3 and the transactions contemplated hereunder shall otherwise be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)         Other Administration.  Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b)          Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)           to select the Service Providers to whom Awards or Options may be granted hereunder;

(ii)          to determine the number of shares of Common Stock or other amounts to be covered by each Award or Option granted hereunder and to determine the amount, if any, of cash payment to be made to an Awardee;

(iii)         to approve forms of agreements for use under the Plan;

(iv)         to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award or Option granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), the time or times when Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Option or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(v)          to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi)         to establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan, including adopting sub-plans to the Plan or special terms for Options or Awards, for the purposes of complying with non-U.S. laws, facilitate the administration of the Plan outside the United States and/or taking advantage of tax favorable treatment for Options and Awards granted to Service Providers outside the United States (as further set forth in Section 5 of the Plan);

(vii)        to modify or amend each Award or Option (subject to Section 15(b) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan; provided, however, that the Administrator shall not have the discretionary authority to accelerate or delay issuance of Shares under an Option or Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, except to the extent that such acceleration or delay may, in the discretion of the Administrator, be effected in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the Code;

(viii)      to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award or Option previously granted by the Administrator; and

(ix)        to make all other determinations deemed necessary or advisable for administering the Plan.

(c)          Effect of Administrator’s  Decision.        The Administrator’s decisions, determinations and interpretations shall be final and binding on all Awardees and Optionees and any other holders of Awards or Options.

5.           Eligibility.      Nonstatutory Stock Options and Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or a Parent or Subsidiary of the

Company. In order to comply with, or recognize differences in, the laws in other countries in which the Company and its Affiliates operate or have Service Providers and facilitate the administration of the Plan in other countries, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which Service Providers outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Option or Award granted to Service Providers outside the United States to comply or facilitate compliance with applicable foreign laws; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Affiliates or Service Providers in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 3 of the Plan; and (v) take any action, before or after an Option or Award is granted, that it deems advisable to obtain or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Option or Award under the Plan or on death, disability, retirement or other termination of employment or service, available methods of exercise or settlement of an Option or Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Service Provider, the withholding procedures and handling of any stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Options or Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other Applicable Laws.

6.           Limitations.

(a)          Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)          Neither the Plan nor any Award or Option shall confer upon an Awardee or Optionee any right with respect to continuing that individual’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Awardee’s or Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.

(c)          The following limitations shall apply to grants of Awards and Options:

(i)           No Service Provider shall be granted, in any fiscal year of the Company, Options and Awards covering more than 1,200,000 Shares.2

(ii)          In connection with his or her initial service, a Service Provider may be granted Options and Awards covering an additional 1,800,000 Shares, which shall not count against the limit set forth in subsection (i) above.3

(iii)        The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

2 The individual maximum limitation reflects a two-for-one stock split that was effective March 20, 2013, based on the maximum limitation of 600,000 Shares that was provided for in the Plan on the date immediately prior to the effective date of the stock split.

3 The individual maximum limitation reflects a two-for-one stock split that was effective March 20, 2013, based on the maximum limitation of 900,000 Shares that was provided for in the Plan on the date immediately prior to the effective date of the stock split.

(iv)        If an Award or Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option or Award will be counted against the limits set forth in subsections (i) and (ii) above.

(d)          Notwithstanding any other provision in the Plan or in any policy of the Company regarding compensation payable to a non-employee Director, the aggregate grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Options and Awards payable in Common Stock that may be granted under the Plan to an individual as compensation for services as a non-employee Director during any calendar year, shall not exceed $750,000.

7.           Stock Options.  The Administrator is authorized to make grants of Options to any Service Provider on the terms stated below.

(a)          Term.  The term of each Option shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

(b)          Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)          In the case of an Incentive Stock Option

 (A)         granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

 (B)         granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)         In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant (A) when issued in substitution for outstanding options of an entity acquired by the Company or any Subsidiary, or (B) pursuant to a merger or consolidation of or by the Company with or into another corporation, the purchase or acquisition of property or stock by the Company of another corporation, any spin-off or other distribution of stock or property by the Company or another corporation, any reorganization of the Company, or any partial or complete liquidation of the Company, if such action by the Company or other corporation results in a significant number of Employees being transferred to a new employer or discharged, or in the creation or severance of the Parent-Subsidiary relationship.

(c)          Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(d)          Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i)          cash;

(ii)         check;

(iii)        promissory note;

(iv)        other Shares already owned by the Optionee (for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(v)         consideration received by the Company under a cashless exercise program approved by the Company;

(vi)        a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii)       with the consent of the Administrator, Shares withheld by the Company that are otherwise issuable in connection with the exercise of the Option;

(viii)      any combination of the foregoing methods of payment; or

(ix)        such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e)          Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Awards and Options granted hereunder shall be suspended during any unpaid leave of absence to the extent permitted under Applicable Laws. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company (or its designated agent) receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option or such person’s authorized agent, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for delivery under the Option, by the number of Shares as to which the Option is exercised.

(f)          Termination of Relationship as a Service Provider.  If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If an Optionee ceases to be a Service Provider, for any reason, all unvested Shares covered by his or her Option shall be forfeited. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(g)         Disability of Optionee.  If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h)         Death of Optionee.  If an Optionee dies while a Service Provider or within thirty (30) days of ceasing to be a Service Provider (or such longer period of time not exceeding three (3) months as is determined by the Administrator), the Option may be exercised following the Optionee’s death within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s death. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(i)          Option Agreement.  All Options granted under this Plan shall be subject to such additional terms and conditions as determined by the Administrator and shall be evidenced by an Option Agreement.

8.           Grant of Restricted Stock.  The Administrator is authorized to make Awards of Restricted Stock to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

(a)          Purchase Price.  At the time of the grant of an Award of Restricted Stock, the Administrator shall determine the price, if any, to be paid by the Awardee for each Share subject to the Award of Restricted Stock. To the extent required by Applicable Laws, the price to be paid by the Awardee for each Share subject to the Award of Restricted Stock shall not be less than the amount required by Applicable Laws (if any). The purchase price of Shares (if any) acquired pursuant to the Award of Restricted Stock shall be paid either: (i) in cash at the time of purchase; (ii) at the sole discretion of the Administrator, by services rendered or to be rendered to the Company or a Subsidiary or Affiliate; or (iii) in any other form of legal consideration that may be acceptable to the Administrator in its sole discretion and in compliance with Applicable Laws.

(b)          Issuance and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

(c)          Certificates for Restricted Stock.   Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Awardee, certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

9.           Restricted Stock Units.   The Administrator is authorized to make Awards of Restricted Stock Units to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall vest and become nonforfeitable, and may specify such conditions to vesting as it deems appropriate. On or after the vesting date (as further described in Section 13(g) below), the Company shall transfer to the Awardee one Share for each Restricted Stock Unit. Alternatively, settlement of a Restricted Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Administrator, in its sole discretion.

10.         Stock Appreciation Rights.   The Administrator is authorized to make Awards of Stock Appreciation Rights to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

(a)          Description.   A Stock Appreciation Right shall entitle the Awardee (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the Stock Appreciation Right is exercised over (B) the grant price of the Stock Appreciation Right and (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Administrator may impose.

(b)          Grant Price.   The grant price per Share subject to a Stock Appreciation Right shall be determined by the Administrator and set forth in the Award Agreement; provided that, the per Share grant price for any Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant.

(c)           Payment and Limitations on Exercise.

(i)          Payment of the amounts determined under Section 10(c) hereof shall be in cash, in Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator.

(ii)         To the extent any payment under Section 10(a) is effected in Shares, it shall be made subject to satisfaction of all applicable provisions of Section 7 pertaining to Options.

(d)          Term.   The term of any Stock Appreciation Right shall be no longer than ten (10) years from the date of grant.

11.         Performance-Based Awards for Covered Employees.

(a)          Purpose.   The purpose of this Section 11 is to provide the Administrator the ability to qualify Awards other than Options and Stock Appreciation Rights as Qualified Performance-Based Compensation as determined under Code Section 162(m). If the Administrator, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 11 shall control over any contrary provision contained in this Plan; provided, however, that the Administrator may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 11.

(b)          Applicability.   This Section 11 shall apply only to those Covered Employees selected by the Administrator to receive Performance-Based Awards that are intended to qualify as Qualified Performance-Based Compensation. The designation of a Covered Employee as an Awardee for a Performance Period shall not in any manner entitle the Awardee to receive an Award for the period. Moreover, designation of a Covered Employee as an for a particular Performance Period shall not require designation of such Covered Employee as an Awardee in any subsequent Performance Period and designation of one Covered Employee as an Awardee shall not require designation of any other Covered Employees as an Awardee in such period or in any other period.

(c)          Procedures with Respect to Performance-Based Awards.      To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under this Plan which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)          Payment of Performance-Based Awards.    Unless otherwise provided in the applicable Award Agreement, an Awardee must be employed by the Company or a Subsidiary or Affiliate on the day a Performance-Based Award for the appropriate Performance Period is paid to the Awardee. Furthermore, an Awardee shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, unless otherwise permitted by Section 162(m) of the Code.

(e)          Additional Limitations.   Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

12.         Other Awards.  The Administrator is authorized under the Plan to make any other Award to a Service Provider that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) a right with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other right with the value derived from the value of the Shares. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Awardees on such terms and conditions as determined by the Administrator from time to time.

13.         General Provisions Applicable to All Awards.

(a)          Transferability of Awards and Options.  An Incentive Stock Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and, may be exercised, during the lifetime of the Optionee, only by the Optionee. Unless determined otherwise by the Administrator, an Award or Nonstatutory Stock Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised (if applicable), during the lifetime of the Optionee or Awardee, only by the Optionee or Awardee. If the Administrator makes an Award or Nonstatutory Stock Option transferable, such Award or Nonstatutory Stock Option shall contain such additional terms and conditions as the Administrator deems appropriate.

(b)          Term.   Except as otherwise provided herein, the term of any Award or Option (to the extent applicable) shall be no longer than ten (10) years from the date of grant.

(c)          Exercise and Vesting upon Termination of Employment or Service.    Unless otherwise set forth in the Award Agreement, all unvested Awards will terminate effective upon termination of employment or service for any reason. Unless otherwise set forth in the Award Agreement, in the case of Awards that have an exercise period (e.g., Stock Appreciation Rights), if the Awardee ceases to be a Service Provider as a result of his or her death or Disability, he or she (or his or her heirs or personal representative of his or her estate in the case of death) will have twelve (12) months after the date of termination to exercise outstanding vested Awards or shorter period if the expiration date for the Award is earlier. All Shares subject to unvested Awards that terminate upon termination of service and all unexercised Awards after expiration of the post termination will revert to the Plan.

(d)          Form of Payment.  Payments with respect to any Awards granted under the Plan shall be made in cash, in Shares, or a combination of both, as determined by the Administrator.

(e)          Award Agreement.    All Awards under this Plan shall be subject to such additional terms and conditions as determined by the Administrator and shall be evidenced by an Award Agreement.

(f)          Date of Grant.    The date of grant of an Award or Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or Option, or such other later date as is determined by the Administrator in accordance with Applicable Laws. Notice of the determination shall be provided to each Awardee and Optionee within a reasonable time after the date of such grant.

(g)          Timing of Settlement.   At the time of grant, the Administrator shall specify the settlement date applicable to an Award, which shall be no earlier than the vesting date(s) applicable to the relevant Award and may be later than the vesting date(s) to the extent and under the terms determined by the Administrator, subject to compliance with Section 409A of the Code. Until an Award has been settled, the number of Shares subject to the Award shall be subject to adjustment pursuant to Section 14(a) hereof.

(h)          Exercise or Purchase Price.   The Administrator may establish the exercise or purchase price (if any) of any Award provided however that such price shall not be less than required by Applicable Law.

(i)           Vesting Conditions.  The Administrator has the discretion to provide for vesting conditions for Awards tied to performance conditions which do not satisfy the requirements for Qualified Performance-Based Compensation as determined under Code Section 162(m).

(j)           Dividend Equivalents.  The Administrator may determine at the time of grant whether Awards (other than those Awards pursuant to which Shares are issued at grant) will provide for Dividend Equivalent rights on such terms and conditions and subject to such restrictions as the Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the Award Agreement. Notwithstanding the foregoing, Dividend Equivalents granted with respect to any Award that vests based on achievement of performance goals shall either (i) not be paid or credited or (ii) be accumulated and be subject to restrictions and risk of forfeiture to the same extent that the Shares underlying the Award are subject.

14.         Adjustments; Dissolution; Merger or Change in Control.

(a)          Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares or their value occurs, then the Administrator shall make proportional adjustments to (i) the number and class or kind of Shares that may be delivered under the Plan, (ii) the number, class or kind and price of shares covered by each outstanding Award and Option, and (iii) the numerical limits of Section 6(c). Notwithstanding the foregoing, a regular cash dividend that does not affect the Shares or the value of the Shares shall not result in the proportional adjustment to the Shares, Awards and Options contemplated under the preceding sentence. The determination by the Administrator of the adjustments provided under this Section 14(a) shall be final and binding on the affected Optionee or Awardee and the Company.

(b)          Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Awardee and Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee or Awardee to have the right to exercise his or her Option or Award (if exercisable) until ten (10) days prior to such transaction as to all of the Optioned/Awarded Stock covered thereby, including Shares as to which the Option or Award would not otherwise be exercisable. The Administrator in its discretion may provide that the vesting of an Award or Option accelerate at any time prior to such transaction. To the extent it has not been previously exercised, an Option or Award (if exercisable) will terminate immediately prior to the consummation of such proposed action, and unvested Awards will be forfeited immediately prior to the consummation of such proposed action.

(c)          Merger or Change in Control.  In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award and Option shall be assumed or an equivalent award, option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event the successor corporation does not agree to assume the Award or Option, or substitute an equivalent option or right, the Administrator shall, in lieu of such assumption or substitution, provide for the Awardee or Optionee to have the right to vest in and exercise the Option or Award (if exercisable) as to all of the Optioned/Awarded Stock, including Shares as to which the Option or Award would not otherwise be vested or exercisable, and in the case of an unvested Award, to vest in the entire Award. If the Administrator makes an Option or Award (if exercisable) fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Optionee or Awardee that the Option or Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Award (if exercisable) will terminate upon the expiration of such period. If, in such a merger or Change in Control, the Award or Option is assumed or an equivalent award or option or right is substituted by such successor corporation or a Parent or Subsidiary of such successor corporation, and if during a one-year period after the effective date of such merger or Change in Control, the Awardee’s or Optionee’s status as a Service Provider is terminated for any reason other than the Awardee’s or Optionee’s voluntary termination of such relationship, then (i) in the case of an Option or an Award (if exercisable), the Optionee or Awardee shall have the right within three (3) months thereafter to exercise the Option or Award (if exercisable) as to all of the Optioned/Awarded Stock, including Shares as to which the Option or Award (if exercisable) would not be otherwise exercisable, effective as of the date of such termination and (ii) in the case of an unvested Award, the Award shall be fully vested on the date of such termination.

For the purposes of this subsection (c), the Award or Option shall be considered assumed if, following the merger or Change in Control, the option or right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Award or each Share of Optioned Stock subject to the Option, in each case, immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or an Award (if exercisable), for each Share of Optioned Stock subject to the Option and each Share of Awarded Stock subject to the Award, and upon the vesting of an Award, for each Share of Awarded Stock to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

15.         Amendment and Termination of the Plan.

(a)          Amendment and Termination.    The Board may at any time amend, alter, suspend or terminate the Plan, provided that the Board may not do so without stockholder approval, if such approval would be required by Applicable Laws.

(b)          Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan or any Award or Option shall (i) impair the rights of any Awardee or Optionee, unless mutually agreed otherwise between the Awardee or Optionee and the Administrator, which agreement must be in writing and signed by the Awardee or Optionee and the Company, except with respect to any amendment made or other action taken pursuant to Section 21 hereof or any amendment or other action with respect to an outstanding Option or Award that may be required or desirable to comply with Applicable Laws, as determined in the sole discretion of the Administrator, or (ii) permit the reduction of the exercise price of an Option or Stock Appreciation Right, after it has been granted, to below the per Share Fair Market Value as of the date the Option or Stock Appreciation Right was granted (except for adjustments made pursuant to Section 14 of the Plan), unless approved by the Company’s stockholders. Neither may the Administrator, without the approval of the Company’s stockholders and except as provided in Section 14 of the Plan, cancel any outstanding Option or Stock Appreciation Right at any time when the then-current Fair Market Value of a Share is less than the Fair Market Value of a Share on the date that the outstanding Option or Stock Appreciation Right was granted, and replace it with (A) a new Option or Stock Appreciation Right with a lower exercise price, where the economic effect would be the same as reducing the exercise price of the cancelled Option or Stock Appreciation Right below the per Share Fair Market Value as of the date the Option or Stock Appreciation Right was granted, (B) cash or (C) any other Award. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards and Options granted under the Plan prior to the date of such termination. Any increase in the number of Shares subject to the Plan, other than pursuant to Section 14 hereof, shall be approved by the Company’s stockholders.

16.         Conditions Upon Issuance of Shares.

(a)          Legal Compliance.   Shares shall not be issued pursuant to the exercise of an Option or Award (if exercisable) or the vesting of an Award unless the exercise of such Option or Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)          Investment Representations.    As a condition to the exercise of an Option or Award (if exercisable), the Company may require the person exercising such Option or Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17.         Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.         Reservation of Shares.   The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19.         Stockholder Approval; Effective Date; Plan Term for ISO Grants.   The Plan became effective on May 23, 2002. The Plan, as most recently amended and restated has been adopted by the Board on March 15 2017, subject to approval by the stockholders of the Company within twelve (12) months after such date (the “Effective Date”). No Incentive Stock Options may be granted under the Plan after March 15, 2027.

20.         Governing Law.   The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

21.         Section 409A.   Except as provided in Section 25 hereof, to the extent that the Administrator determines that any Award or Option granted under the Plan is subject to Section 409A of the Code, the Award Agreement or Option Agreement evidencing such Award or Option shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements and Option Agreements shall be interpreted in accordance with Section 409A of the Code and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the date an Option or an Award is granted the Administrator determines that the Award or Option may be subject to Section 409A of the Code and related U.S. Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may, without consent of the Awardee or Optionee, adopt such amendments to the Plan and the applicable Award Agreement or Option Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Option or an Award, in each case, without the consent of the Optionee or Awardee, as applicable, that the Administrator determines are necessary or appropriate to (a) exempt the Award or Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or Option, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical.

22.         Tax Withholding.  The Company or any Subsidiary or Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require an Awardee or Optionee to remit to the Company, an amount sufficient to satisfy U.S. federal, state, and local taxes and taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes that may be due) that the Company or an Affiliate determines are required to be withheld with respect to any taxable event concerning an Optionee or Awardee arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary or Affiliate, as appropriate, to satisfy withholding obligations for the payment of taxes. Without limitation, the Administrator may in its discretion and in satisfaction of the foregoing requirement allow the Company to withhold Shares otherwise issuable under an Option or Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld, which may be determined using rates of up to, but not exceeding, the maximum federal, state, local and/or foreign statutory tax rates applicable in a particular jurisdiction. The Fair Market Value of the Shares to be withheld and the applicable rate of tax withholding shall be determined on the date that the amount of tax to be withheld is to be determined. No Shares shall be delivered hereunder to any Optionee or Awardee or other person until the Optionee or Awardee, or such other person has made arrangements acceptable to the Administrator for the satisfaction of these tax obligations with respect to any taxable event concerning the Optionee or Awardee, or such other person arising as a result of the Options or Awards made under this Plan.

23.         No Right to Employment or Service.  Nothing in the Plan or any Award Agreement or Option Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate any Awardee’s or Optionee’s employment or services at any time, nor confer upon any Awardee or Optionee any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.

24.         Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to an Awardee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Awardee any rights that are greater than those of a general creditor of the Company or any Subsidiary or Affiliate.

25.         No Representations or Covenants with respect to Tax Qualification.  Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., incentive stock options under Section 422 of the Code or French-qualified stock options) or (2) avoid adverse tax treatment (e.g., under Sections 280G, 409A or 457A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment and any liability to any Optionee or Awardee for failure to maintain favorable or avoid unfavorable tax result. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Awardees or Optionees under the Plan. Nothing in this Plan or in an Option Agreement or Award Agreement shall provide a basis for any person to take any action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any Option or Awards, and neither the Company nor any Affiliate will have any liability under any circumstances to an Optionee or Awardee or any other party if the Option or Award that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

26.         Clawback/Recovery.  All Options and Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions on an Option or Award as the Administrator determines necessary or appropriate in view of Applicable Laws, governance considerations or industry best practices.

Appendix B

TRIMBLE INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated March 15, 2017)

The following constitute the provisions of the Employee Stock Purchase Plan of Trimble Inc.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended, although the Company makes no undertaking nor representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a non-423(b) component to the Plan which do not qualify under Section 423(b) of the Code pursuant to rules, procedures or sub-plans adopted by the Board designed to achieve tax, securities law compliance or other Company objectives.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Brokerage Account” means the general securities brokerage account, or such other account or record determined appropriate by the Company, established and maintained for the Plan with any entity selected by the Company, in its discretion, to assist in the administration of, and purchase of shares under the Plan.

(c) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(d) “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(e) “Code Section 423(b) Plan Component” means the component of this Plan which is designed to meet the requirements set forth in Section 423(b) of the Code. The provisions of the Code Section 423(b) Plan Component shall be construed, administered and enforced in accordance with Section 423(b) of the Code.

(f) “Company” shall mean Trimble Inc., a Delaware corporation, or any successor thereto.

(g) “Compensation” shall mean all regular straight time gross earnings, commissions, overtime, shift premium, lead pay and other similar compensation, ), and any portion of such amounts voluntarily deferred or reduced by the Employee (i) under any employee benefit plan of the Company or a Subsidiary available to all levels of employees on a non-discriminatory basis upon satisfaction of eligibility requirements, and (ii) under any deferral plan of the Company (provided such amounts would not otherwise have been excluded had they not been deferred), but excluding bonuses resulting from any profit sharing plans, automobile allowances, relocation and other non-cash compensation. Unless determined otherwise by the Board, “Compensation” shall not include incentive bonuses. The Board, in its discretion, may, on a uniform and nondiscriminatory basis for each Offering, establish a different definition of Compensation for a subsequent Offering. Further, the Board shall have discretion to determine the application of this definition to participants outside the United States.

(h) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, or one of its Subsidiaries, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(i) “Contributions” means the payroll deductions and/or contributions by other means that the Company may permit to be made by a participant to fund the exercise of options granted pursuant to the Plan.

(j) “Designated Subsidiaries” shall mean the Subsidiaries, whether now existing or existing in the future, which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan. The Board will determine whether employees of any Designated Subsidiary shall participate in the Code Section 423(b) Plan Component or in any separate Offering thereunder, or the Non-423(b) Plan Component.

(k) “Employee” shall mean any person, including an officer, who is treated as an employee in the records of the Company or a Designated Subsidiary. For purposes of clarity, the term “Employee” shall not include the following, regardless of any subsequent reclassification as an employee by the Company or a Designated Subsidiary, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Designated Subsidiary who has entered into an independent contractor or consultant agreement with the Company or a Designated Subsidiary; (iv) any individual performing services for the Company or a Designated Subsidiary under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a Designated Subsidiary enters into for services; (v) any individual classified by the Company or a Designated Subsidiary as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Designated Subsidiary; and (vii) any leased employee. The Board, in its discretion, may, prior to an Enrollment Date for all options to be granted on such Enrollment Date, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulation Section 1.423-2) that the definition of Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Board in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Board in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Board in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the Code Section 423(b) Plan Component in an identical manner to all highly compensated individuals. Each exclusion will be applied with respect to an Offering under the Code Section 423(b) Plan Component in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).

(l) “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(m) “Exercise Date” shall mean the last Trading Day of each Offering Period.

(n) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

(o) “Maximum Offering” shall mean, with respect to some or all participants in the Non-423(b) Plan Component, a maximum number or value of shares of the Common Stock made available for purchase in a specified period (e.g., a 12-month period) in specified countries, locations or to Employees of specified Designated Subsidiaries. Such maximum shall be determined by the Board in such a manner as to avoid securities filings, to achieve certain tax results or to meet other Company objectives.

(p) “Non-423(b) Plan Component” means a component of this Plan which does not meet the requirements set forth in Section 423(b) of the Code, as amended.

(q) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Board may designate separate Offerings under the Plan (the terms of which need not be identical) in which Employees will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(r) “Offering Period” shall mean a period of six (6) months during which an option granted pursuant to the Plan may be exercised, or different period as determined by the Board, provided no Offering Period exceeds twenty-seven (27) months.

(s) “Option Price” shall mean the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Common Stock on the Enrollment Date or (ii) eighty-five percent (85%) of the fair market value of a share of the Common Stock on the Exercise Date unless the Board sets an option price higher than this amount.

(t) “Plan” shall mean this Amended and Restated Employee Stock Purchase Plan, as set forth in this document and as hereafter amended from time to time, which includes a Code Section 423(b) Plan Component and a Non-423(b) Plan Component.

(u) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(v) “Trading Day” means a day on which the principal exchange that the Common Stock is listed is open for trading.

3. Eligibility.

(a) Any Employee as defined in paragraph 2 who is employed by the Company or a Designated Subsidiary at the time that the subscription agreement is required to be submitted for a given Offering Period is eligible to participate in the Plan for that Offering Period (subject to paragraph 10 below).

(b) An Employee who works for a Designated Subsidiary and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Code Section 423(b) Plan Component to violate Section 423 of the Code. In the case of a Non- 423(b) Plan Component, an Employee (or group of Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Employee(s) is not advisable or practicable for any reason.

(c) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Code Section 423(b) Plan Component (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock

(determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding (or other such limit, as may be set by the Board, in its discretion, within the parameters of Section 423(b)(8) of the Code and the regulations issued thereunder).

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day of the relevant Offering Period and terminating on the Last Trading Day of the relevant Offering Period. Unless and until the Board determines otherwise in its discretion, Offering Period will commence on the first Trading Day of March and September of each year. The Plan shall continue thereafter until terminated in accordance with paragraph 19 hereof. Subject to the stockholder approval requirements of paragraph 19, the Board shall have the power to change the commencement or duration of Offering Periods with respect to future Offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. The Board may decide that for administrative reasons, the Contributions related to the last pay date during the Offering Period will not be applied to the purchase of shares for that particular Offering Period, but instead will be either rolled over to the following Offering Period (provided that the participant is participating in the following Offering Period), provided that such rollover of Contributions is applied uniformly to employees offered participation in the Code Section 423(b) Plan Component of the Plan or in any separate Offering thereunder or refunded to the participant.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by (i) completing a subscription agreement authorizing Contributions in the form required by the Company and filing it with the Company (or third party designated by the Company), or (ii) following an electronic or other enrollment procedure determined by the Company, in either case by the time specified by the Company.

(b) A participant’s authorized Contributions shall continue until changed by the participant, as provided in paragraph 10 or by amendment or termination of this Plan.

6. Contributions.

(a) At the time a participant files his or her subscription agreement in accordance with Section 5, he or she shall elect to have Contributions (in the form of payroll deductions, to the extent permitted or required by the Board) made on each payday during the Offering Period in an amount not exceeding ten percent (10%) (in whole percentages) of the Compensation which he receives on each payday during the Offering Period, and the aggregate of such Contributions during the Offering Period shall not exceed ten percent (10%) of the participant’s aggregate Compensation during said Offering Period.

(b) All Contributions made for a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(c) A participant may discontinue his or her participation in the Plan as provided in paragraph 10, or may decrease, but not increase, the rate of his or her Contributions during the Offering Period (within the limitations of paragraph 6(a)) by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless revised as provided herein or terminated as provided in paragraph 10.

(d) Notwithstanding any provisions to the contrary in the Plan, the Board may allow Employees to participate in the Plan via cash contributions instead of payroll deductions if payroll deductions are not permitted under applicable local law (and if the Employee is participating in the Non-423(b) Plan Component or, if the Employee is participating in the Code Section 423 Plan Component, the Board has determined that cash contributions are permissible).

7. Grant of Option.

(a) On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period up to a number of whole and fractional shares of Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Enrollment Date or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Exercise Date; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than a number of shares determined by dividing $12,500 by the fair market value of a share of the Common Stock on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in paragraphs 3(c) and 12 hereof. Exercise of the option shall occur as provided in paragraph 8, unless the participant has withdrawn pursuant to paragraph 10, and shall expire on the last day of the Offering Period. Fair market value of a share of the Company’s Common Stock shall be determined as provided in paragraph 7(b) herein.

(b) The fair market value of Common Stock on a given date shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per share shall be the closing price of the Common Stock for such date, as reported by the Nasdaq Global Select Market, or, in the event the Common Stock is listed on a different stock exchange, the fair market value per share shall be the closing price on such exchange on such date, as reported in the Wall Street Journal, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported.

8. Exercise of Option. Unless a participant withdraws from the Plan as provided in paragraph 10 below, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of whole and fractional shares subject to the option shall be purchased for such participant at the applicable option price with the accumulated Contributions in his or her account. The shares purchased hereunder will be credited to the Brokerage Account. Any Contributions accumulated in a participant’s account which are not used to purchase shares shall will be automatically refunded to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9. Delivery. A participant hereunder may elect at any time on a form acceptable to the Company to have all or part of the shares credited to the Brokerage Account on his or her behalf sold at participant’s expense and cash paid to participant. A participant under the Code Section 423(b) Plan Component hereunder may elect, at any time after two (2) years following the Exercise Date of any Offering Period and on a form acceptable to the Company, to have all or part of the shares purchased with respect to such Offering Period and credited to the Brokerage Account on his or her behalf transferred to the participant’s individual brokerage account established at the participant’s expense.

10. Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) giving written notice to the Company (or third party designated by the Company) in the form required by the Company, or (ii) following an electronic or other withdrawal procedure determined by the Company. In each case the Company may set a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date. All of the participant’s Contributions credited to his or her account will be paid to such participant as soon as practicable after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) Upon termination of the participant’s Continuous Status as an Employee prior to the Exercise Date for any reason, including retirement or death, (i) the Contributions credited to such participant’s account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under paragraph 14, and such participant’s option will be automatically terminated, and (ii) the participant’s interest in the Brokerage Account shall be liquidated in the following manner. As part of the procedure to liquidate the participant’s interest in the Brokerage Account, the participant may elect in writing, on a form acceptable to the Company and received by the designated person at the Company within thirty (30) days of the termination, to have the number of shares credited to the Brokerage Account on behalf of the participant sold at the participant’s expense and cash paid to the participant, or to have such shares transferred to the participant’s individual brokerage account established at the participant’s expense. If the participant does not request a sale or transfer by the deadline set forth above or requests to receive a stock certificate, a certificate for the shares credited to the Brokerage Account on his or her behalf will be issued to the participant. A participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Subsidiary will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a participant transfers from a Code Section 423(b) Plan Component to a Non- 423(b) Plan Component, the exercise of the right will be qualified under the Code Section 423(b) Plan Component only to the extent that such exercise complies with Section 423 of the Code. If a participant transfers from a Non- 423(b) Plan Component to a Code Section 423(b) Plan Component, the exercise of the right will remain non-qualified under the Non- 423(b) Plan Component.

(c) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Interest. No interest shall accrue on the Contributions of a participant in the Plan, except as may be required by applicable law, as determined by the Company, for participants in the Non-423(b) Plan Component (or the Code Section 423(b) Plan Component if permitted under Code Section 423).

12. Stock.

(a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 39,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. Such shares of common Stock may be authorized but unissued Common Stock, treasury shares or Common Stock purchased on the open market. For the avoidance of any doubt, the limitation set forth in this Section 12 may be used to satisfy purchases of Common stock under either a Code Section 423(b) Plan Component or the Non-423(b) Plan Component. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan or the Maximum Offering, if any, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. The pro rata allocation shall be limited, in the case of exceeding the Maximum Offering, to those participants in the countries, locations or Designated Subsidiaries in the specified Maximum Offering.

(b) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

13. Administration. The Plan shall be administered by the Board or a committee appointed by the Board, which committee will be constituted to comply with applicable laws. To the extent a committed has been appointed by the Board to administer the Plan, references herein to the “Board” shall mean the committee appointed to administer the Plan. The Board will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Subsidiaries as participating in the Plan and whether such participation is under the Code Section 423(b) Plan Component or the Non-423(b) Plan Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans and appendices to the subscription agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 12(a) hereof, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Board is also authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants.

14. Designation of Beneficiary.

(a) If permitted by the Board, a participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option, if permitted by the Board.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor, administrator or personal representative of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with paragraph 10.

16. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions, except where applicable laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided, however, that, if such segregation or deposit with an independent third party is required by applicable laws, it will apply to all participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423 2(f). Until shares of Common Stock are issued, participants will have only the rights of an unsecured creditor with respect to such shares.

17. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees semi-annually promptly following the Exercise Date, which statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock or in the event of any change to the value of the Common Stock resulting from a stock split, reverse stock split, dividend or other distribution (whether in the form of cash, shares of Common Stock (, other securities, or other property), combination, merger consolidation, recapitalization, split-off, spin-off or reclassification of the Common Stock, any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company or corporate event affecting the Common Stock; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, any Offering Periods then in progress may, in the sole discretion of the Board, be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. To the extent the Offering Period is shortened, the Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in paragraph 10 hereof.

19. Amendment or Termination. The Board may, at any time and for any reason, terminate or amend the Plan. Except as provided in paragraph 18, no such termination can adversely affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and degree required under the applicable state and federal tax and securities laws.

22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Tax Withholding. The Company or any Subsidiary, as appropriate, shall have the authority and the right to deduct or withhold, or require an Employee to remit to the Company or one of its Subsidiaries, an amount sufficient to satisfy U.S. federal, state, and local taxes and taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes that may be due) required by law to be withheld with respect to any taxable event concerning an Employee arising as a result of his or her participation in the Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary, as appropriate, to satisfy withholding obligations for the payment of taxes. The Board may in its discretion and in satisfaction of the foregoing requirement, allow a participant to elect to have the Company withhold shares otherwise issuable at exercise (or allow the return of shares) having a fair market value equal to the sums required to be withheld or such higher amount determined using rates not exceeding the maximum statutory rate in the applicable jurisdiction(s). No shares shall be delivered hereunder to any Employee until the Employee or such other person has made arrangements acceptable to the Company for the satisfaction of these tax obligations with respect to any taxable event concerning the Employee’s participation in the Plan.

24. No Right to Employment or Services. Nothing in the Plan or any subscription agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Employee’s employment at any time, nor confer upon any Employee any right to continue in the employ of the Company or any Subsidiary.

25. Code Section 409A. The Code Section 423(b) Plan Component is exempt from the application of section 409A of the Code. The Non-423(b) Plan Component is intended to be exempt from section 409A of the Code under the short-term deferral exception and any ambiguities in the Plan shall be construed and interpreted in accordance with such intent. In furtherance of this interest, any provision in the Plan to the contrary notwithstanding, if the Board determines that an option to purchase Common Stock granted under the Plan may be subject to section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to section 409A of the Code, the Board may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Board determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with section 409A of the Code, but only to the extent any such amendments or action by the Board would not violate section 409A of the Code. Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with section 409A of the Code is not so exempt or compliant or for any action taken by the Board or a committee appointed by the Board with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with section 409A of the Code.

26. Term of Plan. The Plan shall continue in effect until March 15, 2027 unless sooner terminated under paragraph 19.

27. Governing Law. The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

28. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

TRIMBLE INC.

935 Stewart Drive ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

Sunnyvale, CA 94085 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the

The Board of Directors recommends you vote FOR the following: nominee(s) on the line below.

0 0 0

1. Election of Directors

Nominees

01 Steven W. Berglund 02 Merit E. Janow 03 Ulf J. Johansson 04 Meaghan Lloyd 05 Ronald S. Nersesian

06 Mark S. Peek 07 Nickolas W. Vande Steeg 08 Kaigham (Ken) Gabriel

The Board of Directors recommends you vote FOR The Board of Directors recommends you vote FOR the following proposal: For Against Abstain proposals 4, 5 and 6. For Against Abstain

2. To hold an advisory vote on approving the    0 0 0 4. To ratify the appointment of Ernst & Young LLP    0 0 0    compensation for our Named Executive Officers.    as the independent auditor of the Company for    the current fiscal year ending December 29,

The Board of Directors recommends you    2017. vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain

3. To hold an advisory vote on the 0 0 0 0 5. To approve amendments to the Company’s Amended    0 0 0    frequency of holding a vote on approving    and Restated 2002 Stock Plan, including to    the compensation for our Named Executive    increase the number of shares authorized for    Officers.    issuance by 12,000,000.

6. To approve amendments to the Company’s Amended    0 0 0    and Restated Employee Stock Purchase Plan,    including to extend the term of the plan.

NOTE: Such other business as may properly come Yes No before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting    0 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000319023_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K/Annual Report is/are available at www.proxyvote.com .

TRIMBLE INC.

Annual Meeting of Stockholders May 2, 2017 5:30 PM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Steven W. Berglund, Robert Painter and James Kirkland, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRIMBLE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:30 PM, Pacific Time on May 2, 2017, at 945 Stewart Drive, Sunnyvale, California, 94085 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000319023_2 R1.0.1.15